    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998
                                                   REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                      THE ULTIMATE SOFTWARE GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              7372                      65-0694077
     (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                              3111 STIRLING ROAD
                        FT. LAUDERDALE, FLORIDA 33312
                                (954) 266-1000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 SCOTT SCHERR
                      THE ULTIMATE SOFTWARE GROUP, INC.
                              3111 STIRLING ROAD
                        FT. LAUDERDALE, FLORIDA 33312
                                (954) 266-1000
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                         CODE, OF AGENT FOR SERVICE)

               PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

   JAMES A. FITZPATRICK, JR.              ELLEN B. CORENSWET
      DEWEY BALLANTINE LLP                  BABAK YAGHMAIE
  1301 AVENUE OF THE AMERICAS      BROBECK, PHLEGER & HARRISON LLP
    NEW YORK, NEW YORK 10019          1633 BROADWAY, 47TH FLOOR
         (212) 259-8000                NEW YORK, NEW YORK 10019
                                            (212) 581-1600

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM          AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE           AGGREGATE OFFERING       REGISTRATION
                    REGISTERED                              PRICE(1)               FEE(2)
COMMON STOCK, PAR VALUE $0.01 PER SHARE  .........       $48,587,500.00          $14,333.31

-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED MARCH   , 1998

PROSPECTUS
      , 1998

                                          SHARES
                               [US GROUP LOGO]

                      THE ULTIMATE SOFTWARE GROUP, INC.

                                 COMMON STOCK

   All of the     shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The Ultimate Software Group, Inc., a Delaware corporation (the "Company"), offered hereby (the "Offering") are being issued and sold by the Company.

   Prior to the Offering, there has been no public market for the Shares. It is currently anticipated that the initial offering price will be between $
and $   per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

   The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ULTI."

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     PRICE            UNDERWRITING             PROCEEDS
                       TO            DISCOUNTS AND              TO THE
                     PUBLIC          COMMISSIONS(1)           COMPANY(2)
Per Share .....        $                   $                      $
Total(3) ......      $                   $                      $

(1)     See "Underwriting" for indemnification arrangements with the
        Underwriters.
(2)     Before deducting expenses estimated at $      payable by the Company.
(3) The Company and certain stockholders of the Company have granted to the Underwriters a 30-day option to purchase up to an aggregate of additional shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and
        Proceeds to such stockholders will be $     , $     , $      and $
           , respectively. See "Underwriting."

   The Shares are being offered by the several Underwriters when, as, and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on or
about    , 1998.

DONALDSON, LUFKIN & JENRETTE                      VOLPE BROWN WHELAN & COMPANY
   SECURITIES CORPORATION

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

   The private securities litigation reform act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The words "believe," "expect," "anticipate," "project," and similar expressions identify forward-looking statements. These forward-looking statements speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

   ULTIPRO(Registered Trademark) is a registered trademark of the Company in the United States. US Group, Intersourcing and Ultipro Tax Forms are trademarks of the Company and are the subject of pending trademark and service mark applications in the United States. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 6. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (as such terms are defined) into shares of Common Stock, (iii) assumes the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock and (iv) reflects the issuance of shares of Common Stock to the five Acquired Resellers (as defined). References to the Company's "fiscal" year mean the twelve months ended on December 31. References to the "Company" shall be deemed to include the Partnership (as defined), as appropriate.

                                  The Company

   The Ultimate Software Group, Inc. designs, markets, implements and supports technologically advanced, cross-industry human resource management and payroll ("HRMS/payroll") software solutions. The Company's solutions are marketed primarily to middle-market organizations with 300 to 15,000 employees, but are scaleable to address the needs of much larger organizations. The Company's products automate an organization's HRMS/payroll functions and are enabling tools in the cost-efficient management of the employee life cycle, from inception of employment through retirement. As part of its comprehensive HRMS/payroll solution, the Company provides high quality implementation, training and ongoing support services to its customers.

   In June 1997, the Company introduced its most recent product, UltiPro for Windows, a feature-rich, completely integrated HRMS/payroll solution with embedded Internet technology, employee self-service capability and Cognos Corporation's business intelligence tools for data analysis and generation of custom reports. The Company believes that UltiPro for Windows is the first 32-bit, object-oriented HRMS/payroll software solution which takes advantage of Microsoft SQL Server and Microsoft NT technologies. The Company believes that UltiPro for Windows provides middle-market organizations with a highly functional, cost-effective software solution that can accomodate emerging technologies and provides significant advantages over other HRMS/payroll software products, including greater scalability and transaction throughput, reduced total cost of ownership and ease of implementation, customization and use. In December 1997, Human Resource Executive, a leading human resource industry publication, selected UltiPro for Windows as the only HRMS/payroll software product to be included as one of its Top Ten HR Products of the Year.

   Because human resource management and payroll processing are core functions that require a significant allocation of resources, the HRMS/payroll functions have increasingly become mission-critical within many organizations. Traditionally, many organizations have utilized third-party outsourcing vendors in an attempt to address the increasingly high costs associated with the management of HRMS/payroll functions. However, outsourcing can be an inflexible and expensive alternative, particularly for middle-market organizations, because organizations give up control over critical processes, which can result in greater inefficiency and insufficient data for decision-making. As an alternative to outsourcing, many organizations have historically automated their HRMS/payroll functions by developing in-house legacy systems to address their needs. However, because of the use of proprietary programming languages and operating and database management systems, such in-house HRMS/payroll systems are typically cumbersome, time consuming to operate, incompatible with other information systems and expensive to implement, customize, update and support.

   With the advent of client/server technologies as an alternative to in-house legacy systems and the greater availability of affordable computing solutions, many middle-market organizations are increasingly seeking to automate and streamline the mission-critical processes associated with HRMS/payroll functions. However, first-generation client/server solutions lack certain critical performance criteria and sophisticated security features, are difficult to implement and have a high cost of ownership. In addition, first-generation client/server HRMS/payroll software is typically an add-on module with limited functionality in enterprise-wide, or Enterprise Resource Planning ("ERP'), systems. In recent years, a new generation of object-oriented, component-based client/server technologies has emerged, which addresses many of the limitations of first-generation client/server systems and facilitates integration with newer technologies and the Internet.

   According to International Data Corporation ("IDC"), a market research company, the United States market for HRMS/payroll software licenses totaled $1.1 billion in 1996 and is projected to grow to $2.9 billion by the year 2001. IDC further estimates that the worldwide market for HRMS/payroll software licenses will experience approximately the same rate of growth, moving from $1.6 billion in 1996 to $4.2 billion by 2001. The Company believes that the market for HRMS/payroll-related services is of equal or greater size than the market for HRMS/payroll software licenses and has similar growth characteristics.

   The Company reaches its customer base and target market through its direct sales force and a network of national, regional and local strategic partners. As of February 28, 1998, the Company had licensed its earlier DOS-based product, ULTIPRO for LAN, to approximately 750 organizations and its UltiPro for Windows solution to approximately 85 organizations. The Company's customers operate in a wide variety of industries, including manufacturing, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports. The Company's customers include: Bill Heard Enterprises, Inc., Callaway Gardens Resort, Inc., Discovery Zone, Inc., Duro Bag Manufacturing Company, First American Corporation, The Florida Marlins Baseball Club, Ingram Entertainment, Inc., National Realty Trust (Coldwell Banker), Telemundo Group, Inc., United States Filter Corporation and Winn Dixie Stores, Inc.

   The Company's objective is to be the leading provider of HRMS/payroll software solutions. The Company intends to achieve this objective by (i) extending its technology leadership by continuing to invest in research and development; (ii) leveraging its existing and new strategic alliances with leading software vendors in order to access a larger potential customer base and to leverage their technical and marketing expertise; (iii) integrating its products with other leading software applications in order to effectively address an organization's enterprise-wide management needs; (iv) expanding and leveraging its network of implementation partners to further increase its market penetration and to enable more rapid implementation of its products;
(v) expanding the functionality of its existing and future products; and (vi) leveraging its existing client base as clients migrate from DOS to client/server environments.

   The Company is a Delaware corporation formed in April 1996 to assume the business and operations of The Ultimate Software Group, Ltd. (the
"Partnership"), a limited partnership founded in 1990. The Company's headquarters are located at 3111 Stirling Road, Ft. Lauderdale, Florida 33312 and its telephone number is (954) 266-1000.

                                  THE OFFERING

Common Stock offered by the
Company .......................

Common Stock to be outstanding
after the Offering ............                       (1)

Use of Proceeds ...............  Working capital and other general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol ........................  ULTI

(1) Excludes (i)     shares subject to options outstanding and (ii)
    additional shares reserved for issuance pursuant to options available for grant under the Company's Nonqualified Stock Option Plan. See "Management -- Stock Option Plan."

                     SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA(1)

                                                 YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1995        1996         1997
                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                          DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
 Revenues ................................   $ 3,727    $  9,311     $ 17,592
 Gross profit ............................     1,893       3,465        8,023
 Operating loss ..........................    (4,650)    (20,284)     (16,060)
 Net loss ................................   $(4,731)   $(20,385)    $(16,016)
                                           ========== ===========  ===========
 Basic and diluted pro forma net loss per
  share(2) ...............................
 Basic and diluted pro forma weighted
  average shares outstanding(2)...........

                                                           QUARTERS ENDED
                                           -----------------------------------------------
                                            MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                                               1997        1997        1997        1997
                                                           (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
 Revenues:
  License ................................   $   818     $   792     $   709      $4,914
  Service ................................     1,958       1,652       1,900       3,570
  Other ..................................       254         267         290         468
                                           ----------- ----------  ----------- ----------
   Total revenues.........................     3,030       2,711       2,899       8,952
 Gross profit ............................       885         682         586       5,870
 Operating loss ..........................    (4,697)     (5,178)     (5,356)       (829)
 Net loss ................................   $(4,729)    $(5,204)    $(5,320)     $ (763)
                                           =========== ==========  =========== ==========

                                   AS OF DECEMBER 31, 1997
                                 ----------------------------
                                                 PRO FORMA
                                 PRO FORMA(3)  AS ADJUSTED(4)
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents  ....    $ 3,270          $
 Working capital (deficit)  ....     (6,221)
 Total assets ..................     12,439
 Long-term borrowings ..........         54
 Stockholders' equity (deficit)      (5,508)

(1) Pro forma consolidated financial data gives effect to the acquisitions of five third-party resellers which had exclusive rights to sell the Company's products in certain geographic areas (the "Acquired Resellers") in February and March 1998, accounted for under the poolings-of-interest method of accounting. See Pro Forma Financial Statements and the related Notes thereto included elsewhere in this Prospectus.
(2) See Note 2 to the Consolidated Financial Statements for information regarding the computation of net loss per share.
(3) Pro forma to give effect to (i) the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (ii) the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock,
        (iii) the issuance of shares of Common Stock to the Acquired Resellers and (iv) a non-recurring, one-time compensation charge of approximately $4.0 million (the "Non-Recurring Charge"). See Note 15 to the Consolidated Financial Statements.
(4)     Pro forma as adjusted to give effect to the sale of      shares of
        Common Stock offered hereby at an assumed initial public offering
        price of $     per share, after deducting estimated underwriting
        discounts and commissions and Offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

   The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

   Limited Operating History; Accumulated Deficit; Net Losses. The Company began operations in 1990 as The Ultimate Software Group, Ltd. and released its first proprietary product in 1993. Until 1997, substantially all of the Company's revenues were attributable to the licensing of its DOS-based HRMS/payroll software product, ULTIPRO for LAN, and the provision of related consulting, training, installation and support services. The Company's most recent product, UltiPro for Windows, was introduced in June 1997 and has a limited history of customer acceptance and use. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade its technologies and commercialize products and services that incorporate such technologies and achieve market acceptance for its products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company had an accumulated deficit of $33.9 million at December 31, 1997 and incurred net losses of $20.0 million and $15.5 million during 1996 and 1997, respectively. The Company has increased its expense levels to support anticipated growth in demand for its HRMS/payroll products, including the hiring of additional research and development, professional services, sales and marketing, and administrative personnel. As a result, the Company is dependent upon increasing revenues and profit margins to achieve profitability. If the Company's sales and profit margins do not increase to support the higher levels of operating expenses, the Company's business, operating results and financial condition would be materially adversely affected. There can be no assurance that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Significant Fluctuations in Quarterly Operating Results; Seasonality. The Company's revenues and operating results have varied substantially in the past and are likely to vary substantially in the future due to a variety of factors, including (i) demand for its products, (ii) the length of the sales cycle for the Company's software products, which is typically two to six months, (iii) the fact that a significant portion of the Company's revenues in any given quarter may be recognized in the last month, weeks or even days of the quarter, (iv) variations in the length of the implementation process of the Company's products, (v) the mix of license and service revenues, (vi) the timing of the introduction of new products or product enhancements by the Company and its competitors, (vii) the timing and success of sales and marketing programs, (viii) changes in customer budgets, (ix) the timing and extent of product development programs and (x) seasonality of technology purchases by customers and general economic conditions. The Company's expense levels are based, in significant part, on its expectations as to future revenues and are largely fixed in the short term. As a result, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to the Company's expectations would have an immediate and material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has increased, and plans to continue to increase its operating expenses to expand its research and development, professional services, sales and marketing, and administrative organizations. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in quarterly and annual results of operations. The Company has experienced, and may experience in the future, significant seasonality in its business, and the Company's business, operating results and financial condition may be affected by such trends in the future. Revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which the Company believes is due to a number of factors, including the Company's quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on the Company's customers. The Company believes that this seasonal trend will continue for the foreseeable future. Due to all of the foregoing factors, period-to-period comparisons of the revenues and operating results of the Company are not necessarily meaningful and such comparisons cannot be relied upon as indicators of future performance. There also can be no assurance that the Company will be able to sustain the rates of revenue growth that it has experienced in the past, or that the Company will be able to improve its operating results. In addition, the Company's operating results in future periods may be below the expectations of securities analysts and investors. In that event, the market price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Product Concentration; New Product. Until 1997, substantially all of the Company's revenues were derived from its ULTIPRO for LAN product and related services. The Company has shifted its focus from a product based on DOS and local area network ("LAN") technologies, ULTIPRO for LAN, to a product based on Windows and client/server technologies, UltiPro for Windows. As a result of this shift and the decrease in general market demand for DOS-based products, the Company's revenues from its ULTIPRO for LAN product have been declining and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of ULTIPRO for LAN will not have a material adverse effect on the Company's business, operating results and financial condition. While the Company still derives revenues from the support, service and limited sales of the ULTIPRO for LAN product line, its UltiPro for Windows product and related services are expected to account for substantially all of the Company's revenues for the foreseeable future. In 1997, UltiPro for Windows license and service revenues accounted for $5.2 million, or 36.6%, on a historical basis, and $5.2 million, or 29.4%, on a pro forma basis, of the Company's total revenues. However, to date, the Company has had only limited experience with customer acceptance and use, as well as in implementing, UltiPro for Windows. Accordingly, the Company's future success will depend on maintaining and increasing acceptance of UltiPro for Windows and related services and its ability to successfully implement the product. There can be no assurance that UltiPro for Windows will gain broad market acceptance or that the Company will be able to successfully implement UltiPro for Windows in a timely manner. Any factors adversely affecting the demand for UltiPro for Windows would have a material adverse effect on the Company's business, operating results and financial condition. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

   Uncertainties Relating to Acquisition of Resellers. In February and March 1998, the Company acquired the businesses of the Acquired Resellers. In 1996 and 1997, the Acquired Resellers accounted for $3.5 million, or 37.2%, and $4.5 million, or 25.8%, respectively, of the Company's total revenues on a pro forma basis. The success of the acquisitions will depend on a number of factors, including the Company's ability to integrate the businesses and operations of the Acquired Resellers with those of the Company, to retain certain key personnel of the Acquired Resellers, and to preserve and expand the businesses and operations of the Acquired Resellers. There can be no assurance that the Company will be able to successfully integrate and operate the businesses of the Acquired Resellers or that it will not experience losses as a result of the acquisitions. Failure to achieve the anticipated benefits of the acquisitions or to successfully integrate the operations of the Acquired Resellers could have a material adverse effect upon the business, operating results and financial condition of the Company.

   Management of Growth. The Company has experienced a period of rapid growth. For example, the number of the Company's employees has increased from 75 as of December 31, 1995 to 265 as of February 28, 1998. The growth of the Company's business and expansion of its customer base has placed, and is expected to continue to place, a significant strain on the Company's management and operations. The Company expects to continue to increase its research and development, professional services, sales and marketing and administrative operations. Accordingly, the Company's future operating results will depend on the ability of its management and other key employees to continue to implement and improve its systems for operations, financial control and information management and to recruit, train, manage and retain its employee base. There can be no assurance that the Company will be able to manage or continue to manage its recent or any future growth successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

   Risks Associated with Sales Channels. The Company sells its products and services primarily through a direct sales force. The Company's ability to achieve significant revenue growth in the future will depend, in part, on its success in recruiting, training and retaining sufficient direct sales personnel. The Company also markets its products and services through a network of national, local and regional strategic partners, and is attempting to establish more of such relationships. Historically, a significant portion of the Company's revenues have been derived from sale of the Company's products by certain third-party resellers. By March 1998, the Company had acquired the businesses of all of its third-party resellers in order to gain greater control over its distribution channel. There can be no assurance that the Company's shift to a direct distribution channel will be successful. The Company's ability to achieve significant revenue growth in the future will depend, in large part, upon the success of its direct sales force, its ability to establish and maintain relationships with strategic partners and its ability to adapt its sales channels to address the evolving markets for its products. Failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "--Uncertainties Relating to Acquisition of Resellers," "Business -- Strategy" and "--Sales and Marketing."

   Rapid Technological Change; Dependence on New Products. The market for the Company's products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements and changing industry standards. The life cycles of the Company's products are difficult to estimate and the Company's current market position could be undermined by rapid technological changes and the introduction of new products and enhancements by new or existing competitors. The Company's growth and future success will depend, in part, upon its ability to enhance its current products and introduce new products in order to keep pace with products offered by the Company's competitors, adapt to technological advancements and changing industry standards and expand the functionality of its products to address the increasingly sophisticated requirements of its customers. There can be no assurance that the Company will have sufficient resources to make the necessary investments or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products or enhancements. In addition, there can be no assurance that such products or enhancements will meet the requirements of the marketplace or achieve market acceptance or that the Company's existing and potential customers will migrate to client/server environments at the rate expected by the Company. Any failure by the Company to anticipate or respond adequately to technological advancements, customer requirements and changing industry standards, or any significant delays in the development, introduction or availability of new products or enhancements, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development."

   Competition. The Company's future success will depend significantly upon its ability to increase its share of its target market, to maintain and increase its renewal revenues from existing customers and to sell additional products, product enhancements, maintenance and support agreements and training and consulting services to existing and new customers. The HRMS/payroll market is intensely competitive. The Company has a variety of competitors, including (i) a number of companies, such as Cyborg Systems, Inc., Genesys Software Systems, Inc., Lawson Software, Inc., Oracle Corporation, PDS Software, Inc., PeopleSoft, Inc. and SAP America, Inc. which offer HRMS/payroll software products for use on mainframes and/or client/server systems; (ii) large service bureaus, such as Automatic Data Processing, Inc. ("ADP") and Ceridian Corporation; and (iii) the internal payroll/human resources departments of potential customers which use custom-written software. The Company believes that existing competitors and new market entrants will attempt to develop in-house systems that will compete with the Company's products. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that competitors will not develop products that are superior to the Company's products or achieve greater market acceptance. See "Business -- Industry Overview" and "--Competition."

   Protection of Intellectual Property; Risks of Infringement. The Company's success is dependent in part on its ability to protect its proprietary rights. The Company licenses its products in object code form only, although it has source code escrow arrangements when required by customers. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, which could materially adversely affect the Company's business, operating results and financial condition. Despite the Company's efforts to protect its proprietary rights, attempts may be made by unauthorized parties to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that perform comparably to the Company's proprietary products. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trademarks, copyrights or trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

   As is common in the software industry, the Company from time to time may become aware of third-party claims of infringement by the Company's operations or products of third-party proprietary rights. While the Company is not currently aware of any such claim, the Company's software products may increasingly be subject to such claims as the number of products and competitors in the Company's industry grows and the functionality of products overlaps and as the issuance of software patents becomes increasingly common. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property Rights."

   Reliance on Microsoft Corporation and Other Third-Party Technologies. The Company's software products are designed primarily to operate with Microsoft Corporation ("Microsoft") technologies and the Company's strategy requires that its products and technology be compatible with new developments in Microsoft technology. Although the Company believes that Microsoft technologies are currently widely utilized by businesses of all sizes, there can be no assurance that businesses will continue to adopt such technologies as anticipated, will migrate from older Microsoft technologies (such as DOS or earlier versions of Windows) to newer Microsoft technologies or will adopt alternative technologies that are incompatible with the Company's products. If businesses do not migrate from older technologies and adopt the Microsoft technologies with which the Company's products are compatible, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the Company's products utilize certain software licensed to it by other third-party software developers. Although the Company believes that there are alternatives for these products, any significant interruption in the availability of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. Moreover, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third-party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The Ultimate Solution" and "--Strategy."

   Timely Release of Periodic Updates to Reflect Tax Law and Other Regulatory Changes. The Company's products are affected by changes in laws and regulations and generally must be updated annually or periodically to maintain their accuracy and competitiveness. There can be no assurance that the Company will be able to release these annual or periodic updates on a timely basis in the future. Failure to do so could have a material adverse effect on market acceptance of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, significant changes in tax laws and regulations or other regulatory provisions applicable to the Company's products could require the Company to make a significant investment in product modifications, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products" and "--Product Development."

   Product Errors; Product Liability. Software products such as those offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy these products. Despite extensive testing, the Company from time to time has discovered defects or errors in its products. There can be no assurance that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. The Company has included security features in its products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, the Company's software products may be vulnerable to break-ins and similar disruptive problems. Addressing these evolving security issues may require significant expenditures of capital and resources by the Company, which may have a material adverse effect on the Company's business, operating results and financial condition.

   Although the Company has not experienced any material product liability claims to date, the sale and support of software products and the performance of related services by the Company entails the risk of such claims. The Company's products are used by customers in connection with the preparation and filing of tax returns and other regulatory reports. If any of the Company's products contain errors that produce inaccurate results upon which users rely, or cause users to misfile or fail to file required information, the Company could be subject to liability claims from users which could, in turn, materially adversely affect the Company's business, operating results and financial condition. The Company's license agreements with its customers typically contain provisions intended to limit the Company's exposure to such claims, but such provisions may not be effective in limiting the Company's exposure. There can be no assurance that the contractual limitations used by the Company will be enforceable or will provide the Company with adequate protection against product liability claims in certain jurisdictions. A successful claim for product or service liability brought against the Company could result in substantial cost to the Company and divert management's attention from the Company's operation, which could have a material adverse effect upon the Company's business, operating results and financial condition.

   Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Many potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers, to reevaluate their current financial accounting system needs, and, as a result consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Dependence on Key Personnel. The Company's success depends to a significant extent upon a limited number of members of senior management and other key employees, including Scott Scherr, the Company's Chairman of the Board, President and Chief Executive Officer, and Alan Goldstein, M.D., the Company's Executive Vice President and Chief Technology Officer and a director of the Company. The Company does not have employment contracts with any of its key personnel other than certain non-competition and confidentiality agreements entered into with Mr. Scherr and Dr. Goldstein. The Company maintains key man life insurance for Scott Scherr in the amount of $2.0 million. The loss of the service of one or more key managers or other employees could have a material adverse effect upon the Company's business, operating results and financial condition. See "Management."

   Control by Principal Stockholders, Officers and Directors. Upon completion of the Offering, the present directors, executive officers and principal stockholders of the Company will beneficially own in the aggregate
approximately   % of the outstanding Common Stock (  % if the Underwriters'
over-allotment option is exercised in full). These directors, officers and stockholders will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and certain mergers, sales of assets and other business acquisitions or dispositions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, which could limit the price that investors might be willing to pay in the future for shares of the Common Stock. See "Management" and "Principal Stockholders."

   Dilution. Investors participating in the Offering will incur immediate and substantial dilution of pro forma net tangible book value per share of $ from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to investors participating in this Offering. There can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that such additional financing will be available or that, if available, such financing will be obtained on terms favorable to the Company and would not result in additional dilution of the Company's stockholders. See "Dilution."

   Broad Discretion in Allocation of Net Proceeds. The principal purposes of the Offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from the Offering for general corporate purposes, including the funding of working capital. Although the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, the Company may seek acquisitions of businesses, products or technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. Accordingly, the Company will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

   No Prior Public Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock and there is no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. The trading price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the public equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stock of technology companies. These broad market fluctuations, as well as shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections and general economic and market conditions, may materially and adversely affect the market price of the Common Stock. See "Underwriting."

   Shares Eligible for Future Sale. Sales of significant amounts of Common Stock in the public market after the Offering or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of
its equity securities. Of the     shares of Common Stock to be outstanding
upon completion of the Offering, the     shares offered hereby will be
eligible for immediate sale in the public market without restriction unless the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

   The remaining     shares of Common Stock held by existing stockholders
upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Directors, officers and
certain stockholders of the Company holding an aggregate of     shares of
Common Stock have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). Subject to these Lock-up Agreements, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates in compliance with certain volume
restrictions) as follows: (i)     shares will be available for immediate sale
in the public market on the date of this Prospectus, (ii)     shares will be
eligible for sale 90 days after the date of this Prospectus and (iii)
    shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus.

   After the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Company's Nonqualified Stock Option Plan. Such registration statement will become effective immediately upon filing, and shares covered by that Registration Statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing
market price of the Common Stock. The holders of approximately       shares
of Common Stock are entitled to certain incidental and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. See "Shares Eligible for Future Sale."

   Anti-Takeover Effect of Certain Certificate of Incorporation, By-Law and Statutory Provisions; Possible Issuance of Preferred Stock. The Company's Certificate of Incorporation and By-Laws, as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company intends to adopt certain amendments to its Certificate of Incorporation and By-Laws prior to consummation of the Offering which will, among other things, (i) divide the Company's Board of Directors into three classes, which will serve for staggered three-year terms, (ii) provide that only the Company's Board of Directors, its Chairman, or the President of the Company may call special meetings of the stockholders and (iii) eliminate the ability of the stockholders to take any action without a meeting. The By-Laws also establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

   In addition, the Company intends to enter into a Rights Agreement (the "Rights Agreement") prior to the consummation of the Offering pursuant to which a preferred stock purchase right (collectively, the "Rights") is attached to each share of Common Stock and will become exercisable under certain specified circumstances involving the acquisition of or tender offer for 15% or more of the issued and outstanding shares of Common Stock. The issuance of the Rights will have certain anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. See "Description of Capital Stock --Preferred Stock" and "--Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and By-Laws."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the     shares of Common
Stock offered by the Company pursuant to the Offering are estimated to be
$      ($      if the Underwriters' over-allotment option is exercised in
full), at an assumed offering price of $     per share after deducting the
estimated underwriting discounts and commissions and Offering expenses payable by the Company. The principal purposes of the Offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from the Offering for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies. Although the Company may periodically review potential acquisition opportunities, there are no current agreements with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities.

                               DIVIDEND POLICY

   The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The payment of dividends in the future, if any, will be at the discretion of the Board of Directors.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on a pro forma basis to give effect to (a) the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (b) the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock, (c) the issuance of shares of Common Stock to the Acquired Resellers and (d) the Non-Recurring Charge (see Note 15 to the Consolidated Financial Statements) and (ii) pro
forma as adjusted to give effect to the sale of    shares of Common Stock
offered hereby at an assumed initial public offering price of $   per share
and after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                        AS OF DECEMBER 31, 1997
                                                                       --------------------------
                                                                                      PRO FORMA
                                                                        PRO FORMA    AS ADJUSTED
                                                                             (IN THOUSANDS)
Long-term borrowings..................................................   $     54         $
                                                                       ----------- -------------
Stockholders' equity:
 Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares outstanding .................................................
 Common Stock, $0.01 par value,   shares authorized,   pro forma and
  pro forma as adjusted shares issued and outstanding (1) ............
Additional paid-in capital ...........................................
Accumulated deficit ..................................................    (40,245)
                                                                       ----------- -------------
 Total stockholders' equity (deficit) ................................     (5,508)
                                                                       ----------- -------------
  Total capitalization ...............................................   $ (5,454)        $
                                                                       =========== =============

(1)    Excludes (i)         shares subject to options outstanding upon the
       consummation of the Offering and (ii)         additional shares
       reserved for issuance pursuant to options available for grant under the Company's Nonqualified Stock Option Plan. See "Management--Stock Option Plan."

                                   DILUTION

   As of December 31, 1997, the pro forma net tangible book value (deficit)
of the Company was $(6,146,000) or $   per share of Common Stock. Pro forma
net tangible book value per share is equal to the Company's pro forma total tangible assets less pro forma total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the
Company of the     shares of Common Stock offered hereby at an assumed
initial public offering price of $   per share, and after deducting the
underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company
as of December 31, 1997 would have been $   million or $   per share of
Common Stock. This represents an immediate increase in pro forma net tangible
book value of $   per share to existing stockholders and an immediate
dilution of $   per share to new stockholders. The following table
illustrates this per share dilution:

Assumed initial public offering price per share .......................  $        $
Pro forma net tangible book deficit per share before the Offering  ....
Increase per share attributable to new investors ......................
Pro forma net tangible book value per share after the Offering  .......
                                                                        ------- -------
Dilution per share to new investors ...................................   $        $
                                                                        ======= =======

   The following table summarizes, on a pro forma basis as of December 31, 1997, the difference between the existing stockholders and new stockholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing stockholders and by new stockholders:

                               SHARES PURCHASED       TOTAL CONSIDERATION
                            ----------------------- -----------------------   AVERAGE PRICE
                              NUMBER      PERCENT     AMOUNT      PERCENT       PER SHARE
Existing stockholders  ....                  %           $           %              $
New stockholders ..........
                            ---------- -----------  ---------- -----------  -----------------
 Total.....................                  %           $           %              $
                            ========== ===========  ========== ===========  =================

   The foregoing tables and calculations assume no exercise of outstanding
options. At December 31, 1997, there were         shares subject to options
outstanding and         additional shares reserved for issuance pursuant to
options available for grant under the Company's Nonqualified Stock Option Plan. See "Management--Stock Option Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Statement of Operations Data presented below for each of the years in the three-year period ended December 31, 1997 and the Balance Sheet Data as of December 31, 1996 and 1997 have been derived from the Company's Financial Statements included elsewhere in this Prospectus which have been audited by Arthur Andersen LLP whose report with respect thereto appears elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995 has been derived from audited financial statements not included herein. The Balance Sheet Data as of December 31, 1993 and 1994 and the Statement of Operations Data for the years ended December 31, 1993 and 1994 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of its financial position and the results of operations for such periods. The pro forma financial data reflects the pro forma results of the Company and the Acquired Resellers (The Ultimate Software Group of the Carolinas, Inc., The Ultimate Software Group of Virginia, Inc., Ultimate Investors Group, Inc., Ultimate Software Group of New York/New England G.P. and The Ultimate Software Group of Northern California, Inc.). These acquisitions were accounted for under the poolings-of-interest method of accounting. The pro forma data is based upon the Pro Forma Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                    HISTORICAL
                              -------------------------------------------------------
                                             YEARS ENDED DECEMBER 31,
                              -------------------------------------------------------
                                1993      1994      1995        1996         1997
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 License ....................  $  426    $  399    $ 1,022    $  2,934     $  6,057
 Service ....................     280       262        747       2,989        6,903
 Other ......................     296     1,601        705         698        1,177
                              -------- --------  ---------- -----------  -----------
  Total revenues ............   1,002     2,262      2,474       6,621       14,137
                              -------- --------  ---------- -----------  -----------
Cost of revenues:
 License ....................      --        --         --          --          195
 Service ....................     103       299      1,079       4,039        7,255
 Other ......................       7        18         34         442          819
                              -------- --------  ---------- -----------  -----------
  Total cost of revenues  ...     110       317      1,113       4,481        8,269
                              -------- --------  ---------- -----------  -----------
Operating expenses:
 Sales and marketing ........     172       466      1,597       9,274       11,917
 Research and development  ..     629       914      2,591       3,360        4,837
 General and administrative       440     1,191        992       2,471        3,123
 Amortization of acquired
  intangibles ...............      --        --         39       6,932        1,442
                              -------- --------  ---------- -----------  -----------
  Total operating expenses  .   1,241     2,571      5,219      22,037       21,319
                              -------- --------  ---------- -----------  -----------
  Operating loss ............    (349)     (626)    (3,858)    (19,897)     (15,451)
Interest expense ............     (46)      (33)       (88)       (161)        (191)
Interest and other income  ..      --        --         --          61          151
                              -------- --------  ---------- -----------  -----------
  Net loss ..................  $ (395)   $ (659)   $(3,946)   $(19,997)    $(15,491)
                              ======== ========  ========== ===========  ===========
Net loss per share basic and
diluted (2)..................
                              ======== ========  ========== ===========  ===========
Weighted average number of
 shares outstanding (2) .....
                              ======== ========  ========== ===========  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          PRO FORMA(1)
                              ------------------------------------
                                    YEARS ENDED DECEMBER 31,
                              ------------------------------------
                                 1995        1996         1997
                                (IN THOUSANDS, EXCEPT PER SHARE
                                             DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 License ....................   $ 1,929    $  4,274     $  7,233
 Service ....................     1,344       4,251        9,080
 Other ......................       454         786        1,279
                              ---------- -----------  -----------
  Total revenues ............     3,727       9,311       17,592
                              ---------- -----------  -----------
Cost of revenues:
 License ....................        --          --          195
 Service ....................     1,794       5,388        8,539
 Other ......................        40         458          835
                              ---------- -----------  -----------
  Total cost of revenues  ...     1,834       5,846        9,569
                              ---------- -----------  -----------
Operating expenses:
 Sales and marketing ........     2,645      10,450       13,656
 Research and development  ..     2,591       3,360        4,837
 General and administrative       1,268       3,007        4,148
 Amortization of acquired
  intangibles ...............        39       6,932        1,442
                              ---------- -----------  -----------
  Total operating expenses  .     6,543      23,749       24,083
                              ---------- -----------  -----------
  Operating loss ............    (4,650)    (20,284)     (16,060)
Interest expense ............       (94)       (178)        (206)
Interest and other income  ..        13          77          250
                              ---------- -----------  -----------
  Net loss ..................   $(4,731)   $(20,385)    $(16,016)
                              ========== ===========  ===========
Net loss per share basic and
diluted (2)..................
                              ========== ===========  ===========
Weighted average number of
 shares outstanding (2) .....

                                                   AS OF DECEMBER 31,                        AS OF DECEMBER 31, 1997
                                 ------------------------------------------------------- --------------------------------
                                                                                                                  AS
                                  1993    1994      1995      1996       1997                   PRO FORMA(3)  ADJUSTED(4)
BALANCE SHEET DATA:
Cash and cash equivalents ......  $218   $    8   $    83    $   770   $ 2,018                    $ 3,270
Working capital (deficit)  .....   588      421    (1,439)    (3,952)   (4,916)                    (6,221)
Total assets ...................   672    1,029     1,697      6,176     9,621                     12,439
Long-term borrowings ...........   150      100       100        217        54                         54
Stockholders' equity (deficit)     507      447      (972)    (2,288)   (4,300)                    (5,508)

(1) Pro forma consolidated financial data gives effect to the acquisitions of the Acquired Resellers in February and March 1998, accounted for under the poolings-of-interest method of accounting. See Pro Forma Financial Statements and the related Notes thereto included elsewhere in this Prospectus.
(2) See Note 2 to the Consolidated Financial Statements for information regarding the computation of net loss per share.
(3) Pro forma to give effect to (i) the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (ii) the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock, (iii) the issuance of shares of Common Stock to the Acquired Resellers and (iv) the Non-Recurring Charge. See Note 15 to the Consolidated Financial Statements.
(4)    Pro forma as adjusted to give effect to the sale of        shares of
       Common Stock offered hereby at an assumed initial public offering price
       of $      per share, after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

OVERVIEW

   The Company designs, markets, implements and supports technologically advanced, cross-industry HRMS/payroll software solutions. The Company's solutions are marketed primarily to middle-market organizations, with 300 to 15,000 employees, but are scaleable to address the needs of much larger organizations. The Company's core product, UltiPro for Windows, automates an organization's HRMS/ payroll function and is an enabling tool in the cost-efficient management of the employee life cycle, from inception of employment through retirement. As part of its comprehensive HRMS/payroll solution, the Company provides high quality implementation, training and ongoing support services to its customers. The Company has customers in a wide variety of industries, including: manufacturing, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports.

   The Company was originally organized in August 1990 as The Ultimate Software Group, Ltd., a Florida limited partnership (the "Partnership"). The Company was incorporated in April 1996, at the direction of the Partnership, for the purpose of acquiring and operating the existing business of the Partnership. The Company began as a reseller of private label PC-based payroll software products targeted to organizations with under 200 employees. In early 1992, the Company began to develop a new product that would offer greater flexibility, more features, more applications and the ability to handle the needs of larger organizations. In July 1993, the Company launched its first proprietary product, ULTIPRO for LAN, a DOS-based software solution for local area network personal computers. In 1996, in anticipation of the general market shift to Windows and client/server applications, the Company began developing a client/server HRMS/payroll software solution. In June 1997, the Company launched UltiPro for Windows, its 32-bit, object-oriented HRMS/payroll solution for middle-market organizations. As a result, in 1996 and 1997, significant investments were made in research and development, sales and marketing and professional services to develop, sell and support the Company's client/server solution. Since the release of UltiPro for Windows, the principal source of the Company's license revenues has shifted from its DOS-based product to its client/server product. UltiPro for Windows has higher license fees, service fees and gross margins than the Company's DOS-based product. While the Company continues to support its DOS-based product, it no longer actively markets this product.

   Prior to 1995, the Company sold its products solely through a network of third-party resellers ("Resellers"). In exchange for certain fees, the Resellers were granted exclusive rights to sell the Company's products in certain geographic areas. In mid-1995, in order to gain greater control over its distribution channels, the Company shifted its distribution strategy from its network of Resellers to a direct sales force. As a result, in 1995, the Company acquired the businesses of three Resellers and in April 1996, acquired the businesses of nine additional Resellers. These acquisitions were accounted for under the purchase method of accounting and resulted in the Company recording approximately $8.8 million of goodwill. In February and March 1998, the Company acquired the businesses of the Acquired Resellers, which were the only remaining Resellers. These acquisitions were accounted for under the poolings-of-interest method of accounting. On a pro forma basis, the Acquired Resellers contributed $3.5 million, or 37.2%, and $4.5 million, or 25.8%, of the Company's total revenues for 1996 and 1997, respectively.

   The Company's revenues are derived from two principal sources: software licenses ("license revenues") and fees for maintenance, implementation, training and consulting services (collectively, "service revenues"). License revenues include (i) revenues from noncancellable software license agreements entered into between the Company and its customers with respect to its products and (ii) in 1995 and part of 1996, revenues from noncancellable software license agreements entered into between the Company and its Resellers. License revenues are generally recognized upon the delivery of the related software product when all significant contractual obligations have been satisfied. Until such delivery, the Company records amounts received when contracts are signed as customer deposits. As of February 28, 1998, the Company had licensed its DOS-based product, ULTIPRO for LAN, to approximately 750 organizations and its client/server solution, UltiPro for Windows, to approximately 85 organizations.

   Service revenues are recognized as services are performed and delivered. Included in service revenues are maintenance fees for maintaining, supporting and providing periodic updates, which are recognized ratably over the service period, generally one year. Upon delivery of the software, amounts included in the contract relating to unperformed service revenues are recorded as deferred revenue. All of the Company's customers that purchased software during 1996 and 1997 purchased maintenance and support contracts. During the years ended December 31, 1996 and 1997, average annual renewal rates for existing maintenance and support customers exceeded 95%. Maintenance and support contracts are generally priced as a percentage of the initial license fee for the underlying products.

   The Company employs a multi-channel sales and marketing strategy utilizing a direct sales organization, strategic marketing alliances, and a network of national, regional and local implementation partners. Sales through direct channels generally have higher gross margins than sales through indirect channels, although these higher margins may be offset, in whole or in part, by higher sales and marketing expense.

   In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company has evaluated the establishment of technological feasibility of its products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short, and, consequently, the amounts that could be capitalized are not material to the Company's financial position or operating results.

RESULTS OF OPERATIONS

   The following table sets forth the Statement of Operations Data of the Company, both on a historical and pro forma basis, expressed as a percentage of total revenues, as applicable, for the periods indicated.

                                           HISTORICAL                        PRO FORMA
                                    YEARS ENDED DECEMBER 31,         YEARS ENDED DECEMBER 31,
                               ------------------------------------------------------------------
                                  1995        1996       1997        1995       1996       1997
STATEMENT OF OPERATIONS DATA:
Revenues:
 License .....................     41.3%       44.3%      42.8%       51.8%      45.9%     41.1%
 Service .....................     30.2        45.1       48.8        36.0       45.7      51.6
 Other .......................     28.5        10.6        8.4        12.2        8.4       7.3
                               ---------- ----------  ---------- ----------  ---------- --------
  Total revenues .............    100.0       100.0      100.0       100.0      100.0     100.0
                               ---------- ----------  ---------- ----------  ---------- --------
Cost of revenues:
 License .....................       --          --        1.4          --         --       1.2
 Service .....................     43.6        61.0       51.3        48.1       57.9      48.5
 Other .......................      1.4         6.7        5.8         1.1        4.9       4.7
                               ---------- ----------  ---------- ----------  ---------- --------
  Total cost of revenues  ....     45.0        67.7       58.5        49.2       62.8      54.4
                               ---------- ----------  ---------- ----------  ---------- --------
Operating expenses:
 Sales and marketing .........     64.6       140.1       84.3        71.0      112.2      77.6
 Research and development  ...    104.7        50.7       34.2        69.5       36.1      27.5
 General and administrative  .     40.1        37.3       22.1        34.1       32.3      23.6
 Amortization of acquired
  intangibles ................      1.6       104.7       10.2         1.0       74.4       8.2
                               ---------- ----------  ---------- ----------  ---------- --------
  Total operating expenses  ..    211.0       332.8      150.8       175.6      255.0     136.9
                               ---------- ----------  ---------- ----------  ---------- --------
  Operating loss .............   (156.0)     (300.5)    (109.3)     (124.8)    (217.8)    (91.3)
Interest expense .............     (3.5)       (2.4)      (1.4)       (2.5)      (1.9)     (1.1)
Interest and other income  ...      0.0         0.9        1.1         0.4        0.8       1.4
                               ---------- ----------  ---------- ----------  ---------- --------
  Net loss ...................   (159.5)%    (302.0)%   (109.6)%    (126.9)%   (218.9)%   (91.0)%
                               ========== ==========  ========== ==========  ========== ========

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

   Revenues. Total revenues, consisting of license revenues, service revenues and other revenues, increased 113.5% from $6.6 million for the year ended December 31, 1996 to $14.1 million for the year ended December 31, 1997. On a pro forma basis, total revenues increased 88.9% from $9.3 million for the year ended December 31, 1996 to $17.6 million for the year ended December 31, 1997.

   License revenues increased 106.5% from $2.9 million for the year ended December 31, 1996 to $6.1 million for the year ended December 31, 1997. On a pro forma basis, license revenues increased 69.2% from $4.3 million for the year ended December 31, 1996 to $7.2 million for the year ended December 31, 1997. This increase was primarily attributable to the introduction and sale of UltiPro for Windows, which has significantly higher license fees than ULTIPRO for LAN. The increase in UltiPro for Windows license revenues was offset, in part, by a decrease in license revenues attributable to ULTIPRO for LAN resulting from a decrease in the sales and marketing of the Company's DOS-based product. On a historical and pro forma basis, UltiPro for Windows accounted for 58.6% and 49.1%, respectively, of license revenues for the year ended December 31, 1997.

   Service revenues increased 131.0% from $3.0 million for the year ended December 31, 1996 to $6.9 million for the year ended December 31, 1997. On a pro forma basis, service revenues increased 113.6% from $4.3 million for the year ended December 31, 1996 to $9.1 million for the year ended December 31, 1997. The increase in service revenues was primarily attributable to services related to the implementation of UltiPro for Windows and increased implementations of the Company's ULTIPRO for LAN product licensed in the fiscal year ended December 31, 1996. UltiPro for Windows has significantly higher service revenue per implementation than ULTIPRO for LAN. In addition, maintenance revenues increased as a result of an increase in the installed base of UltiPro for Windows and ULTIPRO for LAN customers.

   Other revenues consist of revenues generated primarily from sales of payroll-related forms. Other revenues increased 68.5% from $0.7 million for the year ended December 31, 1996 to $1.2 million for the year ended December 31, 1997. On a pro forma basis, other revenues increased 62.7% from $0.8 million for the year ended December 31, 1996 to $1.3 million for the year ended December 31, 1997. The increase in other revenues was primarily attributable to an increase in the Company's installed base of customers.

   Cost of revenues. The cost of revenues consists of cost of license revenues, cost of service revenues and cost of other revenues. Cost of license revenues consists of fees payable to a third party for software products distributed by the Company. Cost of service revenues consists of costs to provide consulting, implementation, maintenance, technical support and training to the Company's customers and the cost of providing periodic updates. Cost of other revenues consist of costs related to sales of payroll-related forms.

   Cost of license revenues increased from zero for the year ended December 31, 1996 to $0.2 million for the year ended December 31, 1997 on both a historical and pro forma basis. The increase was primarily attributable to fees payable to a third party for software products distributed by the Company, which commenced with the launch of UltiPro for Windows.

   Cost of service revenues increased by 79.6% from $4.0 million for the year ended December 31, 1996 to $7.3 million for the year ended December 31, 1997. On a pro forma basis, cost of service revenues increased by 58.5% from $5.4 million for the year ended December 31, 1996 to $8.5 million for the year ended December 31, 1997. This increase was primarily attributable to hiring of additional implementation services personnel, as well as costs associated with the utilization of third-party implementation partners. Cost of service revenues decreased as a percentage of service revenues from 135.1% to 105.1% on a historical basis and 126.7% to 94.0% on a pro forma basis for the years ended December 31, 1996 and 1997, respectively. This decrease was primarily due to an increase in service revenues.

   Cost of other revenues increased by 85.4% from $0.4 million for the year ended December 31, 1996 to $0.8 million for the year ended December 31, 1997. On a pro forma basis, cost of other revenues increased by 82.3% from $0.5 million for the year ended December 31, 1996 to $0.8 million for the year ended December 31, 1997. This increase was primarily attributable to an increase in the Company's installed base of customers. Cost of other revenues increased as a percentage of other revenues from 63.3% to 69.6% on a historical basis and from 58.3% to 65.3% on a pro forma basis for the years ended December 31, 1996 and December 31, 1997, respectively. This increase was a result of increased product costs.

   Sales and marketing. Sales and marketing expenses consist primarily of salaries, sales commissions, travel and promotional expenses, and facility and communication costs for direct sales offices. Sales and marketing expenses increased by 28.5% from $9.3 million for the year ended December 31, 1996 to $11.9 million for the year ended December 31, 1997. On a pro forma basis, sales and marketing expenses increased by 30.7% from $10.5 million for the year ended December 31, 1996 to $13.7 million for the year ended December 31, 1997. This increase was primarily attributable to higher costs associated with an increase in sales and marketing personnel, including salary and commission expenses, and increased marketing activities relating to the introduction of UltiPro for Windows. Sales and marketing expenses as a percentage of total revenues decreased from 140.1% to 84.3% on a historical basis and from 112.2% to 77.6% on a pro forma basis, for the years ended December 31, 1996 and 1997, respectively. This decrease was primarily due to an increase in total revenues.

   Research and development. Research and development expenses primarily consist of software development personnel costs. Research and development expenses increased by 44.0% from $3.4 million for the year ended December 31, 1996 to $4.8 million for the year ended December 31, 1997 on both a historical and pro forma basis. This increase was primarily attributable to the hiring of additional programmers and engineers for the development and enhancement of UltiPro for Windows and for the development of new HRMS/payroll related modules. Research and development expenses as a percentage of total revenues decreased from 50.7% to 34.2% on a historical basis and from 36.1% to 27.5% on a pro forma basis, for the years ended December 31, 1996 and 1997, respectively. This decrease was primarily due to an increase in total revenues.

   General and administrative. General and administrative expenses consist primarily of salaries of executive, administrative and financial personnel, as well as provisions for doubtful accounts and outside professional fees. General and administrative expenses increased by 26.4% from $2.5 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997. On a pro forma basis, general and administrative expenses increased by 37.9% from $3.0 million for the year ended December 31, 1996 to $4.1 million for the year ended December 31, 1997. This increase was due to an increase in the provision for doubtful accounts directly related to the increase in the Company's customer base, an increase in personnel and overhead necessary to manage and support the growth of the Company and an increase in professional fees due to the increased use of professional service providers. General and administrative expenses as a percentage of total revenues decreased from 37.3% to 22.1% on a historical basis and from 32.3% to 23.6% on a pro forma basis, for the years ended December 31, 1996 and 1997, respectively. This decrease was due to an increase in total revenues.

   Amortization of acquired intangibles. Amortization of acquired intangibles consists of goodwill amortization associated with the acquisition of nine Resellers in April 1996. Goodwill amortization decreased 79.2% from $6.9 million for the year ended December 31, 1996 to $1.4 million for the year ended December 31, 1997 on both a historical and pro forma basis. Such decrease was attributable to the Company's recording of additional amortization of $0.3 million in 1997 compared to additional amortization of $5.1 million as a result of the operating results and projected future cash flows of the nine Resellers acquired in 1996 indicating an impairment of the related intangibles acquired. Such change was made in accordance with the provisions of SFAS 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. The Company had amortized $8.4 million of goodwill as of December 31, 1997. Goodwill in the amount of $0.6 million remained on the balance sheet as of December 31 1997, and will be amortized over the subsequent ten months.

   Provision for income taxes (benefit). No provision or benefit for federal, state or foreign income taxes was made for the years ended December 31, 1996 or December 31, 1997 due to the operating losses incurred in the respective periods. The Company has reported only tax losses to date and consequently has approximately $21.5 million of net operating loss carryforwards, which expire at various times through the year 2012, available to offset future taxable income. The timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization. Additionally, utilization of such net operating losses may be limited as a result of cumulative ownership changes in the Company's equity instruments. The Company's deferred tax assets at December 31, 1997 were $8.7 million, consisting primarily of net operating loss carryforwards. The Company's benefit of deferred tax assets has been fully reserved as of December 31, 1997 as the realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995

   Revenues. Total revenues increased 167.6% from $2.5 million for the year ended December 31, 1995 to $6.6 million for the year ended December 31, 1996. On a pro forma basis, total revenues increased 149.8% from $3.7 million for the year ended December 31, 1995 to $9.3 million for the year ended December 31, 1996.

   License revenues increased 187.2% from $1.0 million for the year ended December 31, 1995 to $2.9 million for the year ended December 31, 1996. On a pro forma basis, license revenues increased 121.6% from $1.9 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996. This increase was primarily due to an increase in demand for and sales of the Company's ULTIPRO for LAN product.

   Service revenues increased 300.0% from $0.7 million for the year ended December 31, 1995 to $3.0 million for the year ended December 31, 1996. On a pro forma basis, service revenues increased 216.4% from $1.3 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996. This increase was primarily attributable to services related to increased implementations of the Company's ULTIPRO for LAN product and an increase in the Company's installed base of customers.

   Other revenues consist of revenues generated from sales of payroll-related forms and fees received in connection with the grant by the Company of exclusive rights to sell the Company's products in certain geographic areas. Other revenues were $0.7 million for the years ended December 31, 1995 and 1996. On a pro forma basis, other revenues increased by 73.1% from $0.5 million for the year ended December 31, 1995 to $0.8 million for the year ended December 31, 1996. In 1995, $0.3 million of fees paid to the Company for geographic rights by Resellers were eliminated upon consolidation. On a pro forma basis, the increase in other revenues was primarily attributable to an increase in the Company's installed base of customers.

   Cost of revenues. There was no cost of license revenues for the years ended December 31, 1995 and December 31, 1996.

   Cost of service revenues increased by 274.2% from $1.1 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. On a pro forma basis, cost of service revenues increased by 200.3% from $1.8 million for the year ended December 31, 1995 to $5.4 million for the year ended December 31, 1996. This increase was primarily attributable to hiring of additional implementation services personnel. Cost of service revenues decreased as a percentage of service revenues from 144.4% to 135.1% on a historical basis and 133.5% to 126.7% on a pro forma basis for the years ended December 31, 1995 and 1996, respectively. This decrease was due to an increase in service revenues.

   Cost of other revenues increased from $34,000 for the year ended December 31, 1995 to $0.4 million for the year ended December 31, 1996. On a pro forma basis, cost of other revenues increased from $40,000 for the year ended December 31, 1995 to $0.5 million for the year ended December 31, 1996. Cost of other revenues increased as a percentage of other revenues from 4.8% to 63.3% on a historical basis and 8.8% to 58.3% on a pro forma basis. This increase was due to an increase in product costs.

   Sales and marketing. Sales and marketing expenses increased by 480.7% from $1.6 million for the year ended December 31, 1995 to $9.3 million for the year ended December 31, 1996. On a pro forma basis, sales and marketing increased by 295.1% from $2.6 million for the year ended December 31, 1995 to $10.5 million for the year ended December 31, 1996. This increase was primarily attributable to an increase in the Company's direct sales force, an increase in the number of sales offices in 1996, an increase in commission expenses and increased marketing activities. Sales and marketing expenses as a percentage of total revenues increased from 64.6% to 140.1% on a historical basis and from 71.0% to 112.2% on a pro forma basis, for the years ended December 31, 1995 and 1996, respectively. This increase was primarily due to a greater increase sales and marketing expenses in relation to the increase in total revenues.

   Research and development. Research and development expenses increased by 29.7% from $2.6 million for the year ended December 31, 1995 to $3.4 million for the year ended December 31, 1996 on both a historical and pro forma basis. This increase was primarily attributable to the hiring of additional programmers and engineers for the development of UltiPro for Windows and for continued enhancements to ULTIPRO for LAN. Research and development expenses as a percentage of total revenues decreased from 104.7% to 50.7% on a historical basis and from 69.5% to 36.1% on a pro forma basis, for the years ended December 31, 1995 and 1996, respectively. This decrease was due to an increase in total revenues.

   General and administrative. General and administrative expenses increased by 149.0% from $1.0 million for the year ended December 31, 1995 to $2.5 million for the year ended December 31, 1996. On a pro forma basis, general and administrative expenses increased by 137.1% from $1.3 million for the year ended December 31, 1995 to $3.0 million for the year ended December 31, 1996. This increase was primarily due to an increase in the provision for doubtful accounts directly related to the increase in the customer base, an increase in personnel and overhead necessary to manage and support the growth of the Company, and an increase in professional fees due to the increased use of professional service providers. General and administrative expenses as a percentage of total revenues decreased from 40.1% to 37.3% on a historical basis and decreased from 34.1% to 32.3% on a pro forma basis, for the years ended December 31, 1995 and 1996, respectively. This decrease was due to an increase in total revenues.

   Amortization of acquired intangibles. Goodwill amortization increased from $39,000 for the year ended December 31, 1995 to $6.9 million for the year ended December 31, 1996 on both a historical and pro forma basis. The Company incurred goodwill as a result of the acquisition of nine Resellers in April 1996. In accordance with the provisions of SFAS 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, as of December 31, 1996, the Company determined based on the operating results, as well as projected future cash flows, of the nine Resellers that an impairment of acquired intangibles had occurred. Accordingly, the Company charged $5.1 million to amortization to reduce acquired intangibles to their estimated realizable value.

   Provision for income taxes (benefit). No provision or benefit for federal, state or foreign income taxes was made for the year ended December 31, 1996 due to operating losses incurred in the periods. As of December 31, 1996, the Company had reported only tax losses to date and consequently had approximately $8.6 million of net operating loss carryforwards, which expire at various times through the year 2011, available to offset future taxable income. The timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization. Additionally, utilization of such net operating losses may be limited as a result of cumulative ownership changes in the Company's equity instruments. The Company's deferred tax assets at December 31, 1996 were $3.9 million, consisting primarily of net operating loss carryforwards. The Company's benefit of deferred tax assets has been fully reserved as of December 31, 1996 as the realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain. No provision or benefit for federal, state or foreign income taxes was made for the year ended December 31, 1995 and for the period ended April 1996 because the Company operated as a partnership during those periods and, accordingly, the partners were taxed individually on their share of partnership earnings.

QUARTERLY RESULTS OF OPERATIONS

   The following table sets forth certain unaudited proforma quarterly results of operations for each of the quarters in the years ended December 31, 1996 and 1997. In management's opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the Company's Consolidated Financial Statements and Unaudited Pro Forma Financial Statements and Notes thereto, included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                           QUARTERS ENDED
                           ----------------------------------------------
                            MAR. 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                              1996        1996        1996        1996
                                           (IN THOUSANDS)
Revenues:
 License .................   $   778    $   682     $   933     $ 1,881
 Service .................       549        694       1,191       1,817
 Other ...................       119        219         183         265
                           ---------- ----------  ----------- ----------
  Total revenues .........     1,446      1,595       2,307       3,963
                           ---------- ----------  ----------- ----------
Cost of revenues:
 License .................        --         --          --          --
 Service .................       626      1,286       1,653       1,823
 Other ...................        50        105          93         210
                           ---------- ----------  ----------- ----------
  Total cost of revenues .       676      1,391       1,746       2,033
                           ---------- ----------  ----------- ----------
Operating expenses:
 Sales and marketing  ....       884      2,582       3,278       3,706
 Research and
  development ............       603        846         954         957
 General and
  administrative .........       306        878         865         958
 Amortization of
  acquired intangibles  ..        21        470         695       5,746
                           ---------- ----------  ----------- ----------
  Total operating
    expenses .............     1,814      4,776       5,792      11,367
                           ---------- ----------  ----------- ----------
  Operating loss .........    (1,044)    (4,572)     (5,231)     (9,437)
Interest expense .........       (41)       (35)        (22)        (80)
Interest and other
 income...................         2         27          19          29
                           ---------- ----------  ----------- ----------
  Net loss ...............   $(1,083)   $(4,580)    $(5,234)    $(9,488)
                           ========== ==========  =========== ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            MAR. 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                              1997        1997        1997        1997

Revenues:
 License .................   $   818    $   792     $   709      $4,914
 Service .................     1,958      1,652       1,900       3,570
 Other ...................       254        267         290         468
                           ---------- ----------  ----------- ----------
  Total revenues .........     3,030      2,711       2,899       8,952
                           ---------- ----------  ----------- ----------
Cost of revenues:
 License .................        --         --          --         195
 Service .................     1,961      1,877       2,139       2,562
 Other ...................       184        152         174         325
                           ---------- ----------  ----------- ----------
  Total cost of revenues .     2,145      2,029       2,313       3,082
                           ---------- ----------  ----------- ----------
Operating expenses:
 Sales and marketing  ....     3,394      3,413       3,345       3,504
 Research and
  development ............       883      1,152       1,342       1,460
 General and
  administrative .........     1,021        858         818       1,451
 Amortization of
  acquired intangibles  ..       284        437         437         284
                           ---------- ----------  ----------- ----------
  Total operating
    expenses .............     5,582      5,860       5,942       6,699
                           ---------- ----------  ----------- ----------
  Operating loss .........    (4,697)    (5,178)     (5,356)       (829)
Interest expense .........       (58)       (64)        (50)        (34)
Interest and other
 income...................        26         38          86         100
                           ---------- ----------  ----------- ----------
  Net loss ...............   $(4,729)   $(5,204)    $(5,320)     $ (763)
                           ========== ==========  =========== ==========

   The following table sets forth unaudited pro forma quarterly results of operations as a percentage of total revenues, as applicable, for each of the quarters in the years ended December 31, 1996 and 1997.

                                           QUARTERS ENDED
                           ----------------------------------------------
                            MAR. 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                              1996        1996        1996        1996
Revenues:
 License .................     53.8%       42.8%       40.5%       47.4%
 Service .................     38.0        43.5        51.6        45.9
 Other ...................      8.2        13.7         7.9         6.7
                           ---------- ----------  ----------- ----------
  Total revenues .........    100.0       100.0       100.0       100.0
                           ---------- ----------  ----------- ----------
Cost of revenues:
 License .................       --          --          --          --
 Service .................     43.3        80.6        71.7        46.0
 Other ...................      3.5         6.6         4.0         5.3
                           ---------- ----------  ----------- ----------
  Total cost of revenues .     46.8        87.2        75.7        51.3
                           ---------- ----------  ----------- ----------
Operating expenses:
 Sales and marketing  ....     61.1       162.0       142.1        93.6
 Research and development      41.7        53.0        41.3        24.1
 General and
  administrative .........     21.2        55.0        37.5        24.1
 Amortization of acquired
  intangibles ............      1.5        29.5        30.1       144.9
                           ---------- ----------  ----------- ----------
  Total operating
    expenses .............    125.5       299.5       251.0       286.7
                           ---------- ----------  ----------- ----------
  Operating loss .........    (72.3)     (286.7)     (226.7)     (238.0)
Interest expense .........     (2.8)       (2.2)       (1.0)       (2.0)
Interest and other
 income...................      0.1         1.7         0.8         0.7
                           ---------- ----------  ----------- ----------
  Net loss ...............    (75.0)%    (287.2)%    (226.9)%    (239.3)%
                           ========== ==========  =========== ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            MAR. 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                              1997        1997        1997        1997
Revenues:
 License .................     27.0%       29.2%       24.5%      54.9%
 Service .................     64.6        60.9        65.5       39.9
 Other ...................      8.4         9.9        10.0        5.2
                           ---------- ----------  ----------- ----------
  Total revenues .........    100.0       100.0       100.0      100.0
                           ---------- ----------  ----------- ----------
Cost of revenues:
 License .................       --          --          --        2.2
 Service .................     64.7        69.2        73.8       28.6
 Other ...................      6.1         5.6         6.0        3.6
                           ---------- ----------  ----------- ----------
  Total cost of revenues .     70.8        74.8        79.8       34.4
                           ---------- ----------  ----------- ----------
Operating expenses:
 Sales and marketing  ....    112.0       125.9       115.4       39.1
 Research and development      29.1        42.5        46.3       16.3
 General and
  administrative .........     33.7        31.6        28.2       16.2
 Amortization of acquired
  intangibles ............      9.4        16.2        15.1        3.2
                           ---------- ----------  ----------- ----------
  Total operating
    expenses .............    184.2       216.2       205.0       74.8
                           ---------- ----------  ----------- ----------
  Operating loss .........   (155.0)     (191.0)     (184.8)      (9.2)
Interest expense .........     (1.9)       (2.4)       (1.7)      (0.4)
Interest and other
 income...................      0.8         1.4         3.0        1.1
                           ---------- ----------  ----------- ----------
  Net loss ...............   (156.1)%    (192.0)%    (183.5)%     (8.5)%
                           ========== ==========  =========== ==========

   The Company has experienced, and may experience in the future, significant seasonality in its business, and the Company's business, operating results and financial condition may be affected by such trends in the future. Revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which the Company believes is due to a number of factors, including the Company's quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on the Company's customers. The Company believes that this seasonal trend may continue for the foreseeable future.

   The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Specifically, the Company experienced a significant increase in license revenues in the quarter ended December 31, 1997 compared to the previously ended quarter. The Company believes that this increase was primarily due to (i) the introduction and sale of UltiPro for Windows which has a significantly higher license fee than ULTIPRO for LAN and (ii) the recognition of license revenues in the quarter ended December 31, 1997 for products licensed during the previous periods for which significant vendor obligations remained and were subsequently satisfied in the quarter ended December 31, 1997. Such fluctuations may result in volatility in the price of the Company's Common Stock. In the future, the Company's operating results may fluctuate as a result of a number of factors, including increased expenses, timing of product releases, increased competition, variations in the mix of revenues, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers. The Company establishes its expenditure levels based upon its expectations as to future revenues, and, if revenue levels are below expectations, expenses can be disproportionately high. As a result, a drop in near term demand for the Company's products could significantly affect both revenues and profits in any quarter. As a result of these factors, there can be no assurance that the Company will be able to establish or, if established, maintain profitability on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES

   Since inception, the Company has funded its operations primarily through the sale of private equity securities and, to a lesser extent, equipment financing and borrowing arrangements.

   As of December 31, 1997, on a historical basis the Company had $2.0 million in cash and cash equivalents, an increase of $1.2 million from December 31, 1996. The Company's working capital deficit at December 31, 1996 was $4.0 million, compared to a deficit of $4.9 million at December 31, 1997. Excluding customer deposits and deferred revenue of $2.3 million and $6.6 million at December 31, 1996 and 1997, respectively, the Company would have had a working capital deficit of $1.7 million and a working capital balance of $1.7 million at December 31, 1996 and 1997, respectively.

   On a historical basis, the Company's operating activities used $3.4 million, $10.2 million and $8.9 million for the years ended December 31, 1995, 1996 and 1997, respectively, principally for sales and marketing and research and development. On a historical basis, investing activities, consisting of capital expenditures (primarily computer equipment) provided $0.1 million and used $0.5 million and $1.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. At February 28, 1998, the Company had no material commitments for capital expenditures. On a historical basis, financing activities generated $3.3 million, $11.4 million and $11.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. Such cash was primarily attributable to proceeds from private placements of the Company's stock and from borrowings.

   The Company has a working capital revolving line of credit with a bank, which is secured by the Company's accounts receivable and bears interest at a rate equal to LIBOR plus 4.875% per annum. The amount available under this facility is limited to the lesser of 80% of the Company's eligible accounts receivable, as defined, or $4.0 million. The facility will expire on October 30, 1998. At February 28, 1998, $1.3 million was outstanding under this line of credit.

   The Company believes that cash and cash equivalents, net proceeds from the Offering, cash from operations, and available borrowings under the line of credit will be sufficient to fund its operations for at least the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

   In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards Number 128, Earnings per Share ("SFAS 128"), which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 15, 1997 and has been adopted by the Company in the quarter ended December 31, 1997.

   In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountings issued Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"). SOP 97-2 requires companies to defer revenue and profit recognition if four required criteria of a sale are not met. In addition, SOP 97-2 requires that revenue be allocated to multiple element arrangements. SOP 97-2 is effective for all transactions entered into in fiscal years beginning after December 15, 1997. The Company has adopted the provisions of SOP 97-2 effective December 31, 1997 and such adoption did not have a material impact on the Company's business, operating results or financial condition.

   In June 1997, the FASB issued Statements of Financial Accounting Standards Number 130, Comprehensive Income ("SFAS 130"), and Number 131, Disclosures about Segments of an Enterprise ("SFAS 131"). The Company is required to adopt these statements in 1998. SFAS 130 establishes standards for reporting comprehensive income and SFAS 131 establishes standards for reporting information about operating segments. Management does not believe that the adoption of SFAS 130 and 131 will have a significant impact on the Company's financial statements or related disclosures.

THE YEAR 2000 ISSUE

   The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the year 2000. Although the Company believes that the information systems of its major vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company.

                                   BUSINESS

   The Company designs, markets, implements and supports technologically advanced, cross-industry human resource management and payroll software solutions. The Company's solutions are marketed primarily to middle-market organizations having 300 to 15,000 employees, but are scaleable to address the needs of much larger organizations. The Company's products automate an organization's HRMS/payroll function and are enabling tools in the cost-efficient management of the employee life cycle, from inception of employment through retirement. The Company believes its most recent product, UltiPro for Windows, introduced in June 1997, is the first 32-bit, object-oriented HRMS/payroll software solution which takes advantage of Microsoft SQL Server and Microsoft NT technologies. The Company believes that UltiPro for Windows' distributed, object-oriented architecture provides significant advantages over other HRMS/payroll software products, including greater scalability and transaction throughput, reduced total cost of ownership and ease of implementation, customization and use. UltiPro for Windows is designed to support new technologies as they emerge, including the Internet and corporate intranets, and to be readily integrated with other applications. As part of its comprehensive HRMS/payroll solution, the Company provides high quality implementation, training and ongoing support services to its customers. In December 1997, Human Resource Executive, a leading human resource industry publication, selected UltiPro for Windows as the only HRMS/payroll software product to be included as one of the Top Ten HR Products of the Year.

   The Company reaches its customer base and target market through its direct sales force and a network of national, regional and local strategic partners. As of February 28, 1998, the Company had licensed its earlier DOS-based product, ULTIPRO for LAN, to approximately 750 organizations and its UltiPro for Windows solution to approximately 85 organizations. The Company's customers operate in a wide variety of industries, including manufacturing, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports. The Company's customers include: Bill Heard Enterprises, Inc., Callaway Gardens Resorts, Inc., Discovery Zone, Inc., Duro Bag Manufacturing Company, First American Corporation, The Florida Marlins Baseball Club, Ingram Entertainment, Inc., National Realty Trust (Coldwell Banker), Telemundo Group, Inc., United States Filter Corporation and Winn Dixie Stores, Inc.

INDUSTRY OVERVIEW

   Increased competitive pressures and rapidly changing market conditions are continually challenging organizations of all sizes to enhance profitability by improving operating efficiencies and implementing better cost controls. Because human resource management and payroll processing are core functions that require a significant allocation of resources, the HRMS/payroll functions have increasingly become mission-critical within many organizations. As the work force has become more mobile and geographically dispersed, management of HRMS/payroll functions has increased in complexity and requires greater flexibility, accuracy, accountability and security controls. In addition, multiple tax jurisdictions, intricate corporate structures and the variety of benefit plans afforded to employees further compound the complexity of HRMS/payroll functions. As a result, managing administrative details such as tracking employee benefits, updating employee files and incorporating payroll taxes can become increasingly burdensome, leading to inefficiencies, inaccuracies and higher costs. Effective management of HRMS/ payroll functions requires highly specialized expertise and the ability to remain abreast of frequently changing regulatory requirements such as federal, state and local tax withholding regulations, equal employment opportunity laws and other government regulations, including the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Occupational Safety and Health Act of 1970 ("OSHA"). More recently, organizations have actively sought to improve employee morale and retention by empowering their employees through the provision of electronic access to human resource benefits and payroll information.

   Traditionally, many organizations have utilized third-party outsourcing vendors in an attempt to address the increasingly high costs associated with the management of HRMS/payroll functions. According to Business Communications Company, Inc., a market research company, the market for third-party HRMS/payroll outsourcing was approximately $9.8 billion in 1996. In theory, the advantage of outsourcing lies in the belief that an organization can focus on its core competencies and rely upon a third-party vendor to stay abreast of frequently changing regulatory requirements and to manage HRMS/payroll functions cost effectively. In practice, however, outsourcing can be an inflexible and expensive alternative, particularly for middle-market organizations, because the organization gives up control over critical processes, such as scheduling pay cycles and reporting, which can result in greater inefficiency and insufficient data for decision-making. Furthermore, certain features and functional requirements, such as timely printing of off-cycle checks to correct errors or meet unexpected demand, are limited due to the technological restraints and generic nature of the outsourcing process. Moreover, use of third-party outsourcing vendors for payroll processing limits an organization's ability to achieve operational efficiencies by integrating the information common to both human resources management and payroll processing. Without such integration, organizations are required to enter information twice, thereby increasing the likelihood of mistakes and the costs associated with maintaining duplicate records. For example, when changes are made to an employee's benefit plans in a human resource system, the changes are not automatically translated into corresponding adjustments in the payroll processing system.

   As an alternative to outsourcing, many organizations have historically automated their HRMS/ payroll functions by developing in-house legacy systems to address their needs. However, because of the use of proprietary programming languages to write legacy applications, such in-house HRMS/payroll systems are typically cumbersome, time consuming to operate and expensive to implement, customize, update and support. Additionally, many legacy systems use proprietary operating and database management systems, thereby reducing compatibility with other information systems used within an organization. As a result, these legacy systems have certain utility constraints, particularly for middle-market organizations that usually do not have sufficient information technology resources necessary to operate, manage and enhance such systems. Moreover, the failure of many legacy systems to comply with Year 2000 requirements has further exacerbated the limitations of such systems and has caused organizations to seek alternative solutions.

   With the advent of client/server technology as an alternative to in-house legacy systems and the greater availability of affordable computing solutions, many middle-market organizations are increasingly seeking to automate and streamline the mission-critical processes associated with HRMS/payroll functions. According to International Data Corporation ("IDC"), a market research company, the United States market for HRMS/payroll software licenses, totaled $1.1 billion in 1996 and is projected to grow to $2.9 billion by the year 2001, representing a compound annual growth rate of 21.4%. IDC further estimates that the worldwide market for HRMS/payroll software licenses will experience the same rate of growth, moving from $1.6 billion in 1996 to $4.2 billion by 2001. The Company believes that the market for HRMS/payroll-related services is of equal or greater size than the market for HRMS/payroll software licenses and has similar growth characteristics.

   First-generation client/server technologies have provided organizations with greater flexibility to address their HRMS/payroll needs by combining the ease of use and data accessibility of personal computers with the high volume processing and data storage capabilities of minicomputers and mainframe legacy systems. However, these first-generation client/server solutions lack certain critical performance criteria and sophisticated security features, are difficult to implement and have a high cost of ownership because they have less built-in functionality than mainframe systems, are typically written in proprietary programming languages and cannot be readily integrated with the Internet and other emerging technologies. To date, many HRMS/payroll software vendors have simply ported traditional functionality to a first-generation client/server environment by preserving their core legacy system and underlying proprietary code and adapting only what is required to allow the application to operate in a client/server environment. In addition, vendors of first-generation client/server HRMS/payroll software typically provide enterprise-wide, or Enterprise Resource Planning ("ERP"), systems which seek to address an organization's financial, supply chain management, manufacturing and HRMS needs. However, HRMS is typically an add-on module with limited functionality in ERP systems. Furthermore, ERP systems have been designed primarily to meet the requirements of very large organizations and may not be particularly suitable for middle-market organizations. As a result, these first-generation client/ server and ERP systems are often plagued with many of the inconveniences of legacy systems, such as higher costs, lengthy implementation cycles and difficulties associated with customization.

   In recent years, a new generation of object-oriented, component-based client/server technologies has emerged. Object-oriented methodologies address many of the limitations of first-generation client/server systems and facilitate integration with newer technologies and the Internet. Object-oriented, component-based programming enables more rapid creation, customization and implementation because the software is built from libraries of pre-programmed, reusable components called "objects." The virtue of using a large portion of pre-tested code is that quality is improved and fewer programmers are required in the process, resulting in significant savings on development costs. Moreover, when a system update occurs, the customer does not overwrite or lose the customization that was created, resulting in a system that is much faster and easier to update. With advancements in client/server technology and new system architectures, processing can occur on two, three or more tiers. Distributing various processes to multiple servers, or tiers, enhances the system's speed, scalability, flexibility and maintainability.

   Middle-market organizations are increasingly seeking more cost-effective software solutions that (i) provide them greater control over their HRMS/payroll functions, (ii) deliver the broad functionality necessary to streamline and effectively manage the complex and administratively burdensome HRMS/ payroll functions, (iii) take advantage of the latest object-oriented client/server technologies that enable organizations to better utilize the Internet and other emerging technologies, (iv) are easy to implement, customize, update and use and can scale to accommodate an organization's growth, (v) empower their general employee populations by providing them with electronic access to human resource, benefits and payroll information and
(vi) are reinforced by extensive service and support capabilities.

THE ULTIMATE SOLUTION

   The Company is focused on providing complete HRMS/payroll solutions to middle-market organizations. The Company's award-winning HRMS/payroll product provides middle-market organizations with a highly functional, cost-effective software solution that can be rapidly implemented and is designed to be easy to learn and use, leverage emerging technologies and scale to accommodate an organization's growth. The Company's core product, UltiPro for Windows, is an enabling tool in the cost-efficient management of the employee life cycle, from inception of employment through retirement. UltiPro for Windows is a feature-rich, completely integrated HRMS/payroll solution with embedded Internet technology, employee self-service capability and business intelligence tools of Cognos Corporation ("Cognos") for data analysis and generation of custom reports. As part of its comprehensive HRMS/ payroll solution, the Company provides high quality implementation, training and ongoing support through an extensive service and support network.

   The Company's solution is designed to offer the following benefits to its customers:

   Feature-Rich, Built-in Functionality. UltiPro for Windows is a feature-rich, completely integrated human resources, benefits administration and payroll software solution that enables organizations to minimize the time invested in burdensome HRMS/payroll administrative activities and facilitate strategic decision-making capabilities. UltiPro for Windows' robust built-in functionality provides users many features that would otherwise require extensive customization or changes to source code including: sophisticated security controls, federal and state human resource regulatory compliance capability, safety tracking, benefit program management, and payroll tax tables for federal, state and thousands of local jurisdictions. In addition, UltiPro for Windows includes specific features designed to address problems faced by multiple-company organizations. For example, when an employee transfers from one company to another or works concurrently for multiple companies within an organization, UltiPro for Windows enables the organization to consolidate an employee's pay from all companies to ensure tax withholding limits are properly recognized and to generate a single W-2 reflecting the employee's aggregate income from all companies within the organization.

   Rapid Implementation and System Update Efficiency. The Company has designed UltiPro for Windows to minimize the time and effort required for implementation, customization and updating by incorporating into its product hundreds of built-in rules, options and complex calculation methods. The Company's standardized implementation methodology, experienced implementation staff, and customer training further facilitate rapid implementation. In addition, UltiPro for Windows' object-oriented technology improves efficiencies by enabling faster system updates. When users load system updates, they do not overwrite their customizations because the system stores custom changes as sub-classed objects or data that reside "outside" the core program, thus avoiding the time-consuming process of rewriting custom changes.

   Reduced Total Cost of Ownership. The Company believes its software solution provides significant cost saving opportunities for its customers. The Company believes that its feature-rich solution is competitively priced for middle-market organizations and significantly reduces the traditionally high implementation and customization costs associated with legacy and first-generation client/server systems. By using the Company's software solution, a customer may reduce the administrative and information technology support costs associated with an organization's HRMS/payroll functions. Since data for employee benefits and payroll calculations are maintained in a series of shared tables, UltiPro for Windows helps to reduce administrative costs by facilitating accurate information processing and reporting and reduces discrepancies, errors and the need for time-consuming adjustments. In addition, administrative costs can be reduced by providing an organization with greater access to information and control over reporting.

   Integration and Leveraging of Leading Technologies. The Company has consistently focused on identifying leading technologies and integrating them into its products. UltiPro for Windows incorporates and leverages leading technologies, such as Microsoft SQL Server, Microsoft NT Server, Borland's Delphi ("Delphi"), Lotus Domino, Java and ActiveX, to greatly enhance speed, convenience, dependability, ease of use and extensibility. For example, UltiPro for Windows is based on Delphi's object-oriented programming which enables more rapid product development, customization and implementation. In addition, UltiPro for Windows employs Internet-and intranet-enabled technologies to facilitate employees' access to human resource, payroll and benefits information and to remotely complete and update forms and information. This functionality addresses the growing demand for employee empowerment.

   Ease of Use and Navigation. The Company designs its products to be user-friendly and to simplify the complexities of managing employees and complying with government regulations in the HRMS/ payroll area. UltiPro for Windows is designed to enable users to find information quickly and easily. The Company has developed a user interface called the Employee Explorer that allows access to all employee information in one common area. The graphical user interface of UltiPro for Windows is designed to allow a user to access any part of the system quickly and efficiently.

   Comprehensive Professional Services and Industry-Specific Expertise. The Company provides high quality implementation, training and ongoing product and customer support services. The Company employs 86 people in professional services, which includes implementation, product support, technical support and training departments. Substantially all of the Company's product support associates have been designated as Certified Payroll Professionals ("CPP") by the American Payroll Association. Moreover, the Company's executives and managers have an average of over 10 years of experience in HRMS/payroll as well as 15 years in the software industry. This experience provides the Company with insights into trends in the HRMS/payroll area and provides the Company with the ability to better address its customers' HRMS/payroll needs. In addition, the Company employs a dedicated tax research team to track changes in the tax rules of more than 4,500 separate taxing jurisdictions and changes in other employee-related regulations.

   Employee Self-Service Capability. The Internet-enabled and security features of UltiPro for Windows are designed to allow an organization's employees to access employee human resource, payroll and benefits information and to remotely complete and update forms and information. The Employee Self-Service feature in UltiPro for Windows, which is scheduled for release in the second quarter of 1998, will help to address the growing demand for employee empowerment. In addition, by providing an additional means to communicate with its employees, employee self-service is designed to help to reduce an organization's administrative burden and resources to disseminate information to its employees.

STRATEGY

   The Company's objective is to be the leading provider of HRMS/payroll software solutions. Key components of the Company's strategy include:

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
   Extend Technology Leadership. The Company intends to continue to expend significant resources to further identify, utilize and take advantage of emerging technologies in order to maintain and extend its leadership position as a provider of technologically advanced HRMS/payroll solutions. The Company believes that by developing UltiPro for Windows as the first HRMS/payroll solution to use object-oriented, component-based technology in combination with Microsoft SQL Server operating on the Microsoft NT platform, as well as Internet-enabled technologies, the Company maintains a competitive advantage over other HRMS/payroll vendors. The Company seeks to identify and utilize new technologies to further enhance UltiPro for Windows' functionality and performance. In addition, the Company intends to continue to support new and emerging industry standards to ensure that its products continue to readily integrate with such technologies. The Company maintains technical relationships with many leading vendors, including Borland International Inc., Citrix Systems, Inc., Cognos, Lotus Development Corporation ("Lotus") and Microsoft. These relationships provide the Company with access to new and emerging technologies as well as products under development.

   Leverage Strategic Alliances. The Company intends to expand its existing, and develop new, strategic marketing relationships with leading software vendors. The Company believes that these relationships will provide it with access to a larger potential customer base and will enable the Company to leverage their technical and marketing expertise. The Company has strategic relationships with Microsoft and Lotus that involve coordinated public relations and marketing opportunities as well as planned trade show activities specifically targeted to the HRMS/payroll industry. In addition, the Company has technical and marketing relationships with Cognos, Citrix Systems, Inc., FlexiInternational Software, Inc., Great Plains Software, Inc., National Bond & Trust Company Inc., Network Specialists, Inc., Paradigm Software Technologies, Inc., Platinum Software Corporation, ProBusiness Services, Inc., Simplex Time Recorder Co., SunGard Recovery Services, Inc. and Systems Tax Service, Inc.

   Integrate with Other Leading Software Applications. The Company intends to continue to design application interfaces which integrate UltiPro for Windows with other leading software applications. By having the ability to interface with other business software applications such as financial or accounting software solutions, UltiPro for Windows is designed to extend an organization's technology enterprise and allow an organization to effectively address its enterprise-wide management needs. For example, the Company has built interfaces into UltiPro for Windows for exporting payroll information to Platinum Software Corporation's Platinum SQL General Ledger and for exchanging information with WinSTAR, the pay data entry system from the Time/Data Division of Simplex Time Recorder Co. The Company is currently designing interfaces for FlexiInternational Software, Inc.'s FlexiFinancials and Great Plains Software, Inc.'s Dynamics C/S+.

   Expand and Leverage Implementation Partners. The Company seeks to continually expand its network of implementation partners. The Company believes that the use of implementation partners will further increase its market penetration, complement its direct distribution channel and enable more rapid implementation of its products. The Company expends significant resources on training its implementation partners. The Company has formal implementation partnership agreements with national, regional and local information technology consulting firms which specialize in human resource management, including CDG & Associates Inc., Cornerstone Solutions, Inc., HC Associates International, Inc., Insight Technology Partners, Inc., Soft Link, Inc. and The Consulting Team, Inc.

   Expand Product Functionality. The Company seeks to continually expand the functionality of its software and is currently developing modules for recruitment and staffing, position management and training administration that will integrate with UltiPro for Windows. The Company also intends to develop solutions to help multinational, U.S.-based companies with employees who live abroad. In addition, the Company plans to offer a Canadian version of its product. These solutions will include features such as international dates and address fields, and support for Eurodollar and Eurodollar exchange rate conversion.

   Leverage Existing Customer Base. The Company seeks to enhance its market position by targeting sales of UltiPro for Windows to its existing DOS customer base. This existing base of approximately 750 organizations represents a significant potential market for future sales of the Company's products as such customers migrate from DOS to Windows environments and from individual or networked personal computers to client/server environments.

TECHNOLOGY

   The Company seeks to provide its clients with optimum performance, rich functionality, scalability and easy access to information through the use of leading technologies such as Delphi and C++ Builder as the development environment and Microsoft SQL Server as the database operating on the Microsoft NT platform. The Company has developed UltiPro for Windows to include the following key technological features:

   Object-oriented Programming. Delphi is an object-oriented, visual, integrated database application development environment for Windows 95 and Windows NT. Delphi delivers a combination of an optimizing native code compiler, a visual component library with source code and database connectivity. Object-oriented programming features code reusability and visual form/object inheritance, which decrease the time and cost of developing and fully implementing a new system. With object-oriented programming, system updates do not overwrite prior customizations to the system because custom changes are sub-classed objects that reside "outside" the core program.

   32-bit Compiled Code and Distributed Architecture. Delphi is a 32-bit code compiler, which results in more stable applications that are significantly faster than interpreted applications and provides greater memory access than compilers built on a 16-bit compiler. The Company has designed certain aspects of its system using a multi-tiered client/server architecture in order to enhance the system's speed, flexibility, scalability and maintainability. When an application's logic resides only on a client, a user's ability to process high volume data transactions is limited. When the logic resides only on a server, the user's interactive capabilities are reduced. The Company's use of distributed architecture is intended to overcome such limitations.

   Application Framework. The Company has developed a proprietary data-driven, object-oriented application framework that enhances the development, usability, maintainability and extensibility of its applications. The major areas of the system such as company setup, code setup, employee setup, pay data entry and reporting have been developed using the Company's application framework to enhance usability. The extension of the system's functionality is enhanced due to the use of the framework with its driver tables and object-class library.

   Business Intelligence Tools. In addition to an extensive library of standard reports that offer flexibility and ease of use, the Company extends what users can do with employee data by embedding leading business intelligence tools from Cognos in UltiPro for Windows. In addition to offering sophisticated data query and report authoring, these tools enable users to apply online analytical processing ("OLAP") to multidimensional data cubes, allowing users to explore data on employees graphically and statistically from diverse angles. The Company maintains a link between Cognos' report catalog and UltiPro for Windows' data dictionary, eliminating the necessity for users to create and maintain ad hoc reporting catalogs.

   Internet and Intranet Integration. The Company supports emerging technologies such as those associated with the Internet and corporate intranets to increase access to and usability of its applications. The Company's Internet-enabled applications, such as employee self-service, are integrated with UltiPro for Windows database and use Lotus Domino Server, Java, Java script, HTML and COM/ActiveX.

PRODUCTS

   The Company's software products include UltiPro for Windows, a client/server software product, and ULTIPRO for LAN, a DOS-based product, both of which automate and manage HRMS/payroll functions.

ULTIPRO FOR WINDOWS

   UltiPro for Windows, released in June 1997, is a fully integrated, technologically advanced HRMS/payroll software product that offers comprehensive functionality to middle-market organizations. In December 1997, Human Resource Executive, a leading human resource industry publication, selected UltiPro for Windows as the only HRMS/payroll software product to be included as one of its Top Ten HR Products of the Year. UltiPro for Windows includes the following modules:

   Human Resources. UltiPro for Windows is designed to streamline and manage the human resource function within an organization. In addition to enabling organizations to comply with regulatory requirements, UltiPro for Windows generates, manages and stores information that satisfies a broad range of internal and external reporting requirements. Examples of information and processes handled by the system are employee performance, job and salary history; COBRA and HIPAA administration; OSHA incident and safety; career development; wellness programs; company-issued property; dependent, beneficiary and emergency contact details; and history of previous employment. The system uses help features, or "wizards", to guide human resource administrators through multi-step processes such as recording new hire information, employee job changes and employee terminations. Wizards provide "To Do" lists, sequentially presented data-entry windows, validation of data and summaries of changed information. The system also includes effective dated record handling and detailed audit trails.

   Benefits Administration. UltiPro for Windows provides a comprehensive, automated means of administering all types of health and welfare plans, employee loans, qualified and non-qualified deferred compensation, and fund allocations. The Company has developed a one-table design that maintains deductions and benefit plans in one common set of tables. One table stores together rules for coverage; premium and employer match computations; eligibility and participation determination; and taxation, wage accumulation and withholding requirements for payroll. UltiPro for Windows also delivers rules-based benefits administration functionality, combining the benefit and payroll deduction tables, to help improve accuracy and scheduling convenience. Tracking of dependent and beneficiary information is comprehensive and can be associated with benefit plans as necessary. In addition, complete historical information is available in summary and detail views for a quick response to benefit inquiries and ease in benefit plan research.

   Payroll. UltiPro for Windows incorporates a comprehensive tax management system to handle federal, state and local tax computations, including multi-state taxing rules and reciprocity. In addition, the system is delivered with complex wage calculations such as shift premiums, piecework and make-up pay, average pay rates for overtime calculations and garnishments/disposable pay. It also includes convenience features enabling users to generate off-cycle checks, create direct deposit files, perform automatic check reconciliation, and track the progress of payroll processing steps online.

   Interface Templates. UltiPro for Windows incorporates built-in interfaces and an engine that facilitate importing and exporting data with a number of third-party software systems, including time clocks, point-of-sale systems and job costing systems. Organizations can link to their banks, 401(k) provider, tax filing service and unemployment cost management services. The UltiPro for Windows' development tools give the user the ability to interface the Company's software with many leading applications running on a variety of platforms.

   Reporting. UltiPro for Windows provides a library of over 100 standard reports including basic company and employee listings, employee forms, analytical reports, notifications and upcoming events, reconciliation and audit reports and date-or event-driven historical reports. UltiPro for Windows includes true point-in-time reporting, giving users access to historical information whenever they need it. In addition to many standard reports, UltiPro for Windows includes other tools such as Cognos' business intelligence tools for data analysis and generation of custom reports.

   Employee Self-Service. UltiPro for Windows takes advantage of emerging technologies that not only reduce the administrative workload of the HRMS/payroll department but also provide greater access to HRMS/payroll information to employees within an organization. Employee Self-Service is an Internet-enabled module which is expected to be released in the second quarter of 1998 and will be fully integrated with UltiPro for Windows. Based upon user-established security rules, employees will be able to access authorized database information from remote locations with an Internet connection. UltiPro for Windows' Internet/intranet application will provide:
(i) employees with access to data, thereby decreasing HRMS/payroll staff requirements to service employees; (ii) employees with the ability to change their own data or make a change request subject to approval, again decreasing demands made on HRMS/ payroll staff; (iii) an additional means for the Company and its HRMS/payroll staff to communicate with employees; and (iv) a low-maintenance and cost-effective method for data entry (new hires, terminations, payroll data) and inquiry at multiple or remote locations. More specifically, using UltiPro for Windows, employees will have the ability to enroll in benefit plans and view benefit statement information and complete and file leave of absence and vacation requests.

ULTIPRO for LAN

   The Company introduced ULTIPRO for LAN in July 1993 as its first proprietary software product. ULTIPRO for LAN is a DOS-based product that is a fully integrated human resource management, benefits administration and payroll processing system with a number of the same features as UltiPro for Windows. While the Company continues to support ULTIPRO for LAN, it no longer actively markets this DOS-based product.

   The following table contains selected information pertaining to the Company's client/server product, UltiPro for Windows, and the Company's DOS-based product, ULTIPRO for LAN:

                           ULTIPRO FOR WINDOWS                ULTIPRO FOR LAN
FIRST RELEASE:             June 1997                       July 1993
CURRENT VERSION/
 RELEASE DATE:             1.5/December 1997               3.5/December 1997
PRIMARY DATABASE:          Microsoft SQL Server            Microsoft FoxPro
SOURCE CODE LANGUAGE:      Borland Delphi, C++             Microsoft FoxPro
NETWORKS:                  TCP/IP & NetBios (Microsoft NT  Novell Netware, Microsoft NT
                           4.0 compatible)                 Server
CLIENT PROFILE:            Companies with 300-15,000       Companies with 100-5,000
                           employees                       employees
PRICE RANGE*:              $75,000--$1,000,000 and up      $25,000--$100,000 and up

*Pricing represents license fees based upon several variables, including number of sites, employees, concurrent users and options selected. Pricing excludes related service and maintenance fees.
--------------------------------------------------------------------------------------------

PRODUCT DEVELOPMENT

   The Company continually invests significant resources in product development in order to take advantage of emerging technologies and to further broaden its products' functionality and performance. The Company employs an iterative, rapid application development ("RAD") process. New product specifications are primarily developed by product managers with input from professional services employees and clients. Feature teams, which include product managers, programmer analysts, as well as employees from the quality assurance, tax research and documentation departments, jointly review specifications, products in development, test plans and documentation. Published programming standards and guidelines, code "walkthroughs" and more formal code reviews are used in an attempt to deliver more error-free code in a shorter period of time. The Company believes that this iterative, multi-disciplinary, team-based approach results in application development that is more responsive to client needs than products developed using other available approaches. The Company believes that software product development is most effectively and efficiently accomplished by small development teams focused on specific areas. The Company provides on-going technical training and state-of-the-art equipment to its research and development staff.

   The Company is currently focused on enhancing UltiPro for Windows through development of the following fully integrated modules, each of which is expected to be released in the second half of 1998:

   Recruitment and Staffing. The Recruitment and Staffing module is designed to assist organizations in coordinating the management of open positions and applicants, tracking and evaluating costs associated with recruiting, and handling government compliance issues.

   Position Management. The Position Management module is designed to provide organizations with strategic tools for the generation of reports necessary for managing and planning positions. In addition to tracking the numbers and types of positions within an organization, it is designed to address the sophisticated needs of larger organizations for projecting future staffing requirements, budgeting, comparisons of actual versus budgeted figures, salary planning, projection of training needs, and assistance with succession planning.

   Training Administration. The Training Administration module is designed to assist organizations in planning training events and classes, managing facilities and trainers, handling registrations for training, and tracking training results. Additionally, it will support the management of financial and budgeting activities related to training, projections for future training needs, and succession or replacement planning activities.

   There can be no assurance that the Company will successfully complete the development of one or more of these modules or that they will be successfully completed in a timely manner.

   Since inception, the Company has invested a substantial amount of its resources in research and development. During fiscal years 1995, 1996 and 1997, research and development expenses aggregated approximately $2.6 million, $3.4 million and $4.8 million, respectively.

PROFESSIONAL SERVICES

   The Company believes that offering quality professional services provides it with a significant opportunity to differentiate itself in the marketplace and is critical to the Company's comprehensive solution. The Company provides its customers professional services in three areas: implementation, training, and customer support and maintenance.

   Implementation. The Company's implementation services provide its customers with a standardized methodology and assistance in implementing the Company's HRMS/payroll solutions. The Company believes that its implementation services ensure its customers' early success with its products and assist customers in their ongoing efforts to enhance their existing systems and manage upgrades. In addition, these services strengthen the relationship with customers and add to the Company's industry-specific knowledge base for use in future implementation and product development efforts. The Company's implementation process is handled either by the Company's implementation team or in partnership with third-party consultants. In each case, the project team includes an HRMS/payroll consultant from the Company, representatives from the client organization and a variety of experts from the Company and/or the Company's implementation partners. The Company has established a training program that provides the Company's associates and its implementation partners standardized instruction on UltiPro for Windows, including techniques for systems planning and design, customer-specific configuring of application modules, conversion from existing systems and interfacing with other software applications. The Company's implementation group consists of HRMS/payroll consultants, database administrators and technology consultants. Implementation services are typically billed on a time and materials basis.

   Training. The Company provides its customers with the opportunity to participate in formal training programs. The Company believes that this training increases customers' ability to use the full functionality of the product, thereby maximizing the value of customers' investment. Courses are designed to give attendees practical, hands-on experience with the Company's products. Trainees learn such basics as how to enter new employee information, set up benefit plans and generate standard reports, as well as more complex processes such as defining company rules, customizing the system and creating custom reports. The Company maintains four training facilities in Atlanta, Georgia; Seal Beach, California; Chicago, Illinois; and East Rutherford, New Jersey. In certain instances, the Company conducts on-site training at customer facilities.

   Customer Support and Maintenance. The Company offers comprehensive technical support and maintenance services, which have historically been purchased by all of its customers. These services include software updates that reflect tax and other legislative changes; telephone support 24 hours a day, 7 days a week; unlimited access to the Company's employee tax center on the World Wide Web; and periodic newsletters. In addition, the Company uses Symantec Corporation's PC Anywhere software for remote accessibility to the customer's system in order to perform quick diagnostics and provide on-line assistance. In the final quarter of each year, the Company conducts seminars for customers and distributes documentation on how to handle year-end closing activities effectively. To monitor, evaluate and continually enhance its support process, the Company uses advanced technology tools and sends surveys to its customers to obtain their opinions and suggestions. The Company's use of AT&T Corporation's TRACK IT software expedites call handling and its use of Magic Solutions Inc.'s SupportMagic SQL provides Statistical Information Reporting on call history.

CUSTOMERS

   As of February 28, 1998, the Company had licensed its UltiPro for Windows solution to approximately 85 customers and its ULTIPRO for LAN solution to approximately 750 customers. No customer accounted for more than 10% of total revenues in fiscal year 1997. The Company's customers operate in a wide variety of industries, including manufacturing, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports. The following is a representative list of the Company's customers as of February 28, 1998:

MANUFACTURING
Duro Bag Manufacturing
 Company
Globe Manufacturing, Inc.
Great American Cookie Co.
Halstead Metal Products, Inc.
MCD International Inc.
Packerland Packing Company,  Inc.
PMC, Inc.
Stevens Graphics, Inc.
United States Filter
 Corporation
Volvo GM Heavy Truck
 Corporation
Wright Industries, Inc.

HEALTHCARE
Community Hospital of
  Monterey Peninsula
Disabilities Services of the
  Southwest
Florida Community Cancer
Group Health Associates
Medassist OP
National Vision Associates, Ltd.
Sunrise Assisted Living
University Physicians Group

FINANCE/INSURANCE/REAL ESTATE
First American Corporation
GMAC Mortgage, Inc.
J.C. Bradford & Company LLC
Michigan Mutual Insurance Co.
National Realty Trust
Northwest Savings Bank
Republic National Bank
The Midland Life Insurance Co.
Trammel Crow Residential
United Companies Financial Corporation

RETAIL
AT Williams Oil
Benihana Corporation
Bentley's Luggage
Bill Heard Enterprises, Inc.
Carolina Restaurant Group
Hooters of America
Reliable Stores, Inc.
Spaghetti Warehouse Inc. &
 Subsidiaries
The Krystal Company, Inc.
The Portillo Restaurant Group
Winn Dixie Stores, Inc.

TECHNOLOGY
FFV Aerotech, Inc.
Global Technical Services, Inc.
Ingram Entertainment, Inc.
SARCOM, Inc.
The National Research Group
TPS Technologies
Tracer Research

TRANSPORTATION &
COMMUNICATIONS
Airport Group International Inc.
America West Airlines Inc.
Armellini Trucking Corporation
Benton Express Co.
Communications & Power
  Industries
Drug Transport Inc.
Lin Television
Telemundo Television Network
World Maintenance Service

SPORTS
Arizona Diamondbacks
Chicago White Sox
Colorado Rockies Baseball
Montreal Expos
New York Giants
New York Jets Football Club
New York Yankees
Philadelphia Phillies
The Phoenix Suns
 Limited Partnership
ProPlayer Stadium
Texas Rangers Baseball
The Florida Marlins Baseball Club
The Florida Panthers

SERVICES
Boston Ballet
Buena Vista Hotel
Callaway Gardens Resorts
Discovery Zone
Hotel Intercontinental
Hudson Hotels Corp.
Mark Hopkins Intercontinental
Omni Hotels Management

CUSTOMER CASE STUDIES

   The following examples illustrate the selection of the Company's products by several of the Company's customers and the types of needs addressed by those products:

 United States Filter Corporation

   United States Filter Corporation ("U.S. Filter"), one of the world's largest global water treatment companies, provides industrial, commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter serves its customers through a worldwide network of over 600 sales and service facilities in 33 countries. U.S. Filter has over 17,000 employees and expects to add more employees with its recent agreement to acquire Culligan Water Technologies, Inc. U.S. Filter has acquired numerous companies over the last year and a half, which has increased the complexity of its HRMS/payroll functions.

   U.S. Filter has been using a service bureau system for payroll processing and a manual system for handling its human resources functions. With these two systems, human resource and payroll data are not integrated, and U.S. Filter does not have the control it desires for processing or analyzing critical employee data.

   U.S. Filter selected UltiPro for Windows to gain control over employee data and to integrate employee management processes. UltiPro for Windows will provide U.S. Filter with comprehensive human resource and benefits management functionality and business intelligence tools. With the system's Microsoft SQL Server and Windows NT environment, U.S. Filter will have the ability to integrate HRMS/payroll with its other business applications and to scale the system to expand with the company's growth. The Company is currently in the process of implementing its solution for U.S. Filter.

 First American Corporation

   First American Corporation ("First American") is a bank-holding company with assets of $10.6 billion, 4,200 employees and 169 bank offices in Tennessee, Virginia and Kentucky. First American has been using a mainframe system to process payroll and maintain its human resources information. Using that system, First American does not have the flexibility or the ability to readily access data that it requires. To generate reports, users need to schedule a request with the Information Technology department. Reports are delivered on a monthly cycle and are not readily available on an ad hoc basis. In addition, users often have to import the data into a spreadsheet application and manipulate it further to provide meaningful information. First American has found this process to be increasingly cumbersome and inefficient.

   After a detailed evaluation of several products offered by other vendors, including ERPs, First American selected UltiPro for Windows as its HRMS/payroll solution and PeopleSoft's Financials for its financial accounting solution. UltiPro for Windows' built-in functionality and ease of use will allow First American users to generate customized point-in-time reports and to analyze the data from a number of different perspectives. Upon its release, UltiPro for Windows' employee self-service module is expected to meet First American's objective to move from a paper-intensive HRMS/payroll organization to a paperless model. This online system will offer First American employees the convenience of immediate access to personal and company information. The Company is currently in the process of implementing its solution for First American.

 The Florida Marlins Baseball Club and ProPlayer Stadium

   The 1997 World Champion Florida Marlins Baseball Club (the "Florida Marlins") has 360 employees. Miami-based ProPlayer Stadium, owner and operator of the baseball and entertainment arena in which the Florida Marlins play, has 100 full-time and 300 to 500 part-time employees, depending upon the stadium event. HRMS/payroll functions are handled centrally for the two organizations.

   The Florida Marlins and ProPlayer Stadium previously used a third-party outsourcing service to handle its payroll. The system lacked the flexibility needed to handle the payroll requirements typical of sports teams. For example, many states including Illinois, Maryland, Minnesota and New York require professional athletes to pay taxes to that state when they play there. The third-party system was unable to calculate and print payroll withholding taxes for multiple states in one paycheck. Because of this, the Florida Marlins had to establish a new company for each state where the ball team played to withhold the proper taxes. In addition, the Florida Marlins and ProPlayer Stadium were required to pay for and maintain two separate systems because the third-party software was unable to handle multiple-company organizations. These two issues resulted in a complicated payroll process that was inflexible, expensive and time consuming to run.

   The Florida Marlins and ProPlayer Stadium report that payroll is running more efficiently because of the flexibility and depth of functionality provided by the ULTIPRO for LAN solution. The system's multiple-company capability has enabled the Florida Marlins and ProPlayer Stadium to use one centralized system to run payroll. ULTIPRO for LAN has also allowed the Florida Marlins to withhold taxes from many states in one paycheck, which eliminates the need to issue more than one paycheck to an employee. In addition, ULTIPRO for LAN has allowed the Florida Marlins to cut off-cycle paychecks on demand, make last minute changes to payroll as needed and integrate human resource and benefits information with payroll.

 Ingram Entertainment, Inc.

   Ingram Entertainment, Inc. ("Ingram") distributes home entertainment products such as videotapes, audio-books and CD-ROMs. Currently, the company has offices in 22 locations nationwide and employs 945 associates. Previously, Ingram processed its payroll with commercially available software running on a mainframe-based system. The company found that supporting a mainframe-based HRMS/payroll system was costly and time-consuming. The system required extensive information technology resources to maintain, update and customize. In addition, it was difficult for associates to access and generate data for required reports. To increase efficiencies, Ingram determined that it needed a cost-effective solution that more tightly integrated human resources and payroll.

   The Company's ULTIPRO for LAN solution now used by Ingram offers complete integration of payroll, human resources and benefits and provides more built-in functionality than its mainframe-based counterpart. According to Ingram, payroll check processing costs have been reduced by 20% and time for processing has been reduced by half a day per week. Ingram users also have immediate access to essential data and can generate standard and ad hoc reports without relying on its information technology department for support.

SALES AND MARKETING

   The Company markets and sells its products and services through its direct sales force, marketing group and a network of strategic partners. The Company had a staff of 86 associates as of February 28, 1998 and maintained 26 sales offices located in major metropolitan areas throughout the United States, including its headquarters in Ft. Lauderdale, Florida.

   Direct Sales. The Company's direct sales force includes business development directors and managers who have defined territories and conduct lead-generation activities within given parameters. The sales cycle begins with a sales lead generated through a corporate marketing vehicle or a territory-based activity. Whether the lead is a telephone request, fax, email or request for proposals ("RFPs"), the lead is qualified and entered into a lead-tracking system. When the lead is received on the local level, prospect information is entered via the Internet into an electronic system resident at headquarters. When headquarters receives the lead, the information is recorded and forwarded to the business development manager in the prospect's region of the country. Business development managers rely on face-to-face meetings with prospects to build relationships. In one or more on-site visits, business development managers work with application and technical consultants to analyze prospective client needs, demonstrate the Company's product and, when required, respond to an RFP. The sale is finalized after clients complete their internal sign-off procedures and terms of the contract are negotiated and signed. While the length of sales cycles varies from client to client, the sales cycle typically requires two to six months for UltiPro for Windows.

   Marketing. The Company supports its sales force with a comprehensive marketing program that includes public relations, advertising, direct mail, trade shows, seminars and Web site maintenance. Working closely with the direct sales force, customers and strategic partners, the marketing team defines positioning strategies and develops a well-defined plan for implementing these strategies. Marketing services include market surveys and research, overall campaign management, creative development, production control, lead generation and tracking, results analysis, and communications with field offices, customers and strategic partners.

   Strategic Partners. The Company has established a number of formal and informal marketing relationships with industry-specific vendors and consulting firms. The Company has a strategic partnership with Microsoft Corporation that involves coordinated public relations and marketing opportunities as well as trade show activities specifically targeted to the HRMS industry. In addition, the Company has relationships with Cognos, Citrix Systems, Inc., FlexiInternational Software, Inc., Great Plains Software, Inc., Lotus Development Corporation, National Bond & Trust Company Inc., Network Specialists, Inc., Paradigm Software Technologies, Platinum Software Corporation, ProBusiness Services, Inc., Simplex Time Recorder Co., SunGard Recovery Services, Inc. and Systems Tax Service.

INTELLECTUAL PROPERTY RIGHTS

   The Company's success is dependent in part on its ability to protect its proprietary technology. The Company licenses its products in object code form only, although it has source code escrow arrangements when required by customers. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third-party copying or use, which could materially adversely affect the Company's business, operating results and financial condition.

   Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that perform comparably to the Company's proprietary products. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trademarks, copyrights or trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

   As is common in the software industry, the Company from time to time may become aware of third party claims of infringement by the Company's products of third-party proprietary rights. While the Company is not currently subject to any such claim, the Company's software products may increasingly be subject to such claims as the number of products and competitors in the Company's industry segments grows and the functionality of products overlaps and as the issuance of software patents becomes increasingly common. Any such claim, with or without merit, could result in significant litigation costs and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, operating results and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable by the Company or at all.

COMPETITION

   The market for the Company's products is highly competitive. The Company's products compete primarily on the basis of technology, delivered functionality and price/performance. The Company believes that its products generally compete effectively with respect to these factors.

   The Company's competitors include (i) a number of companies, such as Cyborg Systems, Inc., Genesys Software Systems, Inc., Lawson Software, Inc., Oracle Corporation, PDS Software, Inc., PeopleSoft, Inc. and SAP America, Inc. which offer HRMS/payroll software products for use on mainframes and/or client/server systems; (ii) large service bureaus, such as ADP and Ceridian Corporation; and (iii) the internal payroll/human resources departments of potential customers which use custom-written software. Many of the Company's competitors or potential competitors have significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers.

FACILITIES

   The Company's principal administrative, engineering, support and marketing facilities total approximately 15,000 square feet and are located in a single building in Fort Lauderdale, Florida. The Company leases these premises under a lease which expires on December 31, 1998. The Company intends to move into new and larger facilities in Weston, Florida in the first calendar quarter of 1999. In addition, the Company leases office space for its sales operations in Albany, Atlanta, Baltimore, Boston, Buffalo, Chicago, Cincinnati, Cleveland, Columbus (Ohio), Dallas, Denver, Detroit, East Rutherford (New Jersey), Fort Lauderdale, Houston, Jackson (Mississippi), Nashville, New York City, Philadelphia, Phoenix, Pittsburgh, San Francisco, Seal Beach (California), Seattle and Tampa.

EMPLOYEES

   As of February 28, 1998, the Company employed 265 persons, including 86 in sales and marketing, 86 in professional services, 77 in research and development and 16 in finance and administration. The Company believes that its relations with employees are good. However, competition for qualified personnel in the Company's industry is intense and the management of the Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

LEGAL PROCEEDINGS

   From time-to-time, the Company is involved in litigation relating to claims arising out of its operation in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceeding the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.

                                  MANAGEMENT

   The directors, executive officers and other key employees of the Company, and their ages as of December 31, 1997, are as follows:

            NAME              AGE                   POSITION(S)
Scott Scherr (1) ...........   45  Chairman of the Board of Directors,
                                   President and Chief Executive Officer
Alan Goldstein, M.D. (1)  ..   47  Executive Vice President, Chief Technology
                                   Officer and Director
Mitchell K. Dauerman .......   40  Chief Financial Officer and Treasurer
James Alu ..................   53  Chief Operating Officer and Vice President
Vivian Maza ................   35  Vice President--People and Secretary
Sarah H. Bodman ............   29  Vice President--Finance
Paul Gonzalez ..............   45  Vice President--Implementation Partners
Dale T. Baker ..............   47  Vice President--Strategic Alliances
H. Stephen Smith ...........   48  Vice President/General Manager for East
                                   Region
Steven J. Oakley ...........   39  Vice President/General Manager for West
                                   Region
Ofer Nemirovsky (1)(2)  ....   39  Director
LeRoy A. Vander Putten (3)     63  Director
Marc D. Scherr (1) .........   39  Director
Rick Wilber (3) ............   50  Director
Robert A. Yanover (2)  .....   61  Director

(1)    Member of Executive Committee
(2)    Member of Audit Committee
(3)    Member of Compensation Committee

   Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1996. Mr. Scherr founded the Partnership in April 1990 and has served as President of its general partner from the inception of the Partnership until its dissolution
in       1998. From 1979 until 1990, he held various positions at ADP, a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr ran Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc D. Scherr, a director of the Company.

   Alan Goldstein, M.D., FACS has served as a director of the Company since its inception in April 1996 and as Executive Vice President and Chief Technology Officer since September 1996. From April 1996 through September 1996, he served as Vice President and Treasurer of the Company. From January 1994 until February 1998, Dr. Goldstein served as Vice President of the general partner of the Partnership. In 1989, Dr. Goldstein founded Strategic Image Systems, Inc., which produced and developed software applications and tools. From 1985 to 1986, Dr. Goldstein served as Vice President of Information Systems for Loren Industries, Inc., a jewelry casting manufacturer. From 1985 to 1987, Dr. Goldstein served as Director of Surgical Services at Kings County Hospital in New York. In 1985, as a trauma surgeon engaged in research and medical education, Dr. Goldstein developed a software application for use in hospitals to aid in patient management, quality assurance and physician education.

   Mitchell K. Dauerman has served as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1988, Mr. Dauerman held various positions with KPMG Peat Marwick, a global accounting and consulting firm. From 1988 to 1996, he served as a Partner in the firm.

   James Alu has served as Chief Operating Officer since January 1998 and Vice President of the Company since September 1996. Prior to that, Mr. Alu served as Vice President of the general partner of the Partnership from July 1993 until April 1996. From 1988 until 1993, Mr. Alu served as Area Sales Vice President for the northeastern United States for ADP's Dealer Services Group. From 1986 to 1988, he was Vice President of Sales for the National Accounts Division of ADP.

   Vivian Maza has served as Vice President -- People for the Company since January 1998 and as Secretary of the Company since September 1996. Prior to that, Ms. Maza had served as the Office Manager of the Company from its organization in April 1996 and of the Partnership from its inception in 1990 until April 1996. Ms. Maza is an HR Generalist and holds a Professional in Human Resources (PHR) certification from the Society for Human Resource Management (SHRM) association. From 1985 to 1990, Ms. Maza was a systems analyst for the Wholesale Division of ADP.

   Sarah H. Bodman has served as Vice President -- Finance for the Company since September 1996. From 1995 to 1996, Ms. Bodman was a Vice President at J.P. Morgan Capital Corporation. From 1993 to 1995, Ms. Bodman attended Harvard Business School where she earned a Masters in Business Administration. From 1990 until 1993, she worked for J.P. Morgan & Co., Incorporated where her responsibilities ranged from derivatives marketing to mergers and acquisitions.

   Paul Gonzalez has served as Vice President -- Implementation Partners for the Company since April 1997. He served as Vice President of the Company from April 1996 to September 1996 when he was elected Vice President of Support Services. Prior to that, he had served as a Vice President of the general partner of the Partnership from 1994 until April 1996 and as Secretary from 1990 until 1994. From 1980 to 1990, Mr. Gonzalez held various management positions at ADP where his titles included National Product Manager for ADP's Wholesale Distribution Division and Branch Manager for the southeast region.

   Dale T. Baker has served as Vice President -- Strategic Alliances for the Company since September 1996. From April 1996 through September 1996, he served as Vice President of the Company. Prior to that, he had served as a Vice President of the general partner of the Partnership from 1993 until April 1996. From 1990 to 1993, Mr. Baker was a Branch Manager for Cap Gemini America, an information services consulting firm. From 1979 to 1989, Mr. Baker held various management positions in accounting services, payroll and national accounts at ADP.

   H. Stephen Smith has served as Vice President/General Manager for the East Region of the Company since September 1996. Prior to joining the Company in 1996, Mr. Smith spent 20 years at ADP, where his most recent title was Division Vice President for the development and management of strategic alliances.

   Steven J. Oakley has served as Vice President/General Manager for the West Region of the Company since January 1997. From 1989 to 1996, Mr. Oakley was National Accounts Division Vice President for ADP. Prior to that, he worked for Bank of America's Business Services Division from 1985 until 1989. He is a former NCAA Baseball Academic All American.

   Ofer Nemirovsky has served as a director of the Company since June 1997. Mr. Nemirovsky has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc. ("HVP"), where Mr. Nemirovsky had served in various capacities since 1986. Prior to joining HVP, Mr. Nemirovsky held various computer sales and marketing positions at Hewlett-Packard Company, a measurement, computation and communications company. He is currently a director of OneWave, Inc., an Internet software and services company, as well as several privately-held companies.

   LeRoy A. Vander Putten has served as a director of the Company since October 1997. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk, Inc., a specialty insurance holding company ("ERI"). Since May 1997, Mr. Vander Putten has been engaged as a consultant to ERI. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company.

   Marc D. Scherr has been a director of the Company since its inception in April 1996. Currently, he is also a director of Gerschel & Co., Inc., a private investment firm. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. ("RCA"), a real estate firm, and has since served as

President of its general partner. Mr. Scherr also served as Vice President of RCA's general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

   Rick Wilber has served as a director of the Company since October 1997. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Directors of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern. Mr. Wilber currently owns and operates a number of Hallmark Card stores.

   Robert A. Yanover has served as a director of the Company since January 1997. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and has served as its President since that time. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and has served as Chairman of the Board since its inception in 1987.

   Prior to the consummation of Offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and By-Laws."

   Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors has an Executive Committee composed of Messrs. Scott Scherr (Chairman), Nemirovsky, Marc Scherr and Dr. Goldstein, which has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board of Directors) all the powers and authority of the Board of Directors in the management of the Business and affairs of the Company between regular meetings of the Board of Directors and while the Board of Directors is not in session. The Board of Directors has also appointed a Compensation Committee composed of Messrs. Vander Putten and Wilber, which establishes the compensation of officers of the Company and oversees the Company's stock option plan and such other benefits plans as the Company may from time to time maintain. The Company also has an Audit Committee composed of Messrs. Nemirovsky and Yanover, which reviews the Company's financial condition with officers and employees of the Company, as well as the Company's independent auditors, and reports to the Board of Directors concerning such reviews.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The current members of the Compensation Committee of the Board of Directors are Messrs. LeRoy A. Vander Putten and Rick Wilber. No executive officer of the Company has served as a member of the compensation committee of any other entity whose executive officers served as a member of the Compensation Committee of the Board of Directors of the Company.

EXECUTIVE COMPENSATION

   The following Summary Compensation Table sets forth all compensation paid or accrued for the fiscal year ended December 31, 1997 for the Company's Chief Executive Officer and its two other executive officers (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities during such fiscal year:

                          SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                                    COMPENSATION
                                                       AWARDS
                                                   --------------
                                                     SECURITIES      ALL OTHER
                               ANNUAL COMPENSATION   UNDERLYING     COMPENSATION
                               -------------------     OPTIONS          (1)
       NAME AND POSITION         SALARY     BONUS
Scott Scherr.................   $200,000     $--       31,300          $2,084
Chairman of the Board,
President and Chief Executive
Officer
Alan Goldstein, M.D..........    200,000      --       24,200           2,375
Executive Vice President and
Chief Technology Officer
Mitchell K. Dauerman.........    200,000      --        8,500           2,375
Chief Financial Officer and
Treasurer

(1) Consists of contributions by the Company to the Company's 401(k) Plan on behalf of the Named Executive Officers indicated.

OPTION GRANTS

   The following table summarizes options granted during the year ended December 31, 1997 to the Named Executive Officers:

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE VALUE
                                                                                    AT
                         NUMBER OF                                        ASSUMED ANNUAL RATES OF
                        SECURITIES     % OF                              STOCK PRICE APPRECIATION
                        UNDERLYING     TOTAL    EXERCISE                    FOR OPTION TERM (2)
                          OPTIONS     OPTIONS    OR BASE    EXPIRATION  --------------------------
         NAME           GRANTED (1)   GRANTED     PRICE        DATE          5%           10%
Scott Scherr .........    31,300       34.8        $73       10/23/07    $1,437,956    $3,644,638
Alan Goldstein, M.D.      24,200       26.9         73       10/23/07     1,111,775     2,817,899
Mitchell K. Dauerman       8,500        9.4         73       10/23/07       390,499       989,758

(1) These options have been granted pursuant to the Company's Nonqualified Stock Option Plan, and 25% vested immediately upon the date of grant and an additional 25% shall vest on each of the first, second and third anniversaries of the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

   The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of the fiscal year ended on December 31, 1997, and the values for exercisable and unexercisable options. No options were exercised during such fiscal year by the Named Executive Officers.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL 1997
                     AND OPTION VALUES AT FISCAL YEAR-END

                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             DECEMBER 31, 1997            DECEMBER 31, 1997 (1)
                       ------------------------------ ------------------------------
         NAME           EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
Scott Scherr .........     7,825          23,475            --              --
Alan Goldstein, M.D. .     6,050          18,150            --              --
Mitchell K. Dauerman       9,403           6,375         151,382            --

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 1997 of $73.00 per share, less the exercise price.

STOCK OPTION PLAN

   The Company's Nonqualified Stock Option Plan (the "Plan") was adopted in April 1996. Under the Plan, options to purchase shares of Common Stock may be granted to employees and directors of the Company upon approval of the Compensation Committee of the Board of Directors. As of the date hereof, options to purchase 200,000 shares were authorized for issuance under the Plan, of which 171,561 options to purchase shares were outstanding with a weighted average exercise price of $63.49 per share. Other than with respect to options granted as compensation to non-employee Directors, the option price for each share of stock subject to any option granted under the Plan will be equal to the fair market value of such share on the date on which the option is granted, or such other amount as may be determined by the Compensation Committee of the Board of Directors. The option price for shares purchased through the exercise of an option is payable in cash, in shares of stock, or in any combination thereof, as determined by the Compensation Committee. In the event of a change in control (as defined in the Plan) in which shares are converted into other property, outstanding options will become fully vested, will be terminated and the option holder will receive a cash payment equal to the value of his or her option. All options cease to be exercisable upon the tenth anniversary of the date of grant.

DIRECTOR COMPENSATION

   As compensation for serving on the Board of Directors, each director who is not employed by the Company receives a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock under the Plan. Such options are exercisable at a 70% discount to the grant date market value of the Common Stock, with the total discount on all options granted for a calendar quarter equaling the retainer fees earned by the non-employee directors for such quarter. All directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

   Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify its officers and directors and to purchase insurance with respect to liability arising out of their capability or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Corporation's stock under Section 174 of the DGCL, or (iv) for actions or omissions pursuant to which the director received an improper personal benefit. None of the foregoing, however, alters a director's liability under the federal securities laws or affects the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The

Company's Certificate of Incorporation contains a provision eliminating the personal liability of directors to the maximum extent permitted and the Certificate of Incorporation and By-Laws each require the Company to indemnify its officers and directors to the fullest extent permitted by the DGCL.

                             CERTAIN TRANSACTIONS

   In June 1992, the Partnership entered into a Software Development Agreement with Strategic Image Systems, Inc. ("Strategic"), a corporation controlled by Dr. Goldstein, the Executive Vice President, Chief Technology Officer and a director and stockholder of the Company, which provided for the payment of royalties by the Partnership to Strategic on sales of software developed by Strategic for the Partnership. At the time the parties entered into this Agreement, Dr. Goldstein was not an employee, officer or partner of the Partnership and the parties were not otherwise affiliated. In connection with the Agreement, in 1993 the Partnership granted a 10% limited partnership interest in the Partnership to Strategic. In January 1995, the Partnership agreed to pay $650,000 and granted a 12% limited partnership interest in the Partnership to Strategic, in exchange for the contribution by Strategic to the Partnership of all rights under the Software Development Agreement, thereby terminating the Partnership's obligation to make royalty payments thereunder. Also in 1995, the Partnership paid approximately $61,000 to employees of Strategic for commissions on sales of the Partnership's products to Resellers. In 1995 and 1996, the Partnership purchased certain assets of Strategic amounting to approximately $86,000 and $139,000, respectively.

   In June 1995, the Partnership acquired the business of The Ultimate
Software Group of New York, Inc. ("USGNY"), a Reseller of the Company's products, in exchange for a 3.86% limited partnership interest in the Partnership. Mr. Marc Scherr, a director and stockholder of the Company and the brother of Mr. Scott Scherr, the Company's Chairman of the Board of Directors, President and Chief Executive Officer, was the controlling stockholder of USGNY. In addition, Reuben Scherr, the father of Messrs. Marc and Scott Scherr, was a stockholder of USGNY.

   In October 1995, Mr. Marc Scherr and Rick Wilber, each a director and stockholder of the Company, loaned $50,000 and $300,000, respectively, to the Partnership at an interest rate of 1% per month. In May 1996, Mr. Marc Scherr agreed to the cancellation of his loan in exchange for the issuance of approximately 958 shares of Series A Convertible Preferred Stock of the Company. Also, in May 1996, Mr. Wilber was repaid $50,000 plus accrued interest and agreed to the cancellation of the remaining $250,000 of his loan in exchange for the issuance of approximately 4,789 shares of Series A Convertible Preferred Stock of the Company.

   The Company consummated a series of transactions during the second and third calendar quarters of 1996. At the time of these transactions, the Company and the Partnership were under common control and certain directors and officers of the Company were partners in the Partnership. These transactions included the following: (i) the Company acquired all of the issued and outstanding capital stock of Strategic from its shareholders, including Dr. Goldstein and members of his immediate family, in exchange for approximately 97,813 shares of the Company's Class B Common Stock, (ii) the Company acquired all of the issued and outstanding capital stock of The Ultimate Software Group, Inc. ("GP"), a Florida corporation controlled by Mr. Scott Scherr, from its shareholders (together with the shareholders of Strategic, the "Participating Stockholders"), including Mr. Scott Scherr, members of his immediate family and certain other of the Company's officers, in exchange for an aggregate of approximately 174,344 shares of the Company's Class B Common Stock, (iii) the business and operations of the Partnership were transferred and conveyed to the Company in exchange for the issuance by the Company of 236,300 shares of Class A Common Stock and 536,269 shares of Class B Common Stock (272,157 of which were beneficially owned by the Company as a result of its acquisition of GP and Strategic), and payment of $660,555 in cash, (iv) the Company entered into an escrow agreement with the Partnership, pursuant to which all 236,300 shares of Class A Common Stock issued to the Partnership were placed in escrow (the "Class A Escrow") and
(v) the Company entered into an escrow agreement with the Partnership and the Participating Stockholders, pursuant to which 230,700 shares of the Class B Common Stock (77,665 of which were beneficially owned by the Company as a result of it acquisition of Strategic and GP) issued to the Partnership and the Participating Stockholders, were placed in escrow (the "Class B Escrow").

   In April 1996, the Company sold a total of 95,787 shares of Series A Convertible Preferred Stock to J.P. Morgan Investment Corporation and its affiliate, Sixty Wall Street SBIC Fund, L.P., (collectively, "Morgan") at an aggregate purchase price of approximately $5.0 million. In connection with the sale, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement (the "Morgan Purchase Agreement") and the Shareholders Rights Agreement (as defined), pursuant to which Morgan was granted certain consent, preemptive and registration rights. In addition, the holders of Series A Convertible Preferred Stock, voting separately as a class, were granted the right to elect a director of the Company (the "Series A Director"). Morgan, by virtue of its ownership of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock, has the power to elect the Series A Director. There is currently no Series A Director. Prior to the consummation of the Offering, all shares of Series A Convertible Preferred Stock will be converted into shares of Common Stock. See "Shares Eligible for Future Sale -- Registration Rights".

   In April 1996, the Company issued to Mr. Marc Scherr and Patrick A. Gerschel fully-vested options to purchase an aggregate of 31,933 shares of Class C Common Stock at an exercise price of $52.20 per share, 23,766 of which are currently held by Mr. Marc Scherr, as consideration for consulting services performed for the Company. Mr. Gerschel is the principal shareholder of Gerschel & Co., Inc., of which Mr. Marc Scherr is a director. Mr. Gerschel is a stockholder of the Company and previously was a shareholder of USGNY. In 1995, Mr. Gerschel loaned an aggregate of $250,000 to the Partnership at an interest rate of 1% per month. In 1996, Mr. Gerschel loaned an aggregate of $750,000 to the Partnership at an interest rate of 1% per month. In May 1996, Mr. Gerschel agreed to the cancellation of all such loans in exchange for the issuance of approximately 19,157 shares of Series A Convertible Preferred Stock of the Company.

   In May 1996, Robert A. Yanover, a director of the Company, purchased 4,000 shares of the Company's Series A Convertible Preferred Stock, and in December, 1996, Mr. Yanover purchased 4,000 shares of the Company's Series B Convertible Preferred Stock, in each case, at a purchase price of $52.20 per share.

   In May 1996, Michael Feinberg, a holder of more than 5% of the outstanding capital stock of the Company, and his wife purchased an aggregate of approximately 28,736 shares of the Company's Series A Convertible Preferred Stock at a purchase price of $52.20 per share. In December 1996 and April 1997, Mr. Feinberg purchased 28,736 and 19,157 shares, respectively, of the Company's Series B Convertible Preferred Stock, in each case, at a purchase price of $52.20 per share. At the time of these purchases, Mr. Feinberg was a limited partner in the Partnership.

   Upon commencement of his employment with the Company in September 1996, Mitchell K. Dauerman, Chief Financial Officer and Treasurer of the Company, was granted fully-vested options to purchase 7,278 shares of Class C Common Stock of the Company at an exercise price of $52.20 per share.

   In June 1997, the Company sold a total of 153,257 shares of Series B Convertible Preferred Stock to HarbourVest Venture Partners V -- Direct Fund L.P. ("HarbourVest") for an aggregate purchase price of approximately $8.0 million. In connection with such sale, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the "HarbourVest Purchase Agreement") and the Shareholders Rights Agreement, pursuant to which HarbourVest was granted certain consent, preemptive and registration rights. In addition, the holders of Series B Convertible Preferred Stock, voting separately as a class, were granted the right to elect a director of the Company (the "Series B Director"). HarbourVest, by virtue of its ownership of a majority of the issued and outstanding shares of Series B Convertible Preferred Stock, has the power to elect the Series B Director. In June 1997, Mr. Nemirovsky, a Managing Director of HarbourVest, was elected as the Series B Director. Prior to the consummation of the Offering, all shares of Series B Convertible Preferred Stock will be converted into shares of Common Stock. See "Shares Eligible for Future Sale -- Registration Rights."

   In October 1997, each of Messrs. Marc Scherr, Wilber and Yanover were granted fully-vested options to purchase up to 2,500 shares of Class C Common Stock at an exercise price of $73.00 per share, in consideration of services provided to the Company as directors.

   In       1998, the Partnership was dissolved, all of the Company's
outstanding shares of Class A, Class B and Class C Common Stock were converted into shares of Common Stock and the shares of the Company's Common Stock held by the Partnership were distributed to its partners. 68,749 of the shares of Class A Common Stock held in the Class A Escrow were released to the Partnership and the remaining 167,551 shares of Class A Common Stock held in the Class A Escrow have been surrendered to the Company and cancelled. Prior to the consummation of the Offering, all of the shares of Class B Common Stock held in the Class B Escrow will be released from escrow and distributed to the Participating Stockholders and the Partnership (or its successors), as appropriate.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, after giving effect to the conversion into Common Stock of the Class A Common Stock, Class B Common Stock and Class C Common Stock and the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's Named Executive Officers, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. The address of each of the officers and directors of the Company is c/o The Ultimate Software Group, Inc., 3111 Stirling Road, Ft. Lauderdale, Florida 33312.

                                                                                      PERCENTAGE
                                                                                 OF OUTSTANDING SHARES
                                                                              --------------------------
                                                         NUMBER OF SHARES         BEFORE        AFTER
        NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1)(2)    OFFERING     OFFERING
HarbourVest Partners V--Direct Fund L.P. ..........
 1 Financial Center, 44th Fl.
 Boston, MA 02111
J.P. Morgan Investment Corporation(3)..............
 60 Wall Street
 New York, NY 10005
Michael Feinberg...................................
 3980 N. 32 Terrace
 Hollywood, FL 33312
Scott Scherr.......................................
Alan Goldstein, M.D................................
Mitchell K. Dauerman...............................
Ofer Nemirovsky....................................
Marc D. Scherr.....................................
LeRoy A. Vander Putten.............................
Rick Wilber........................................
Robert A. Yanover..................................
All directors and executive officers as a group
 (8 persons).......................................

(1) Unless otherwise indicated in these footnotes, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned.
(2) Based on     shares outstanding prior to the Offering and     shares to
    be outstanding after the Offering, except that shares underlying options exercisable within 60 days of March 31, 1998 are deemed to be outstanding for purposes of calculating shares beneficially owned and percentages owned by the holder of such options.

                         DESCRIPTION OF CAPITAL STOCK

   Following the consummation of this Offering, the authorized capital stock
of the Company will consist of     million shares of Common Stock, $0.01 par
value per share, and 1,000,000 authorized shares of preferred stock, $0.01
par value per share ("Preferred Stock"). Options to purchase    shares have
been granted under the Plan ranging from $    per share to $    per share.

COMMON STOCK

   As of     , 1998, there were    shares of Common Stock outstanding and
held of record by      stockholders, assuming the conversion of all shares of
the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Based upon the number of shares outstanding as of that date and after
giving effect to the issuance of the      shares of Common Stock offered
hereby, there will be      shares of Common Stock outstanding upon the
closing of this Offering. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.

   The holders of Common Stock will possess exclusive voting rights in the Company, except to the extent that the Board of Directors shall have designated voting power with respect to any Preferred Stock issued. Each holder of Common Stock is entitled, on each matter submitted for a vote of holders of Common Stock, to one vote for each share of such stock registered in such holder's name on the books of the Company. Except as otherwise required by law and subject to the rights of any holders of Preferred Stock, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business at that meeting. Actions requiring approval of stockholders will generally require approval by a majority vote at a meeting at which a quorum is present, except that at each stockholder meeting for the election of directors, provided a quorum is present, directors will be elected by a plurality of votes validly cast in the election. Stockholders will not have any right to cumulate votes in the election of directors. Subject to the rights of any holders of Preferred Stock, each holder of Common Stock is entitled to receive dividends out of funds legally available therefor when, as, and if, declared by the Board of Directors. Dividends may be paid in cash, property or shares of the Company's capital stock. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock will be entitled to share ratably in the distribution of all assets of the Company remaining after payment of all of the Company's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled. Holders of the Common Stock will not generally be entitled to preemptive rights with respect to any shares of capital stock which may be issued by the Company.

PREFERRED STOCK

   Upon the consummation of the Offering, no shares of Preferred Stock will be issued or outstanding. The Preferred Stock may be issued by the Board of Directors in one or more series and may have such voting rights, if any, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions, as the Board of Directors (or a duly authorized committee thereof) may fix by resolution or resolutions. Moreover, the Board of Directors may issue such Preferred Stock, from time to time, in transactions without the approval of the stockholders of the Company, and the preferences, designations, voting and other rights of any such shares of Preferred Stock may materially limit or qualify the rights of the outstanding shares of Common Stock. See " -- Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and the By-Laws."

   The holders of Preferred Stock issued by the Company may be given the right to vote for the election of directors generally or to elect a specified number or percentage of the members of the Board of Directors. The number of directors that may be elected by the holders of any class or series of Preferred Stock having the right to elect directors may be in addition to the number of directors fixed by or pursuant to the Certificate of Incorporation.

   One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the authority of the Board of Directors described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS

   Interested Stockholder Restrictions. Section 203 of the DGCL prohibits an "interested stockholder" of a Delaware corporation from engaging in certain business combinations with the corporation, including mergers or consolidations or acquisitions of additional shares of the corporation, for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The prohibitions under Section 203 are not applicable in certain circumstances, including those in which (i) the business combination or the transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder," (ii) the "interested stockholder" upon consummation of such transaction owns at least 85% of the voting stock of the corporation outstanding prior to such transaction or (iii) the corporation has elected not to be governed by such prohibitions.

   Issuance of Common and Preferred Stock. The Company believes that its ability to issue the authorized but unissued shares of Common Stock and shares of Preferred Stock without stockholder consent will provide the Company with the flexibility necessary to meet its future needs without experiencing the time delay of having to seek stockholder approval. The unissued shares of Common Stock and Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. It is possible that the Board of Directors might use its authority (subject to the restrictions referred to above) to issue Common Stock or Preferred Stock in a way which could deter or impede the completion of a tender offer or other attempt to gain control of the Company which the Board of Directors does not approve. The Company does not have any predetermined plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action in the future which the Board of Directors deems to be in the best interests of the stockholders and the Company under the circumstances.

   It is not possible to state the actual effect of any issuance of Preferred Stock upon the rights of holders of Common Stock because the Board of Directors has not determined an issuance price or prices, terms or the rights of the holders of Preferred Stock. However, such effects might include: (i) restrictions on Common Stock dividends if Preferred Stock dividends have not been paid; (ii) dilution of the voting power and equity interest of existing holders of Common Stock to the extent that any Preferred Stock series has voting rights or would acquire voting rights upon the occurrence of certain events (such as the failure to pay dividends for a specified period) or that any Preferred Stock series is convertible into Common Stock; and (iii) current holders of Common Stock not being entitled to share in the Company's assets upon liquidation, dissolution or winding-up until satisfaction of any liquidation preferences granted to any series of Preferred Stock.

   Board of Directors.  On      1998, the Certificate of Incorporation was
amended to provide that the Board of Directors will consist of not less than
    nor more than    directors (subject to the rights of the holders of any
series of Preferred Stock), with the exact number to be determined from time to time by the affirmative vote of a majority of the entire Board of Directors. Pursuant to the Certificate of Incorporation, the Board of Directors of the Company will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of
    Class I Directors (      and      ),    Class II Directors (      and
     ) and

Class III Directors (      and      ). At each annual meeting of
stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1999, 2000 and 2001, respectively. At any meeting of the Board of Directors, a majority of the entire Board of Directors will constitute a quorum for the transaction of business, and, subject to certain exceptions, at any meeting at which a quorum is present the affirmative vote of a majority of the directors present will constitute an act of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorship and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office (regardless of whether such majority constitutes a quorum of directors) or by a sole remaining director, except that the stockholders shall fill any vacancy resulting from the removal of a director by the stockholders.

   Pursuant to the DGCL any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total number of votes entitled to be cast by all holders of the voting stock of the Company, which will include the Common Stock and any series of Preferred Stock which by its terms is entitled to vote generally in the election of directors of the Company.

   Limitation on Call of Special Meetings of Stockholders. Under the DGCL, special meetings of stockholders may be called by the Board of Directors or by such other persons as may be authorized by the Certificate of
Incorporation or the By-Laws. On       , 1998 the Company's By-Laws were
amended to provide that special meetings may be called only by the Board of Directors pursuant to a written request signed by not less than one-third of the total number of directors then in office. Except as otherwise required by law or the Certificate of Incorporation, no business will be transacted at any special meeting of stockholders other than the items of business stated in the notice.

   Advance Notice Requirements. The By-Laws establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of the Board of Directors, of candidates for election to the Board of Directors (the "Nomination Provision") and (ii) certain business to be brought before an annual meeting of stockholders (the "Business Provision").

   The Nomination Provision, by requiring advance notice of nominations by stockholders, affords the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications.

   The Business Provision, by requiring advance notice of business proposed to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides the Board of Directors with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by the Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of the Board of Directors. The Business Provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for the Company's annual meetings of stockholders pursuant to the rules of the Securities and Exchange Commission.

   Although these By-Laws provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting of stockholders if the proper procedures are followed, these By-Laws provisions may have the effect of precluding a nomination or precluding the conducting of business at a particular annual meeting, and may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company, even if such a solicitation or attempt might be beneficial to the Company and its stockholders.

   Preferred Share Purchase Rights. The Company intends to enter into a Rights Agreement prior to the consummation of the Offering pursuant to which one Preferred Stock purchase right is attached to each share of Common Stock. The Rights are transferable only with Common Stock, until they become exercisable at an exercise price to be determined by the Board of Directors prior to the time the Company enters into the Rights Agreement.

   Generally, the Rights will become exercisable only if a person or group (other than certain affiliates of the Company) acquires 15% or more of the issued and outstanding shares of Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the issued and outstanding shares of Common Stock. Each Right will entitle the holder, until the tenth anniversary of the Rights Agreement, to buy one one-hundredth of a share of Preferred Stock, at an exercise price
of    .

   If a person or group (other than certain affiliates of the Company) acquires 15% or more of the issued and outstanding shares of Common Stock or if the Company is the surviving corporation in a merger, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of Common Stock having a market value of twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction, other than a merger which follows an offer which the Continuing Directors (as defined in the Rights Agreement) determines to be fair and in the best interests of the shareholders, each right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a then current market value of twice the Right's exercise price.

   Following the acquisition by a person or group of beneficial ownership of 15% or more of the Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

   Prior to ten days after the acquisition by a person or group of beneficial ownership of 15% or more of the Common Stock, the Rights will be redeemable in whole, not in part, for one cent per Right.

   The issuance of the Rights to purchase shares of Preferred Stock will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to ten days after the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock, as the rights will be redeemable by the Company at $0.01 per Right prior to such time.

   The Company's transfer agent,       , is the Rights Agent under the Rights
Agreement.

LIMITATIONS ON DIRECTOR LIABILITY

    The Certificate of Incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held liable to the Company or its stockholders for an act or omission in such capacity as a director, except for liability as a result of (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or (iv) actions or omissions pursuant to which the director received an improper personal benefit. The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Certificate of Incorporation does not eliminate its directors' duty of care. The inclusion of this provision in the Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

   The By-Laws also provide that the Company will indemnify its officers and directors to the fullest extent permitted by Delaware law. The Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the officer's or director's position with the Company or another entity that the officer or director serves at the Company's request, subject to certain conditions, and to advance funds to its officers and directors to enable them to defend against such proceedings. To receive indemnification, the officer or director must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner in the Company's best interest.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Company's Common Stock is     .

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of the Offering, the Company will have an aggregate
of      shares of Common Stock outstanding, assuming no exercise of the
Underwriters' over-allotment option and no exercise of outstanding options to
purchase Common Stock. Of these shares, the      shares sold in the Offering
are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

   The remaining      shares of Common Stock are deemed "restricted
securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Subject to the lock-up agreements described below, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with
certain volume restrictions) as follows: (i)      shares will be available
for immediate sale in the public market on the date of this Prospectus, (ii)
     shares will be eligible for sale 90 days after the date of this
Prospectus and (iii)      shares will be eligible for sale upon the
expiration of the Lock-up Agreements 180 days after the date of this Prospectus.

   In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of
Common Stock (approximately     shares immediately after the Offering) or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above. To the extent that shares were acquired from an affiliate of the Company, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

   An employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

OPTIONS

   Following the Offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register all shares of Common Stock subject to the Plan which do not qualify for exemption from the registration requirements of the Securities Act. Such Registration Statement will become effective upon filing. Shares covered by this Registration Statement will be eligible for sale in the public market after the effective date of such Registration Statement, subject to the Lock-up Agreements, if applicable.

REGISTRATION RIGHTS

   Pursuant to a Shareholders Rights Agreement (the "Shareholders Rights Agreement") dated June 6, 1997 among the Company and certain persons and entities (the "Rightsholders"), including Scott Scherr, Alan Goldstein, Morgan and HarbourVest, such Rightsholders will be entitled following the Offering to certain rights with respect to the registration under the
Securities Act of a total of approximately      shares of

Common Stock (the "Registrable Stock"). The Shareholders Rights Agreement generally provides that, in the event the Company proposes to register any of its securities under the Securities Act, the Rightsholders shall be entitled to include their Registrable Stock in such Registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of shares of Registrable Stock included in such "piggyback" registration.

   At any time following six months after the effective date of the Offering, each of Morgan, HarbourVest or Rightsholders holding more than 25% of the shares subject to the Shareholders Rights Agreement may require the Company to prepare and file a registration statement under the Securities Act with respect to their shares of Registrable Stock. The Company need effect no more than two such demand registrations for each of Morgan and HarbourVest and two demand registrations for the other Rightsholders. The Company is not required to file a demand registration statement within six months after the effective date of any other demand registration statement filed by the Company.

   In addition, the Acquired Resellers whose businesses were acquired in 1998, were granted certain piggyback registration rights with respect to the shares issued in connection with the acquisition of their businesses. Such registration rights, with respect to each Acquired Reseller, expire on the first anniversary of the date of the acquisition of such Acquired Reseller's business.

EFFECT OF SALES OF SHARES

   Prior to the Offering, there has been no public market for the Common Stock, and no precise prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

LOCK-UP AGREEMENTS

   All directors and officers and certain stockholders of the Company
(holding an aggregate of      shares of Common Stock) have agreed that they
will not, without the prior written consent of the representatives of the Underwriters and subject to certain exceptions, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the date of this Prospectus. See "Underwriting."

   The Company has agreed not to sell or otherwise dispose of any shares of
Common Stock during the    day period following the date of the Prospectus,
except the Company may issue, and grant options to purchase, shares of Common Stock under the Plan. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the
expiration of the   -day period referenced in the preceding sentence. See
"Risk Factors -- Shares Eligible for Future Sale."

                                 UNDERWRITING

   Subject to the terms and conditions of an Underwriting Agreement, dated
March    , 1998 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Volpe Brown Whelan & Company, LLC (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below.

                       UNDERWRITERS                         NUMBER OF SHARES
--------------------------------------------------------  --------------------
Donaldson, Lufkin & Jenrette Securities Corporation  ....
Volpe Brown Whelan & Company, LLC .......................

                                                          --------------------
  Total .................................................
                                                          ====================

   The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

   The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may re-allow, to
certain other dealers a concession not in excess of $       per share. After
the initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Company and certain stockholders of the Company (the "Selling Stockholders") have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in
whole or in part, up to an aggregate of      additional shares of Common
Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

   The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

   Each of the Company, its executive officers and directors and certain stockholders of the Company (including the Selling Stockholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

   Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

   Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

   In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                LEGAL MATTERS

   The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine LLP, New York, New York. Certain legal matters relating to the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                   EXPERTS

   The financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

   The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent accounting firm and will make available copies of quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                        INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
 Introduction..........................................................................    F-3
 Balance Sheet--December 31, 1997......................................................    F-4
 Statements of Operations--For the years ended December 31, 1995, 1996 and 1997  ......    F-5
 Notes to Unaudited Pro Forma Financial Statements ....................................    F-8
REGISTRANT
The Ultimate Software Group, Inc. and Subsidiaries
 Report of Independent Certified Public Accountants ...................................    F-9
 Consolidated Balance Sheets--December 31, 1996 and 1997 ..............................   F-10
 Consolidated Statements of Operations--For the years ended December 31, 1995, 1996
  and 1997 ............................................................................   F-11
 Consolidated Statements of Stockholders' Deficit--For the years ended December 31,
  1995, 1996 and 1997..................................................................   F-12
 Consolidated Statements of Cash Flows--For the years ended December 31, 1995, 1996
  and 1997 ............................................................................   F-13
 Notes to Consolidated Financial Statements ...........................................   F-15
BUSINESSES ACQUIRED IN 1996
Torrence & Associates, Inc. d/b/a The Ultimate Software Group
 Report of Independent Certified Public Accountants ...................................   F-29
 Balance Sheet--December 31, 1995 .....................................................   F-30
 Statement of Operations--For the year ended December 31, 1995 ........................   F-31
 Statement of Shareholders' Deficit--For the year ended December 31, 1995  ............   F-32
 Statement of Cash Flows--For the year ended December 31, 1995 ........................   F-33
 Notes to Financial Statements ........................................................   F-34
The Ultimate Software Group of Georgia, Inc.
 Report of Independent Certified Public Accountants ...................................   F-37
 Balance Sheet--December 31, 1995 .....................................................   F-38
 Statement of Operations--For the year ended December 31, 1995 ........................   F-39
 Statement of Shareholders' Deficit--For the year ended December 31, 1995 .............   F-40
 Statement of Cash Flows--For the year ended December 31, 1995 ........................   F-41
 Notes to Financial Statements ........................................................   F-42
The Ultimate Software Group Midwest, Ltd.
 Report of Independent Certified Public Accountants ...................................   F-45
 Balance Sheet--December 31, 1995 .....................................................   F-46
 Statement of Operations--For the year ended December 31, 1995 ........................   F-47
 Statement of Partner's Deficit--For the year ended December 31, 1995  ................   F-48
 Statement of Cash Flows--For the year ended December 31, 1995 ........................   F-49
 Notes to Financial Statements ........................................................   F-50
BUSINESSES ACQUIRED IN 1998
The Ultimate Software Group of the Carolinas, Inc. and The Ultimate Software Group
 of Virginia, Inc.
 Report of Independent Certified Public Accountants ...................................   F-53
 Combined Balance Sheets--December 31, 1996 and 1997 ..................................   F-54


                                      F-1

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES
                 INDEX TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                          PAGE
 Combined Statements of Operations--For the years ended December 31, 1995,
  1996 and 1997 .......................................................................   F-55
 Combined Statements of Shareholders' Deficit--For the years ended December 31, 1995,
  1996 and 1997........................................................................   F-56
 Combined Statements of Cash Flows--For the years ended December 31, 1995,
  1996 and 1997 .......................................................................   F-57
 Notes to Combined Financial Statements ...............................................   F-58
The Ultimate Software Group of New York and New England, G.P.
 Report of Independent Certified Public Accountants ...................................   F-61
 Balance Sheets--December 31, 1996 and 1997 ...........................................   F-62
 Statements of Operations--For the years ended December 31, 1995, 1996 and 1997  ......   F-63
 Statements of Partners' Deficit--For the years ended December 31, 1995,
  1996 and 1997 .......................................................................   F-64
 Statements of Cash Flows--For the years ended December 31, 1995, 1996 and 1997  ......   F-65
 Notes to Financial Statements ........................................................   F-66
Ultimate Investors Group, Inc. and Subsidiary
 Report of Independent Certified Public Accountants....................................   F-69
 Consolidated Balance Sheets--December 31, 1996 and 1997...............................   F-70
 Consolidated Statements of Operations--For the years ended December 31, 1995,
  1996 and 1997........................................................................   F-71
 Consolidated Statements of Shareholders' Deficit--For the years ended December 31,
  1995, 1996 and 1997..................................................................   F-72
 Consolidated Statements of Cash Flows--For the years ended December 31, 1995,
  1996 and 1997........................................................................   F-73
 Notes to Consolidated Financial Statements............................................   F-74

                      THE ULTIMATE SOFTWARE GROUP, INC.
           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   The following unaudited pro forma financial statements give effect to the acquisitions of the following five third-party resellers of the Company's products by The Ultimate Software Group, Inc. (the "Company"). These acquisitions were accounted for under the poolings-of-interest method of accounting:

                                                                      SHARES OF CLASS B
                                                          DATE          COMMON STOCK
           NAME OF THIRD-PARTY RESELLER                 ACQUIRED           ISSUED
The Ultimate Software Group of the Carolinas,
 Inc. and the Ultimate Software Group of
 Virginia, Inc. ("Carolinas/Virginia")--commonly
 controlled by the same shareholders.............. February 25, 1998        30,677
The Ultimate Software Group of New York and New
 England, G.P. ("New York/New England")........... February 24, 1998        40,265
Ultimate Investors Group, Inc. ("Dallas") ........ March 4, 1998            38,000
The Ultimate Software Group of Northern
 California, Inc. ("California").................. February 20, 1998        12,914
                                                                     -----------------
                                                                           121,856
                                                                     =================

   Adjustments have been reflected to present the combined financial position as of December 31, 1997 on a pro forma basis as if the acquisitions occurred on December 31, 1997, and the combined results of operations for each of the three years in the period ended December 31, 1997. Such pro forma results do not necessarily represent the actual combined financial position or combined results of operations and may not be indicative of future combined operating results.

                       THE ULTIMATE SOFTWARE GROUP, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET

                                             AS OF DECEMBER 31, 1997
                        -----------------------------------------------------------------
                                        CAROLINAS/    NEW YORK/
                         THE COMPANY     VIRGINIA    NEW ENGLAND    DALLAS   CALIFORNIA
                                                 (IN THOUSANDS)
                                         ASSETS
Current assets:
 Cash and cash
  equivalents .........    $  2,018       $  32         $  564      $  466      $ 190
 Accounts receivable,
  net .................       4,641         272            196         769        135
 Other current assets .         575          98            154         125          9
                        ------------- ------------  ------------- --------  ------------
  Total current assets        7,234         402            914       1,360        334
Property and
 equipment, net .......       1,596          19             45           5         38
Other assets ..........         791           2             33          88        249
                        ------------- ------------  ------------- --------  ------------
  Total assets ........    $  9,621       $ 423         $  992      $1,453      $ 621
                        ============= ============  ============= ========  ============
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and
  accrued expenses  ...    $  5,389       $  47         $  271      $  282      $  35
 Customer deposits  ...       2,107         194            137         333         95
 Deferred
  revenue--current  ...       4,493         385            933         747        340
 Current borrowings  ..         162         109             --         100         --
                        ------------- ------------  ------------- --------  ------------
  Total current
   liabilities ........      12,151         735          1,341       1,462        470
                        ------------- ------------  ------------- --------  ------------
Long-term borrowings  .          54          --             --          --         --
                        ------------- ------------  ------------- --------  ------------
Deferred
 revenue--long-term
 and other ............       1,716          --             --         105         --
                        ------------- ------------  ------------- --------  ------------
Stockholders' deficit:
 Common and Preferred
  stock ...............          11           1             --           2         --
 Paid-in
  capital/partners'
  capital .............      33,582         137           (349)        453        900
 Deficit ..............     (37,893)       (450)            --        (569)      (749)
                        ------------- ------------  ------------- --------  ------------
  Total stockholders'
   deficit ............      (4,300)       (312)          (349)       (114)       151
                        ------------- ------------  ------------- --------  ------------
  Total liabilities
   and stockholders'
   deficit ............    $  9,621       $ 423         $  992      $1,453      $ 621
                        ============= ============  ============= ========  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                          PRO FORMA                   OFFERING      PRO FORMA
                         ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    AS ADJUSTED

                                       ASSETS
Current assets:
 Cash and cash
  equivalents .........       $    --   $  3,270         $  (a)     $
 Accounts receivable,
  net .................       (87)(b)      5,926                       5,926
 Other current assets .      (306)(c)        655                         656
                        ------------- -----------  ------------- -------------
  Total current assets       (393)         9,851
Property and
 equipment, net .......        --          1,703                       1,703
Other assets ..........      (278)(d)        885                         885
                        ------------- -----------  ------------- -------------
  Total assets ........     $(671)      $ 12,439         $          $
                        ============= ===========  ============= =============
                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and
  accrued expenses  ...     $ (87)(b)   $  5,937         $          $  5,937
 Customer deposits  ...        --          2,866                       2,866
 Deferred
  revenue--current  ...        --          6,898                       6,898
 Current borrowings  ..        --            371                         371
                        ------------- -----------  ------------- -------------
  Total current
   liabilities ........       (87)        16,072                      16,072
                        ------------- -----------  ------------- -------------
Long-term borrowings  .        --             54                          54
                        ------------- -----------  ------------- -------------
Deferred
 revenue--long-term
 and other ............        --          1,821                       1,821
                        ------------- -----------  ------------- -------------
Stockholders' deficit:
 Common and Preferred
  stock ...............        (2)(e)         12          (a)
 Paid-in
  capital/partners'
  capital .............         2 (e)     34,725
 Deficit ..............      (584)(c)(d) (40,245)                    (40,245)
                        ------------- -----------  ------------- -------------
  Total stockholders'
   deficit ............      (584)        (5,508)
                        ------------- -----------  ------------- -------------
  Total liabilities
   and stockholders'
   deficit ............     $(671)      $ 12,439         $          $
                        ============= ===========  ============= =============

                       THE ULTIMATE SOFTWARE GROUP, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                             FOR THE YEAR ENDED DECEMBER 31, 1997
                               -----------------------------------------------------------------
                                               CAROLINAS/    NEW YORK/
                                THE COMPANY     VIRGINIA    NEW ENGLAND    DALLAS   CALIFORNIA
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .....................    $ 14,137       $ 859         $1,776      $1,448      $ 456
Cost of revenues .............       8,269         325            768         778        300
                               ------------- ------------  ------------- --------  ------------
Operating expenses:
 Sales and marketing .........      11,917         568            673         451        259
 Research and
  development ................       4,837          --             --          --         --
 General and administrative ..       3,123         227            360         358         80
 Amortization of acquired
  intangibles ................       1,442          10            107          40         18
                               ------------- ------------  ------------- --------  ------------
   Total operating expenses  .      21,319         805          1,140         849        357
                               ------------- ------------  ------------- --------  ------------
   Operating loss ............     (15,451)       (271)          (132)       (179)      (201)
Other income (expense) .......         (40)        (11)            13          37         45
                               ------------- ------------  ------------- --------  ------------
   Net loss ..................    $(15,491)      $(282)        $ (119)     $ (142)     $(156)
                               ============= ============  ============= ========  ============
Net loss per share, basic and
 diluted .....................    $
                               =============
Weighted average shares
 outstanding..................
                               =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                  PRO FORMA
                                 ADJUSTMENTS    PRO FORMA

Revenues .....................     $(1,084)(f)  $ 17,592
Cost of revenues .............        (871)(f)     9,569
                               -------------- -----------
Operating expenses:
 Sales and marketing .........        (212)(f)    13,656
 Research and
  development ................          --         4,837
 General and administrative ..          --         4,148
 Amortization of acquired
  intangibles ................        (175)(g)     1,442
                               -------------- -----------
   Total operating expenses  .        (387)       24,083
                               -------------- -----------
   Operating loss ............         174       (16,060)
Other income (expense) .......          --            44
                               -------------- -----------
   Net loss ..................     $   174      $(16,016)
                               ============== ===========
Net loss per share, basic and
 diluted .....................                  $
                               ============== ===========
Weighted average shares
 outstanding..................

                       THE ULTIMATE SOFTWARE GROUP, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                               -----------------------------------------------------------------
                                               CAROLINAS/    NEW YORK/
                                THE COMPANY     VIRGINIA    NEW ENGLAND    DALLAS   CALIFORNIA
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .....................    $  6,621        $648         $1,281      $1,149      $ 386
Cost of revenues .............       4,481         290            589         637        623
                               ------------- ------------  ------------- --------  ------------
Operating expenses:
 Sales and marketing .........       9,274         196            515         382         83
 Research and
  development ................       3,360          --             --          --         --
 General and administrative ..       2,471         173            241          70         52
 Amortization of acquired
  intangibles ................       6,932          10            107          40         18
                               ------------- ------------  ------------- --------  ------------
   Total operating expenses  .      22,037         379            863         492        153
                               ------------- ------------  ------------- --------  ------------
   Operating income (loss)  ..     (19,897)        (21)          (171)         20       (390)
Other income (expense) .......        (100)        (16)             6          --          9
                               ------------- ------------  ------------- --------  ------------
   Net income (loss) .........    $(19,997)       $(37)        $ (165)     $   20      $(381)
                               ============= ============  ============= ========  ============
Net loss per share, basic and
 diluted .....................    $
                               =============
Weighted average shares
 outstanding .................
                               =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                 PRO FORMA
                                ADJUSTMENTS    PRO FORMA

Revenues .....................     $(774)(f)   $  9,311
Cost of revenues .............      (774)(f)      5,846
                               ------------- -----------
Operating expenses:
 Sales and marketing .........        --         10,450
 Research and
  development ................        --          3,360
 General and administrative ..        --          3,007
 Amortization of acquired
  intangibles ................      (175)(g)      6,932
                               ------------- -----------
   Total operating expenses  .      (175)        23,749
                               ------------- -----------
   Operating income (loss)  ..       175        (20,284)
Other income (expense) .......        --           (101)
                               ------------- -----------
   Net income (loss) .........     $ 175       $(20,385)
                               ============= ===========
Net loss per share, basic and
 diluted .....................                 $
                               ============= ===========
Weighted average shares
 outstanding .................

                       THE ULTIMATE SOFTWARE GROUP, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                               -----------------------------------------------------------------
                                               CAROLINAS/    NEW YORK/
                                THE COMPANY     VIRGINIA    NEW ENGLAND    DALLAS   CALIFORNIA
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .....................    $ 2,474         $474         $ 884       $ 559       $ 121
Cost of revenues .............      1,113          181           417         427         206
                               ------------- ------------  ------------- --------  ------------
Operating expenses:
 Sales and marketing .........      1,597          139           683         182          44
 Research and
  development ................      2,591           --            --          --          --
 General and administrative ..        992          112            76          15          73
 Amortization of acquired
  intangibles ................         39           10           107          40          15
                               ------------- ------------  ------------- --------  ------------
   Total operating expenses  .      5,219          261           866         237         132
                               ------------- ------------  ------------- --------  ------------
   Operating income (loss)  ..     (3,858)          32          (399)       (105)       (217)
Other income (expense) .......        (88)          (6)            1           5           7
                               ------------- ------------  ------------- --------  ------------
   Net income (loss) .........    $(3,946)        $ 26         $(398)      $(100)      $(210)
                               ============= ============  ============= ========  ============
Net loss per share, basic and
 diluted .....................    $
                               =============
Weighted average shares
 outstanding .................
                               =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                 PRO FORMA
                                ADJUSTMENTS    PRO FORMA

Revenues .....................     $(785)(f)    $ 3,727
Cost of revenues .............      (510)(f)      1,834
                               ------------- -----------
Operating expenses:
 Sales and marketing .........        --          2,645
 Research and
  development ................        --          2,591
 General and administrative ..        --          1,268
 Amortization of acquired
  intangibles ................      (172)(g)         39
                               ------------- -----------
   Total operating expenses  .      (172)         6,543
                               ------------- -----------
   Operating income (loss)  ..      (103)        (4,650)
Other income (expense) .......        --            (81)
                               ------------- -----------
   Net income (loss) .........     $(103)       $(4,731)
                               ============= ===========
Net loss per share, basic and
 diluted .....................                  $
                               ============= ===========
Weighted average shares
 outstanding .................

                      THE ULTIMATE SOFTWARE GROUP, INC.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)    Pro forma as adjusted to give effect to the sale of     shares of
       Common Stock offered hereby at an assumed initial public offering price
       of $    per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds."
(b) Represents the elimination of amounts receivable from or payable to the Company and the third-party resellers.
(c) Represents the elimination of costs deferred by the third-party resellers for cost of licenses paid to the Company related to deferred revenue.
(d) Represents the elimination of the unamortized intangibles representing fees paid to the Company for exclusive rights to sell the Company's products in certain geographic areas.
(e) Reflects the issuance of 121,856 shares of the Company's Class B Common Stock in connection with the acquisitions of the businesses of the third-party resellers and the elimination of the third-party resellers' equity accounts.
(f) Represents the elimination of revenues derived from the third-party resellers.
(g) Represents the elimination of the amortization of the third-party resellers' intangible assets.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Ultimate Software Group, Inc.:

   We have audited the accompanying consolidated balance sheets of The Ultimate Software Group, Inc. (a Delaware corporation and formerly The Ultimate Software Group, Ltd., a Florida limited partnership) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Miami, Florida,
  January 20, 1998 (except with respect to the matters discussed in Note 15, as to which the date is March 11, 1998).

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                                            AS OF DECEMBER 31,
                                                              ----------------------------------------------
                                                                                                  1997
                                                                   1996            1997         PRO FORMA
                                                                                                (NOTE 15)
                            ASSETS
Current assets:
 Cash and cash equivalents ..................................  $    769,921    $  2,017,507   $  2,017,507
 Accounts receivable, net of allowances of $200,000 and
  $458,803 in 1996 and 1997 .................................     2,168,916       4,641,367      4,641,367
 Due from stockholder .......................................        25,000              --             --
 Prepaid commissions ........................................       228,713         330,081        330,081
 Other prepaid expenses .....................................        23,147         244,847        244,847
                                                              -------------- --------------  --------------
   Total current assets .....................................     3,215,697       7,233,802      7,233,802
                                                              -------------- --------------  --------------
Property and equipment, net .................................       827,207       1,595,525      1,595,525
                                                              -------------- --------------  --------------
Other assets:
 Acquired intangibles, net of accumulated amortization of
  $6,971,226 and $8,413,552 in 1996 and 1997 ................     2,079,222         638,319        638,319
 Other.......................................................        54,095         153,041        153,041
                                                              -------------- --------------  --------------
   Total other assets........................................     2,133,317         791,360        791,360
                                                              -------------- --------------  --------------
   Total assets..............................................  $  6,176,221    $  9,620,687   $  9,620,687
                                                              ============== ==============  ==============
            LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ...........................................  $    764,278    $  1,538,653   $  1,538,653
 Accrued expenses ...........................................     2,169,421       3,849,362      3,849,362
 Customer deposits ..........................................       389,114       2,106,988      2,106,988
 Deferred revenue--current ..................................     1,891,894       4,492,769      4,492,769
 Note payable ...............................................       250,000              --             --
 Borrowings under line of credit agreement ..................     1,487,784              --             --
 Current portion of capital lease obligations ...............       215,481         162,286        162,286
                                                              -------------- --------------  --------------
   Total current liabilities ................................     7,167,972      12,150,058     12,150,058
Capital lease obligations, net of current portion  ..........       216,514          54,228         54,228
Deferred revenue--long-term .................................     1,079,851       1,716,222      1,716,222
                                                              -------------- --------------  --------------
   Total liabilities ........................................     8,464,337      13,920,508     13,920,508
                                                              -------------- --------------  --------------
Commitments and contingencies (Notes 10 and 11)
Stockholders' deficit:
 Preferred Stock, $.01 par value, 616,854 and 501,914 shares authorized in 1996 and 1997, no shares issued or
  outstanding................................................            --              --             --
 Series A Convertible Preferred Stock, $.01 par value,
  191,573 shares authorized, issued and outstanding in 1996
  and 1997...................................................         1,916           1,916             --
 Series B Convertible Preferred Stock, $.01 par value,
  191,573 and 306,513 shares authorized, 32,736 and 295,650
  shares issued and outstanding in 1996 and 1997.............           327           2,957             --
 Common Stock, $.01 par value, 2,500,000 and 3,000,000
  shares authorized, no shares issued or outstanding in 1996 and 1997; pro forma 1,125,370 shares issued and
  outstanding................................................            --              --         11,254
 Class A Common Stock, $.01 par value, 236,300 shares
  authorized, issued and outstanding in 1996 and 1997 .......         2,363           2,363             --
 Class B Common Stock, $.01 par value, 1,200,000 and
  1,600,000 shares authorized, 536,269 shares issued and
  outstanding in 1996 and 1997 ..............................         5,363           5,363             --
 Class C Common Stock, $.01 par value, 200,000 shares
  authorized, 0 and 50 shares issued and outstanding in 1996
  and 1997 ..................................................            --              --             --
 Additional paid-in capital..................................    16,104,372      29,580,935     33,582,280
 Accumulated deficit.........................................   (18,402,457)    (33,893,355)   (37,893,355)
                                                              -------------- --------------  --------------
   Total stockholders' deficit...............................    (2,288,116)     (4,299,821)    (4,299,821)
                                                              -------------- --------------  --------------
   Total liabilities and stockholders' deficit...............  $  6,176,221    $  9,620,687   $  9,620,687
                                                              ============== ==============  ==============

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                               FOR THE YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1995            1996             1997
Revenues:
 License .............................   $ 1,021,669    $  2,933,907     $  6,057,183
 Service .............................       747,150       2,988,856        6,902,966
 Other ...............................       704,983         698,197        1,176,426
                                       -------------- ---------------  ---------------
   Total revenues ....................     2,473,802       6,620,960       14,136,575
                                       -------------- ---------------  ---------------
Cost of revenues:
 License .............................            --              --          195,243
 Service .............................     1,079,477       4,039,099        7,254,531
 Other ...............................        33,880         441,818          818,948
                                       -------------- ---------------  ---------------
   Total cost of revenues ............     1,113,357       4,480,917        8,268,722
                                       -------------- ---------------  ---------------
Operating expenses:
 Sales and marketing .................     1,596,864       9,273,774       11,917,099
 Research and development ............     2,590,715       3,359,878        4,837,131
 General and administrative ..........       992,419       2,471,165        3,122,364
 Amortization of acquired intangibles         38,889       6,932,337        1,442,326
                                       -------------- ---------------  ---------------
   Total operating expenses ..........     5,218,887      22,037,154       21,318,920
                                       -------------- ---------------  ---------------
   Operating loss ....................    (3,858,442)    (19,897,111)     (15,451,067)
Interest expense .....................       (87,970)       (161,062)        (191,156)
Interest and other income ............            --          61,522          151,325
                                       -------------- ---------------  ---------------
   Net loss ..........................   $(3,946,412)   $(19,996,651)    $(15,490,898)
                                       ============== ===============  ===============
Net loss per share--basic and diluted    $              $                $
                                       ============== ===============  ===============
Weighted average shares outstanding ..
                                       ============== ===============























The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      SERIES A        SERIES B
                                     CONVERTIBLE     CONVERTIBLE    CLASS A COMMON  CLASS B COMMON
                                   PREFERRED STOCK PREFERRED STOCK      STOCK           STOCK
                                   --------------- --------------- --------------- ---------------
                                    SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT
Balance, December 31, 1994  ......      --  $   --      --  $   --      --  $   --      --  $   --
Partnership interest issued for
 acquisitions ....................      --      --      --      --      --      --      --      --
Partnership interest issued for
 consulting services .............      --      --      --      --      --      --      --      --
Contributions ....................      --      --      --      --      --      --      --      --
Net loss .........................      --      --      --      --      --      --      --      --
                                   ------- ------  ------- ------  ------- ------  ------- ------
Balance, December 31, 1995  ......      --      --      --      --      --      --      --      --
Contributions ....................      --      --      --      --      --      --      --      --
Net loss prior to the transfer of
 the Partnership to the Company  .      --      --      --      --      --      --      --      --
Issuance of stock in connection
 with the Transactions
 (Note 10) ....................... 191,573   1,916      --      -- 236,300   2,363 536,269   5,363
Net proceeds from issuances of
 Series B Convertible Preferred
 Stock ...........................      --      --  32,736     327      --      --      --      --
Non-cash issuance of options to
 purchase Class C Common Stock
 for consulting services .........      --      --      --      --      --      --      --      --
Net loss .........................      --      --      --      --      --      --      --      --
                                   ------- ------  ------- ------  ------- ------  ------- ------
Balance, December 31, 1996  ...... 191,573   1,916  32,736     327 236,300   2,363 536,269   5,363
Net proceeds from issuances of
 Series B Convertible Preferred
 Stock ...........................      --      -- 262,914   2,630      --      --      --      --
Net loss .........................      --      --      --      --      --      --      --      --
                                   ------- ------  ------- ------  ------- ------  ------- ------
Balance, December 31, 1997  ...... 191,573  $1,916 295,650  $2,957 236,300  $2,363 536,269  $5,363
                                   ======= ======  ======= ======  ======= ======  ======= ======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                             ADDITIONAL                    TOTAL
                                     GENERAL      LIMITED     PAID-IN     ACCUMULATED  STOCKHOLDERS'
                                     PARTNER     PARTNERS     CAPITAL       DEFICIT       DEFICIT
Balance, December 31, 1994  ...... $  (935,536) $ 1,382,698 $        --  $         --   $    447,162
Partnership interest issued for
 acquisitions ....................          --      250,000          --            --        250,000
Partnership interest issued for
 consulting services .............          --      123,125          --            --        123,125
Contributions ....................          --    2,154,376          --            --      2,154,376
Net loss .........................  (2,762,488)  (1,183,924)         --            --     (3,946,412)
                                   ----------- -----------  ----------- -------------  -------------
Balance, December 31, 1995  ......  (3,698,024)   2,726,275          --            --       (971,749)
Contributions ....................          --    1,070,000          --            --      1,070,000
Net loss prior to the transfer of
 the Partnership to the Company  .  (1,115,936)    (478,258)         --            --     (1,594,194)
Issuance of stock in connection
 with the Transactions
 (Note 10) .......................   4,813,960   (3,318,017) 14,185,845            --     15,691,430
Net proceeds from issuances of
 Series B Convertible Preferred
 Stock ...........................          --           --   1,633,473            --      1,633,800
Non-cash issuance of options to
 purchase Class C Common Stock
 for consulting services .........          --           --     285,054            --        285,054
Net loss .........................          --           --          --   (18,402,457)   (18,402,457)
                                   ----------- -----------  ----------- -------------  -------------
Balance, December 31, 1996  ......          --           --  16,104,372   (18,402,457)    (2,288,116)
Net proceeds from issuances of
 Series B Convertible Preferred
 Stock ...........................          --           --  13,476,563            --     13,479,193
Net loss .........................          --           --          --   (15,490,898)   (15,490,898)
                                   ----------- -----------  ----------- -------------  -------------
Balance, December 31, 1997  ...... $        --  $        -- $29,580,935  $(33,893,355)  $ (4,299,821)
                                   =========== ===========  =========== =============  =============

The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------------
                                                           1995            1996             1997
Cash flows from operating activities:
 Net loss ...........................................   $(3,946,412)   $(19,996,651)    $(15,490,898)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
   Depreciation and amortization ....................       201,269       7,261,434        2,065,033
   Provision for doubtful accounts ..................        24,000         226,000          383,678
   Issuance of equity instruments for consulting
    services ........................................       123,125         285,054               --
   Changes in operating assets and liabilities, net
    of effects of acquisitions:
    Accounts receivable .............................      (356,298)     (1,629,728)      (2,856,129)
    Prepaid commissions .............................            --        (228,713)        (101,368)
    Other prepaid expenses ..........................       150,000         (52,101)        (320,646)
    Accounts payable ................................       132,424         464,854          774,375
    Accrued expenses ................................        87,917       1,868,358        1,679,941
    Deferred revenue and customer deposits  .........       214,093       1,598,919        4,955,120
                                                      -------------- ---------------  ---------------
Net cash used in operating activities ...............    (3,369,882)    (10,202,574)      (8,910,894)
                                                      -------------- ---------------  ---------------
Cash flows from investing activities:
 Capital expenditures ...............................      (117,148)       (107,137)      (1,392,448)
 Amounts (paid to) received from affiliate and
  shareholder .......................................      (205,000)        228,600           25,000
 Due from distributor ...............................       425,000              --               --
 Cash used in acquisitions ..........................            --        (660,555)              --
                                                      -------------- ---------------  ---------------
Net cash provided by (used in) investing activities         102,852        (539,092)      (1,367,448)
                                                      -------------- ---------------  ---------------
Cash flows from financing activities:
 Net borrowings under line of credit agreements  ....       440,566         897,217       (1,487,784)
 Net proceeds from notes payable-related parties  ...       409,843         650,158               --
 Due to affiliate ...................................       450,000        (450,000)              --
 Payments on note payable ...........................            --              --         (250,000)
 Payments on capital lease obligations ..............      (113,349)       (161,819)        (215,481)
 Contributions to partners' capital .................     2,154,376       1,070,000               --
 Net proceeds from issuances of Convertible
  Preferred Stock ...................................            --       9,423,331       13,479,193
                                                      -------------- ---------------  ---------------
Net cash provided by financing activities  ..........     3,341,436      11,428,887       11,525,928
                                                      -------------- ---------------  ---------------
Net increase in cash and cash equivalents............        74,406         687,221        1,247,586
Cash and cash equivalents, beginning of year  .......         8,294          82,700          769,921
                                                      -------------- ---------------  ---------------
Cash and cash equivalents, end of year ..............   $    82,700    $    769,921     $  2,017,507
                                                      ============== ===============  ===============

The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------------
                                                      1995       1996       1997
Supplemental disclosure of cash flow information:
 Cash paid for interest ..........................  $88,324    $152,166   $150,247
                                                   ========= ==========  ==========
Supplemental disclosure of non-cash financing
 activities:
 The Company entered into capital lease obligations to acquire new equipment totaling
  $408,127 and $206,739 in 1995 and 1996, respectively.
 In 1996, the Company issued Class A Common Stock and Class B Common Stock in connection with the transactions discussed in Note 10.
 In 1996, the Company issued 24,904 shares of Series A Convertible Preferred Stock as payment for certain obligations to related parties (see Note 10).
 In 1996, the Company issued 8,534 shares of Series A Convertible Preferred Stock valued at $445,500 to certain former limited partners for limited partnership interests in the Partnership (see Note 10).


































The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   The Ultimate Software Group, Inc. (the "Company") or, prior to the transactions consummated in April 1996 as further discussed below, The Ultimate Software Group, Ltd. (the "Partnership"), designs, markets, implements and supports technologically advanced, cross-industry human resource management and payroll software solutions, marketed primarily to middle-market organizations with 300 to 15,000 employees. The Company reaches its customer base and target market through its direct sales force and a network of national, regional and local strategic partners.

   In April 1996, the Company completed a series of transactions (the "Transactions") whereby the businesses of certain third-party resellers of the Company's products were purchased by the Partnership, and the business and operations of the Partnership, along with the acquired businesses, were transferred and conveyed to the Company in exchange for certain shares of Class A and Class B Common Stock of the Company. The acquisitions were accounted for under the purchase method of accounting. See Note 12. The Company issued shares of its Class B Common Stock in exchange for all of the issued and outstanding shares of the capital stock of the Partnership's general partner, The Ultimate Software Group, Inc., a Florida corporation ("GP"), and for all of the issued and outstanding shares of the capital stock of Strategic Image Systems, Inc. ("Strategic"), a limited partner of the Partnership. Such exchange was accounted for on a historical cost basis as GP and Strategic were related to the Partnership. As a result of the Transactions, GP and Strategic became wholly-owned subsidiaries of the Company. For a more detailed description of the Transactions, see Note 10.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. The accompanying consolidated balance sheets include $765,328 and $1,358,973 in interest-bearing accounts as of December 31, 1996 and 1997, respectively.

Accounts Receivable

   Accounts receivable are principally from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses.

   A rollforward of allowances is as follows:

                                   FOR THE YEARS ENDED DECEMBER 31,
                                  ----------------------------------
                                     1995       1996        1997
Balance, beginning of year  .....  $    --    $ 24,000   $ 200,000
 Provision for doubtful accounts    24,000     226,000     383,678
 Write-offs .....................       --     (50,000)   (124,875)
                                  --------- ----------  -----------
Balance, end of year ............  $24,000    $200,000   $ 458,803
                                  ========= ==========  ===========


Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

 Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered. The principal components of deferred revenue were as follows:

                       AS OF DECEMBER 31,
                   --------------------------
                       1996          1997
License revenues    $  873,666    $1,982,655
Service revenues     2,098,079     4,226,336
                   ------------ ------------
                    $2,971,745    $6,208,991
                   ============ ============


   As of December 31, 1996 and 1997, $1,079,851 and $1,716,222, respectively, of deferred revenue will be recognized in periods after the year ending December 31, 1997 and 1998.

   Associated deferred costs, primarily relating to commissions, amounted to $228,713 and $330,081 at December 31, 1996 and 1997, respectively. Commission expense is recognized in the period the related revenue is recognized.

Revenue Recognition

   The Company licenses software under noncancelable license agreements and provides services including maintenance, implementation, training and consulting services. In accordance with the provision of SOP 97-2, license revenues are generally recognized when a noncancelable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

   Prior to 1996, the Company entered into 18 exclusive reseller agreements with third parties, which provided each such party with exclusive distribution rights to sell the Company's products in a specified territory. In consideration, the Company received an up-front nonrefundable fee, which ranged from $25,000 to $300,000. Such fees were recognized as revenues, at the time an agreement was executed. In 1995 and 1996, the Company bought back or otherwise reacquired the distribution rights of 13 of its resellers. As of December 31, 1996 and 1997, the Company had five third-party resellers, the businesses of which were subsequently acquired. See Notes 10 and 15.

   The Company also generates revenues relating to the sale of payroll-related forms. Such revenues are recognized as the product is shipped or as the services are rendered.

   Until 1997, substantially all of the Company's revenues were derived from its ULTIPRO for LAN product and related services. The Company has shifted its focus from a product based on DOS and local area network (LAN) technologies, ULTIPRO for LAN, to a product based on Windows and client/server technologies, UltiPro for Windows. As a result of this shift and the decrease in general market demand for DOS-based products, the Company's revenues from its ULTIPRO for LAN product have been declining and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of ULTIPRO for LAN will not have a material adverse effect on the Company's business, operating results and financial condition. While the Company still derives revenues from the support, service and limited sales of the ULTIPRO for LAN product line, its UltiPro for Windows product and related support and services are expected to account for substantially all of the Company's revenues for the foreseeable future. However, to date, the Company has had only limited experience with customer acceptance and use, as well as in implementing UltiPro for Windows. Accordingly, the Company's future success will depend on maintaining and increasing acceptance of

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

UltiPro for Windows and related services and its ability to successfully implement the product. There can be no assurance that UltiPro for Windows will gain broad market acceptance or that the Company will be able to successfully implement UltiPro for Windows in a timely manner. Any factors adversely affecting the demand for UltiPro for Windows would have a material adverse effect on the Company's business, operating results and financial condition. The Company operates in a highly competitive industry characterized by rapidly changing technology which could adversely affect the Company's revenues and the related operating results.

Cost of Revenues

   The cost of revenues consists of cost of license revenues, cost of service revenues and cost of other revenues. Cost of license revenues consists of fees payable to a third party for software products distributed by the Company. Cost of service revenues consists of costs to provide consulting, implementation, maintenance, technical support and training to the Company's customers and the cost of providing periodic updates. Cost of other revenues consist of costs related to sales of payroll-related forms.

Income Taxes

   Income taxes were not provided for, or payable, by the Partnership. Partners were taxed individually on their share of Partnership earnings. Subsequent to the Transactions discussed in Note 10, the Company is subject to corporate Federal and state income taxes. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS 109 provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

Acquired Intangibles

   Acquired intangibles are being amortized on a straight-line basis over 30 months, the estimated useful life of such acquired assets (primarily consisting of customer lists and workforce). In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted cash flows from operations over the remaining life of the cost in excess of net assets of acquired businesses, in measuring whether such cost is recoverable. Operating results as well as projected future cash flows relating to the resellers acquired during 1996 indicated an impairment in acquired intangibles as of December 31, 1996 and 1997. Accordingly, the Company charged $5,050,308 and $308,206 to amortization of acquired intangibles in 1996 and 1997, respectively, to reduce acquired intangibles to their estimated realizable value.

Software Development Costs

   SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have not been significant.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

Fair Value of Financial Instruments

   The Company's financial instruments, consisting of cash and cash equivalents, accounts receivable, due from stockholder, accounts payable and borrowings approximate fair value due to their short-term nature.

Accounting for Stock Options

   In October 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued and is effective for the year ending December 31, 1996. As permitted by SFAS No. 123, the Company has continued to account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has included the pro forma disclosures required by SFAS No. 123 for the years ending December 31, 1996 and 1997 at Note 9.

   SFAS No. 123 also applies to transactions in which equity instruments are issued to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the instruments issued, whichever is more reliably measurable. Accordingly, the Company has valued the issuance of such options to nonemployees to purchase Class C Common Stock using the Black-Scholes option pricing model. See Note 10.

Per Share Amounts

   In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. This statement simplifies the standards for computing and presenting earnings per share ("EPS") and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS 128 became effective for financial statements issued for periods ending after December 31, 1997 and requires restatement of all prior periods presented. Basic EPS is calculated by dividing income available to common stockholders by the weighted average number of shares of Common Stock outstanding during each period. Diluted EPS includes the potential impact of convertible securities and dilutive common stock equivalents using the treasury stock method of accounting. Common stock equivalents have not been included in the computation of diluted loss per share as their impact is antidilutive.

Recent Accounting Pronouncements

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income which is required to be adopted in fiscal 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources.

   In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which is required to be adopted in fiscal 1998. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments including, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets.

   The Company has not yet determined the impact on its financial statement presentation as a result of adopting SFAS Nos. 130 and 131.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

 3. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                                        AS OF DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
Payroll............................................................  $  412,917    $  521,154
Bonuses ...........................................................   1,343,097     1,778,000
Other items individually representing less than 5% of total
 current liabilities ..............................................     413,407     1,550,208
                                                                    ------------ ------------
                                                                     $2,169,421    $3,849,362
                                                                    ============ ============


4. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                                      AS OF DECEMBER 31,
                                                     ESTIMATED   ---------------------------
                                                    USEFUL LIFE       1996          1997
Equipment ........................................        3 years  $1,283,254   $ 2,616,921
Furniture, fixtures and improvements .............        5 years     149,820       208,601
                                                                 ------------  -------------
                                                                    1,433,074     2,825,522
Less--accumulated depreciation and amortization  .                   (605,867)   (1,229,997)
                                                                 ------------  -------------
                                                                   $  827,207   $ 1,595,525
                                                                 ============  =============


   Included in property and equipment is equipment acquired under capital leases as follows:

                                     AS OF DECEMBER 31,
                                  ------------------------
                                      1996        1997
Equipment........................  $ 672,122    $ 672,122
Less -accumulated amortization  .   (309,526)    (527,628)
                                  ----------- -----------
                                   $ 362,596    $ 144,494
                                  =========== ===========


   Depreciation and amortization expense on property and equipment totaled $124,235, $329,097 and $624,131 for the years ended December 31, 1995, 1996 and 1997, respectively.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 5. CAPITAL LEASE OBLIGATIONS

   The Company leases certain equipment under noncancellable agreements which are accounted for as capital leases and expire at various dates through 1999. Interest rates on these leases range from 7.5% to 17.9%. The annual maturities of the capital lease obligations are as follows as of December 31, 1997:

1998 .............................................  $180,903
1999 .............................................    58,059
                                                   ----------
                                                     238,962
Less -amount representing interest ...............   (22,448)
                                                   ----------
Lease obligations reflected as current ($162,286)
 and non-current ($54,228) .......................  $216,514
                                                   ==========


6. LINE OF CREDIT AGREEMENTS

   In September 1996, the Company entered into a line of credit with a bank for the lesser of $4,000,000 or 80% of Eligible Receivables, as defined. The line of credit bears interest at LIBOR plus 4.875% per annum (10.875% at December 31, 1997), but not less than 8.000% per annum in any month. Interest on the line of credit is payable monthly. As of December 31, 1996, $1,487,784 was outstanding under this line. Such amount was repaid with proceeds from the sale of the Company's Series B Convertible Preferred Stock. The line of credit matures on October 30, 1998, and will automatically renew for successive one-year terms, unless either party elects to terminate the agreement. The line of credit is collateralized by substantially all of the Company's assets.

   Through August 1996, the Company had two revolving credit agreements with a bank which permitted total borrowings of up to $600,000. As of December 31, 1995, $590,567 was outstanding under the previous lines. Such amount was repaid with proceeds from the sale of the Company's Series A Convertible Preferred Stock and the related revolving credit agreements were terminated.

7. NOTE PAYABLE

   Note payable at December 31, 1996 consists of a note to an unrelated party which bore interest at 10%, payable annually beginning in April 1997. The note was assumed by the Company in connection with the 1996 acquisitions discussed in Note 12 and was repaid in 1997 with the proceeds from the sale of the Company's Series B Convertible Preferred Stock.

8. INCOME TAXES

   No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses. At December 31, 1997, the Company has approximately $21,500,000 of net operating loss carryforwards for federal income tax reporting purposes available to offset future taxable income. The carryforwards expire through 2012. Utilization of such net operating losses may be limited as a result of cumulative ownership changes in the Company's equity instruments.

   Deferred tax assets at December 31, 1996 and 1997 consist primarily of the tax effect of net operating loss carryforwards which amounted to approximately $3,900,000 and $7,300,000, respectively. Other deferred tax assets and liabilities are not significant. The Company has provided a full valuation allowance on the deferred tax assets as realization of such amounts is not considered more likely than not. The Company reviews the valuation allowance requirement periodically and makes adjustments as warranted.

   No pro forma adjustments to reflect income tax benefits have been included in the accompanying statements as it is management's belief that realization of such amounts do not meet the criteria required by generally accepted accounting principles.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

 9. STOCK OPTIONS

   In 1996, the Company adopted The Ultimate Software Group, Inc. Nonqualified Stock Option Plan (the "Plan") under which the Company is authorized to issue options to purchase a total of 200,000 shares of the Company's Class C Common Stock to directors, officers and employees of, and equity investors in, the Company. Under the Plan, options to purchase shares of Class C Common Stock may be granted at prices equal to the market value of shares of the Company's Class C Common Stock as of the date of grant, or at such other amount as may be determined by the committee appointed to administer the Plan (the "Committee"). Options become exercisable on the 30-month anniversary of a participant's date of hire, unless otherwise prescribed by the Committee. The maximum term of the options is 10 years.

   A summary of the Company's Plan as of December 31, 1996 and 1997, and changes during the years then ended, is presented below:

                                                         WEIGHTED
                                                         AVERAGE
                                             SHARES   EXERCISE PRICE
Outstanding at December 31, 1995  ........       --       $   --
 Granted .................................   76,009        52.20
 Exercised ...............................       --           --
 Forfeited ...............................     (100)       52.20
                                           --------- --------------
Outstanding at December 31, 1996  ........   75,909        52.20
 Granted .................................   97,569        72.06
 Exercised ...............................      (50)       52.20
 Forfeited ...............................   (1,867)       52.20
                                           --------- --------------
Outstanding at December 31, 1997  ........  171,561       $63.49
                                           ========= ==============
Options exercisable at December 31, 1997     96,600       $58.47
                                           ========= ==============


   At December 31, 1997, the weighted average contractual life of options outstanding was 105 months.

   Pro forma information is required by SFAS No. 123 for options issued to employees and has been determined as if the Company had accounted for its stock-based compensation plan under the fair value method. The fair value of each option granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: risk-free interest rates of 6.35% -- 6.7%, dividend yield of 0%, expected volatility of 0% in 1996 and 65% in 1997 and expected life of 3-6 years. The Company's pro forma information is as follows:

                                    FOR THE YEARS ENDED
                                        DECEMBER 31,
                              --------------------------------
                                    1996            1997
Net loss:
  As reported ...............   $(19,996,651)   $(15,490,898)
  Pro forma .................    (20,464,355)    (16,849,127)
Basic and Diluted per share:
  As reported ...............
  Pro forma .................


   The Company has also issued options to purchase shares of its Class C Common Stock to non-employees for consulting services. See Note 10.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

10. STOCKHOLDERS' EQUITY

The Transactions

   The Company was formed in April 1996 in connection with the consummation of a series of transactions during the second and third calendar quarters of 1996, including the following: (i) the businesses owned by nine third-party resellers of the Partnership's products (the "Participating Resellers") were acquired by the Partnership in consideration for the issuance by the Partnership to such Participating Resellers of special limited partnership interests in the Partnership, (ii) the shareholders of GP and Strategic (the "Participating Stockholders") assigned and transferred their shares in GP and Strategic to the Company in exchange for the issuance by the Company of an aggregate of 272,157 shares of Class B Common Stock, (iii) the business and operations of the Partnership were transferred and conveyed to the Company in exchange for the issuance by the Company of 236,300 shares of Class A Common Stock and 536,269 shares of Class B Common Stock (272,157 of which were beneficially owned by the Company as a result of its acquisition of GP and Strategic), and payment of $660,555 in cash, (iv) the Company entered into escrow agreements with the Partnership and the Participating Stockholders, respectively, obligating the Partnership to surrender shares of Class A and Class B Common Stock and the Participating Stockholders and the Partnership to surrender certain shares of Class B Common Stock to the Company for cancellation under certain circumstances as provided therein, (v) J.P. Morgan Investment Corporation ("Morgan") and others invested $10,000,000 (including approximately $1,300,000 for 24,904 shares representing cancellation of indebtedness of the Company and $445,500 for 8,534 shares representing limited partnership interest conversions) in 191,573 newly issued shares of the Company's Series A Convertible Preferred Stock. All shares of Series A Convertible Preferred Stock were issued at $52.20 per share.

   The acquisitions of the Participating Resellers were accounted for under the purchase method of accounting and are more fully described in Note 12. The exchange of the Participating Stockholders' interest for shares of the Company was accounted for on a historical cost basis as the exchange was between common controlling interests. GP and the Company were under common control at the time of the exchange.

Description of Capital Stock

 Series A and Series B Convertible Preferred Stock

   The Series A Convertible Preferred Stock, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks senior to all classes of the Company's Common Stock, pari passu with the Series B Convertible Preferred Stock, and pari passu with, or senior to, all other series or classes of preferred stock. When, as and if the Board of Directors of the Company declares a dividend on any Common Stock, each holder of the Series A and Series B Convertible Preferred Stock will be entitled to receive, out of funds legally available therefor, dividends in an amount per share equal to the amount of dividends so declared and payable upon the number of shares of Class B Common Stock (or, if applicable, Common Stock) into which the shares of Series A or Series B Convertible Preferred Stock are then convertible.

   In the event of a liquidation, before any payment is made to the holders of any class of Common Stock or any other securities ranking junior to the Series A and Series B Convertible Preferred Stock, the holders of the Series A and Series B Convertible Preferred Stock will be entitled to be paid an amount in cash equal to the greater of (i) $52.20 per share or (ii) the amount which each holder of Series A and Series B Convertible Preferred Stock would have been entitled to receive had it converted all its shares of Series A and Series B Convertible Preferred Stock into Class B Common Stock, plus, in each case, any accrued and unpaid dividends to the date payment is made to the holders of the Series A and Series B Convertible Preferred Stock.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

    The holders of the Series A and Series B Convertible Preferred Stock are entitled, for each share of Series A and Series B Convertible Preferred Stock held of record, to one vote for each share of Class B Common Stock into which such shares of Series A and Series B Convertible Preferred Stock could have been converted, on all matters submitted to a vote of the stockholders. The holders of Series A and Series B Convertible Preferred Stock have no cumulative voting rights.

   Each holder of Series A and Series B Convertible Preferred Stock has the right, at the holder's option, to convert any or all such holder's shares of Series A and Series B Convertible Preferred Stock into shares of Class B Common Stock (or into shares of Common Stock, if the Class B Common Stock shall have been converted into Common Stock) at an initial conversion ratio of one share of Class B Common Stock (or such number of shares of Common Stock into which each share of Class B Common Stock shall have been converted, if the Class B Common Stock shall have been converted into Common Stock) for one share of Series A or Series B Convertible Preferred Stock.

   The shares of the Series A and Series B Convertible Preferred Stock are subject to mandatory conversion into shares of Class B Common Stock (or into shares of Common Stock, if the Class B Common Stock shall have been converted into Common Stock), at the same initial conversion ratio, upon the written consent of the holders of a majority of the outstanding shares of Series A and Series B Convertible Preferred Stock, if the Board of Directors of the Company declares a mandatory conversion following the occurrence of a Release Event. A Release Event is generally defined as (i) the execution of a firm underwriting agreement for an initial public offering of the Company's Common Stock, (ii) an acquisition by a third party of a controlling interest in, or more than 50% of the assets of, the Company, (iii) a material acquisition or business combination involving the Company that the GP determines should result in a liquidation or dissolution of the Partnership, (iv) the conversion by a majority in interest of the Series A Convertible Preferred Stock into the Company's Common Stock, if the GP determines that such conversion should result in a liquidation or dissolution of the Partnership or (v) March 31, 2001.

 Class A, Class B and Class C Common Stock

   The holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share. Additionally, each holder of Class A Common Stock is entitled to receive the Class A Percentage, as defined, of the aggregate amount of dividends declared on any date by the Board of Directors of the Company on the Class A Common Stock, the Class B Common Stock or the Series A Convertible Preferred Stock. Class A Common Stock is convertible into the Company's Common Stock in accordance with a prescribed formula and each share of Class B Common Stock is convertible into one share of the Company's Common Stock. See Note 15.

   The holders of Class B Common Stock are entitled to receive ratably an amount of such dividends as may be declared on any date by the Board of Directors of the Company less the portion of such dividend amount to which the then outstanding shares of Class A Common Stock and Series A Convertible Preferred Stock are entitled.

   The amount available for distribution to holders of Class A Common Stock upon liquidation will be net of payments to creditors and payments to the holders of the Series A and Series B Convertible Preferred Stock and any other Preferred Stock that may be at the time outstanding.

   Class C Common Stock is generally reserved for issuance in the event of stock option exercises. The holders of Class C Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Additionally, each holder of Class C Common Stock will be entitled to receive the same amount of dividends and liquidation proceeds to which a share of Class B Common Stock would be entitled (determined as if no reduction has occured in the number of outstanding shares of Class A or Class B Common Stock pursuant to the operations of the escrow agreements discussed below).

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

    The shares of the Class A, Class B and Class C Common Stock are subject to mandatory conversion into shares of Common Stock if the Board of Directors of the Company declares a mandatory conversion following the occurrence of a Release Event.

 Common Stock

   Shares of Common Stock will be issued only upon the conversion of shares of the other classes of Common or Preferred Stock and no shares of Common Stock have been or will be issued prior to any such conversion.

   The holders of Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders.

 Escrow Agreements

   All of the 236,300 shares of Class A Common Stock issued in connection with the Transactions are being held in escrow pursuant to an escrow agreement between the Partnership and the Company (the "Class A Escrow Agreement") until the occurrence of a Release Event. Upon the occurrence of a Release Event, the Partnership will be obligated to return to the Company for cancellation any shares of Class A Common Stock that the Partnership is not entitled to retain under a formula that generally measures (i) the revenues of the Participating Resellers during a recent 12 month period preceding the Release Event, against (ii) the total revenues of the Company in the same 12 month period. See Note 15.

   230,700 shares of the Class B Common Stock (77,665 of which were beneficially owned by the Company as a result of its acquisition of GP and Strategic) issued in connection with the Transactions are being held in escrow pursuant to an escrow agreement among the Company, the Partnership and the Participating Stockholders (the "Class B Escrow Agreement") until the occurrence of a Release Event. Upon a Release Event, the Partnership will surrender the escrowed shares of Class B Common Stock to the Company for cancellation in the event that, as of the date of such Release Event, the value of the 95,787 shares of Series A Convertible Preferred Stock issued to Morgan does not meet certain threshold levels (ranging upward from $10,000,000 in the 12 months ending March 31, 1997 to $37,000,000 in the 12 months ending March 31, 2001). See Note 15.

Other Equity Transactions

   During 1995, the Partnership issued certain limited partnership interests to two individuals, one of whom was at the time a limited partner, in connection with consulting services. The limited partnership interests were valued at $123,125, and the related expense is included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1995.

   In 1996, the Company granted to non-employees options to purchase 31,933 shares of the Company's Class C Common Stock for $52.20 per share in exchange for consulting services. Such options are currently exercisable and were valued on the date of grant using the Black-Scholes option pricing model. Assumptions used in valuing such options are discussed in Note 9. The related expense amounted to $285,054 and is included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1996.

   In December 1996, the Company sold 32,736 shares of Series B Convertible Preferred Stock at $52.20 per share. Net proceeds from such sales were $1,633,800. In 1997, the Company sold 262,914 additional shares of Series B Convertible Preferred Stock at $52.20 per share. Net proceeds from such sales were $13,479,193.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

   The Company leases corporate office space and certain equipment under noncancelable operating lease agreements expiring at various dates. Total rent expense under these agreements was $222,159, $965,709 and $953,724 for the years ended December 31, 1995, 1996 and 1997, respectively. Future minimum annual rental commitments related to these leases are as follows at December 31, 1997:

 YEAR       AMOUNT
1998 ...  $1,366,872
1999 ...     617,827
2000 ...     280,181
2001 ...     185,577
2002 ...       5,347
         ------------
          $2,455,804
         ============

Consulting Agreements

   The Company is subject to a series of consulting agreements with certain third parties to assist in locating and designing future corporate office space as well as to assist the Company in connection with capital requirements needed to fund continued growth. Monthly payments under these agreements of approximately $6,500 are due through the date on which the Company has a change in controlling ownership or has a public offering of its Common Stock.

Guarantees

   The Company has guaranteed debt owed by a Participating Reseller. The debt amounts to $175,000 at December 31, 1996 and 1997, respectively.

Product Liability

   Software products such as those offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy these products. Despite extensive testing, the Company from time to time has discovered defects or errors in products. There can be no assurance that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

Litigation

   From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's business, operating results and financial condition.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

 12. PARTNERSHIP ACQUISITIONS

   In 1995, the Partnership acquired the businesses of two third-party resellers in exchange for a 1.25% interest in the Partnership. In connection with these transactions, acquired intangibles were recorded as follows:

 Purchase price, 1.25% interest in the
 Partnership......................................  $250,000
Fair value of net assets acquired ................        --
                                                   ----------
Acquired intangibles, primarily customer lists
 and workforce ...................................  $250,000
                                                   ==========

   In June 1995, the Partnership acquired the business of another third-party reseller. The controlling stockholders of the reseller were related to the controlling shareholder of GP. The purchase price was a 3.86% limited partnership interest in the Partnership and was recorded at the carryover basis of the net assets transferred as the transactions occurred between related parties.

   Effective April 25, 1996, the Partnership acquired the businesses of the Participating Resellers for special limited partnership interests in the Partnership, the assumption of certain obligations and $660,555 in cash. The acquisitions were accounted for under the purchase accounting method. The purchase price, together with the net liabilities assumed, was recorded as intangible assets as follows:

 Purchase price ................................ $7,337,574
Net liabilities assumed .......................   1,462,874
                                                ------------
Acquired intangibles, primarily customer lists
 and workforce ................................  $8,800,448
                                                ============

   During 1996, subsequent to the Transactions, and during the year ended December 31, 1997, the Company paid the former owners of the Participating Resellers fees totaling approximately $130,000 and $213,000, respectively, in accordance with an agreement entered into as part of the Transactions. Such fees are included in general and administrative expenses in the accompanying consolidated statements of operations. In accordance with the agreement, monthly payments aggregating approximately $14,000 will continue until the Company completes an initial public offering of its Common Stock.


13. RELATED PARTY TRANSACTIONS

   Due from stockholder in the amount of $25,000 consists of noninterest-bearing loan to a stockholder which was due on demand. This loan was repaid in full in 1997.

   The Partnership purchased substantially all of the assets of Strategic, amounting to approximately $86,000 and $139,000 (through the date of the Transactions) in 1995 and 1996, respectively. Also during 1995, the Partnership paid approximately $61,000 to Strategic's employees for commissions on sales to resellers. Effective January 1, 1995, the Partnership terminated its royalty agreement with Strategic, which previously provided for payments equal to 20% of gross collected sales revenues and 10% of collected maintenance revenues, for payments in the aggregate amount of $650,000 and a 12% limited partnership interest in the Partnership. At December 31, 1995, $450,000 of the termination fee was outstanding. Such amount was paid in 1996. The termination fee is reflected in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1995.

   During 1995, the Partnership paid certain limited partners approximately $57,000 in commissions as a result of the execution of reseller agreements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    In 1995 and 1996, the Partnership issued promissory notes to related parties in the aggregate amount of $600,000 and $1,300,000, respectively, which bore interest at 12%. The obligations of the Partnership under such notes were assumed by the Company in connection with the Transactions and were cancelled in May 1996 in consideration of the issuance of approximately 24,904 shares of Series A Convertible Preferred Stock to the holders thereof.

14. EMPLOYEE BENEFIT PLAN

   The Company provides retirement benefits for eligible employees, as defined, through a defined contribution benefit plan that is qualified under
Section 401(k) of the Internal Revenue Code (the "Plan"). Contributions to the Plan are made at the sole discretion of the Company and amounted to $32,987, $55,851 and $230,861 for the years ended December 31, 1995, 1996 and
1997, respectively.

15. SUBSEQUENT EVENTS

Acquisition of Resellers

   In February and March 1998, the Company acquired the businesses of five third-party resellers of the Company's products (the "Acquired Resellers") in exchange for an aggregate of 121,856 shares of the Company's Class B Common Stock. Prior to these acquisitions, the Company and its stockholders had no ownership interest in the five Acquired Resellers and the financial and operating policies of the Acquired Resellers were not controlled by the Company. The acquisition of such Acquired Resellers was accounted for under the poolings-of-interest method of accounting.

   Pro forma results of operations, assuming the acquisitions of the Acquired Resellers had been consummated as of December 31, 1997, are as follows:

                                    FOR THE YEARS ENDED DECEMBER 31,
                                    ---------------------------------
                                       1995       1996       1997
                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                  DATA)
Revenues ..........................  $ 3,727    $  9,311   $ 17,592
Net loss ..........................   (4,731)    (20,385)   (16,016)
Loss per share, basic and diluted

Modification to Escrow Agreement

   In March 1998, the Class B Escrow Agreement was modified to provide that all of the shares of Class B Common Stock held in escrow will be released upon the execution of a firm underwriting agreement for the initial public offering of the Company's capital stock on or before July 1, 1998. Accordingly, approximately $4.0 million of compensation expense will be recorded as of the date of modification, representing the number of shares released to directors, officers and employees of the Company, multiplied by the difference between the initial public offering price and the price paid by the holders of the shares.

Release Event

   In       1998, a Release Event occurred when the businesses of the five
Acquired Resellers were acquired by the Company and the GP determined that such acquisitions should result in the liquidation of the Partnership. Following the occurrence of such Release Event, the following events occurred: (i) the Board of Directors declared a mandatory conversion of the outstanding shares of the Company's Class A, Class B and Class C Common Stock and such shares were converted into shares of Common Stock of the Company;
(ii) 101,828 of the shares of Common Stock resulting from the conversion of shares of Class A Common Stock and held in escrow pursuant to the Class A Escrow Agreement were released to the Partnership and the remaining shares held in escrow pursuant to the

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

 Class A Escrow Agreement were returned to the Company for cancellation; and
(iii) the Partnership was dissolved and liquidated and all of the shares of Common Stock held by the Partnership were distributed to its partners, including the distribution of 101,828 shares to the Participating Resellers. No modification of the original recorded purchase price of the Participating Resellers was required.

Initial Public Offering

   In March 1998, the Company filed a Registration Statement with the Securities and Exchange Commission in connection with the initial public offering of its Common Stock. In connection with this offering, the Company
declared a      for -1 split of the outstanding shares of its Common Stock.
Such split has been retroactively reflected in the accompanying financial statements.

Pro Forma Balance Sheet

   The accompanying pro forma balance sheet at December 31, 1997 assumes the effects of the following transactions: (i) the conversion of all of the issued and outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (ii) the conversion of all of the issued and outstanding shares of Class A, Class B and Class C Common Stock into shares of Common Stock, (iii) the liquidation of the Partnership and the resulting cancellation of certain shares of Common Stock, (iv) the termination of the Class A Escrow Agreement and resulting cancellation of certain shares of Common Stock and (v) the termination of the Class B Escrow Agreement and the recording of a related compensation expense of approximately $4.0 million.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 Torrence & Associates, Inc.:

   We have audited the accompanying balance sheet of Torrence & Associates, Inc. d/b/a The Ultimate Software Group (an Illinois corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Torrence & Associates, Inc. d/b/a The Ultimate Software Group as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.







/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP





Miami, Florida,
 October 15, 1996.

                          TORRENCE & ASSOCIATES, INC.

                      D/B/A THE ULTIMATE SOFTWARE GROUP

                                BALANCE SHEET

                                                                                       AS OF
                                                                                 DECEMBER 31, 1995
                                     ASSETS
Current assets:
 Cash and cash equivalents .....................................................     $  13,726
 Accounts receivable ...........................................................        38,811
 Other .........................................................................        29,873
                                                                                 -----------------
   Total current assets ........................................................        82,410
Property and equipment, net ....................................................        58,043
Other assets ...................................................................        67,485
                                                                                 -----------------
   Total assets ................................................................     $ 207,938
                                                                                 =================
                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accrued expenses ..............................................................     $  81,423
 Deferred revenue ..............................................................       108,657
 Current portion of capital lease obligations ..................................        10,647
                                                                                 -----------------
   Total current liabilities ...................................................       200,727
Notes payable to related parties ...............................................       661,000
Capital lease obligations, net of current portion ..............................        20,716
                                                                                 -----------------
   Total liabilities ...........................................................       882,443
                                                                                 -----------------
Commitments and contingencies (Notes 5 and 7)
Shareholders' deficit:
 Common Stock, $.08 par value, 25,000 shares authorized, 12,563 shares issued
  and outstanding ..............................................................         1,005
 Additional paid-in capital ....................................................       232,683
 Accumulated deficit ...........................................................      (908,193)
                                                                                 -----------------
   Total shareholders' deficit .................................................      (674,505)
                                                                                 -----------------
   Total liabilities and shareholders' deficit .................................     $ 207,938
                                                                                 =================

The accompanying notes to financial statements are an integral part of this balance sheet.

                          TORRENCE & ASSOCIATES, INC.

                      D/B/A THE ULTIMATE SOFTWARE GROUP

                           STATEMENT OF OPERATIONS

                            FOR THE YEAR ENDED
                             DECEMBER 31, 1995
Revenues ..................     $  153,741
Operating expenses:
 Cost of revenues .........         64,909
 Sales and marketing  .....        310,224
 General and
  administrative...........        643,165
                            ------------------
   Total operating
    expenses...............      1,018,298
                            ------------------
   Operating loss..........       (864,557)
Interest expense ..........        (43,636)
                            ------------------
   Net loss................     $ (908,193)
                            ==================






















The accompanying notes to financial statements are an integral part of this statement.

                          TORRENCE & ASSOCIATES, INC.
                      D/B/A THE ULTIMATE SOFTWARE GROUP
                      STATEMENT OF SHAREHOLDERS' DEFICIT

                                                 ADDITIONAL                      TOTAL
                                COMMON STOCK       PAID-IN     ACCUMULATED   SHAREHOLDER'S
                             -----------------   ----------- CAPITAL DEFICIT    DEFICIT
                              SHARES    AMOUNT
Balance, December 31, 1994        --    $   --    $     --      $      --      $      --
 Sale of common stock  .....  12,563     1,005     232,683             --        233,688
 Net loss ..................      --        --          --       (908,193)      (908,193)
                             -------- --------  ------------ -------------  ---------------
Balance, December 31, 1995    12,563    $1,005    $232,683      $(908,193)     $(674,505)
                             ======== ========  ============ =============  ===============































The accompanying notes to financial statements are an integral part of this statement.

                          TORRENCE & ASSOCIATES, INC.
                      D/B/A THE ULTIMATE SOFTWARE GROUP
                           STATEMENT OF CASH FLOWS

                                                                            FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss .................................................................      $(908,193)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization ...........................................        253,089
  Gain on disposal of fixed assets ........................................           (626)
  Changes in operating assets and liabilities:
   Accounts receivable ....................................................        (38,811)
   Other assets............................................................       (339,067)
   Accrued expenses........................................................         81,423
   Deferred revenue........................................................        108,657
                                                                            ------------------
Net cash used in operating activities......................................       (843,528)
                                                                            ------------------
Cash flows from investing activities:
 Capital expenditures......................................................        (31,685)
                                                                            ------------------
Cash flows from financing activities:
 Net proceeds from notes payable to related parties........................        661,000
 Payments of capital lease obligations.....................................         (5,749)
 Proceeds from sale of common stock........................................        233,688
                                                                            ------------------
Net cash provided by financing activities..................................        888,939
                                                                            ------------------
Net increase in cash and cash equivalents..................................         13,726
Cash and cash equivalents, beginning of year...............................             --
                                                                            ------------------
Cash and cash equivalents, end of year.....................................      $  13,726
                                                                            ==================
Supplemental disclosure of cash flow information:
 Cash paid for interest....................................................      $  43,635
                                                                            ==================
Supplemental disclosure of non-cash financing activities:
 The Company entered into capital lease obligations to acquire new equipment totaling $37,113 in 1995.









The accompanying notes to financial statements are an integral part of this statement.

                         TORRENCE & ASSOCIATES, INC.
                      D/B/A THE ULTIMATE SOFTWARE GROUP
                        NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   Torrence & Associates, Inc. d/b/a The Ultimate Software Group (the "Company") is a third-party reseller of The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Company by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.) which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Company (see Note 9). The Company began operations on December 29, 1994 and markets its products in the States of Illinois, Iowa, Minnesota, Missouri and Wisconsin.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.

Accounts Receivable

   Accounts receivable is from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses was not required at December 31, 1995.

Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Other Assets

   Other assets includes a fee of $300,000, net of accumulated amortization of $241,708, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Company to exclusively market USG's products in Illinois, Iowa, Minnesota, Missouri and Wisconsin. As a result of the sale of the Company's operations and certain of its assets and liabilities to USG in April 1996 (see Note 9), the carrying value reflects the estimated useful life of this asset through the date of the acquisition.

Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered. Associated deferred costs, primarily relating to the cost of the products for licensing contracts purchased from USG, amounted to approximately $26,000 at December 31, 1995 and are included in other current assets.

Revenue Recognition

   The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are

                         TORRENCE & ASSOCIATES, INC.

                      D/B/A THE ULTIMATE SOFTWARE GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

Cost of Revenues

   Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.

Income Taxes

   The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.

   Because of the Company's net loss position, had the Company been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Company's financial instruments, consisting of cash and cash equivalents, accounts receivable and notes payable approximate fair value.

3. ACCRUED EXPENSES

   Accrued expenses consists of the following:

                             AS OF
                       DECEMBER 31, 1995
Accrued compensation        $58,079
Due to USG ...........       21,347
Other ................        1,997
                       -----------------
                            $81,423
                       =================

4. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                         ESTIMATED          AS OF
                                        USEFUL LIFE   DECEMBER 31, 1995
Equipment ............................    3 years         $ 64,655
Furniture, fixtures and improvements      5 years            4,144
                                                     -----------------
                                                            68,799
Less--accumulated depreciation and
 amortization.........................                     (10,756)
                                                     -----------------
                                                          $ 58,043
                                                     =================

   Included in property and equipment is equipment acquired under capital leases amounting to $37,112, less accumulated amortization of $5,434. The leases are being amortized over their useful lives ranging from 3-4 years.

                         TORRENCE & ASSOCIATES, INC.

                      D/B/A THE ULTIMATE SOFTWARE GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. CAPITAL LEASE OBLIGATIONS

   The Company leases certain equipment under noncancellable agreements, which are accounted for as capital leases and expire at various dates through January 1999. Interest rates on these leases are 10.8%. The annual maturities of capital lease obligations are as follows:

1996 ....................................................................  $14,073
1997 ....................................................................   14,073
1998 ....................................................................    7,873
                                                                          ---------
                                                                            36,019
Less--amount representing interest ......................................   (4,656)
                                                                          ---------
Lease obligations reflected as current ($10,647) and noncurrent
 ($20,716)...............................................................  $31,363
                                                                          =========

6. NOTES PAYABLE TO RELATED PARTIES

   Notes payable to related parties consists of two-year, 10% interest bearing notes due to the President of the Company. The maturities of the notes range from January 1, 1997 to October 20, 1997.

7. COMMITMENTS AND CONTINGENCIES

   The Company leases office space and certain equipment under noncancellable operating lease agreements expiring at various dates. Total rent expense under these agreements was $15,967. Future minimum annual rental commitments related to these leases are $41,000 in 1996, $43,000 in 1997 and $14,000 in 1998.

   From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.

8. EMPLOYEE BENEFIT PLAN

   The Company provides retirement benefits for eligible employees, as defined, through a defined contribution benefit plan (the "Plan") that is qualified under Section 401(k) of the Internal Revenue Code. Employees must provide at least one month of service and may contribute up to 15% of their salary. The Company makes discretionary contributions to the Plan in which employees vest after three years of service.

9. SUBSEQUENT EVENT

   Effective April 25, 1996, the Company sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Company subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group of Georgia, Inc.:

   We have audited the accompanying balance sheet of The Ultimate Software Group of Georgia, Inc. (a Georgia corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of Georgia, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.






/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP



Miami, Florida,
 November 7, 1997.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.
                                BALANCE SHEET

                                                                              AS OF
                                                                        DECEMBER 31, 1995
                                 ASSETS
Current assets:
 Cash and cash equivalents ............................................     $   2,423
 Accounts receivable ..................................................        62,233
                                                                        -----------------
   Total current assets ...............................................        64,656
Property and equipment, net ...........................................        28,243
Other assets...........................................................         7,707
                                                                        -----------------
   Total assets........................................................     $ 100,606
                                                                        =================
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable .....................................................     $   7,518
 Accrued expenses .....................................................        55,119
 Deferred revenue .....................................................        20,400
                                                                        -----------------
   Total current liabilities ..........................................        83,037
Notest payable to related parties .....................................       246,000
                                                                        -----------------
   Total liabilities...................................................       329,037
                                                                        -----------------
Commitments and contingencies (Note 7)
Shareholders' deficit:
 Common Stock, $.10 par value, 1,000,000 shares authorized, 4,236
  shares issued and outstanding .......................................           424
 Additional paid-in capital............................................       119,076
 Accumulated deficit...................................................      (347,931)
                                                                        -----------------
   Total shareholders' deficit.........................................      (228,431)
                                                                        -----------------
   Total liabilities and shareholders' deficit.........................     $ 100,606
                                                                        =================









The accompanying notes to financial statements are an integral part of this balance sheet.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.
                           STATEMENT OF OPERATIONS

                             FOR THE YEAR ENDED
                              DECEMBER 31, 1995
Revenues....................      $ 568,037
Operating expenses:
 Cost of revenues ..........        141,793
 Sales and marketing .......         36,609
 General and administrative         472,051
                             ------------------
   Total operating expenses         650,453
                             ------------------
   Operating loss ..........        (82,416)
Interest expense ...........        (35,500)
                             ------------------
   Net loss ................      $(117,916)
                             ==================



















The accompanying notes to financial statements are an integral part of this statement.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.
                      STATEMENT OF SHAREHOLDERS' DEFICIT

                                                       ADDITIONAL                      TOTAL
                                      COMMON STOCK       PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                   ------------------    CAPITAL       DEFICIT        DEFICIT
                                    SHARES    AMOUNT
Balance, December 31, 1994  ......   3,800     $380     $ 94,120      $(230,015)     $(135,515)
 Shares issued with notes payable      187       19          (19)            --             --
 Shares issued for services  .....     250       25       49,975             --         50,000
 Purchase and retirement of
  treasury shares ................      --       --      (25,000)            --        (25,000)
 Net loss ........................                                     (117,916)      (117,916)
                                   -------- --------  ------------ -------------  ---------------
Balance, December 31, 1995  ......   4,237     $424     $119,076      $(347,931)     $(228,431)
                                   ======== ========  ============ =============  ===============































The accompanying notes to financial statements are an integral part of this statement.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.
                           STATEMENT OF CASH FLOWS

                                                                            FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss .................................................................      $(117,916)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization ...........................................         94,276
  Issuance of equity instruments for services .............................         50,000
  Changes in operating assets and liabilities:
   Accounts receivable ....................................................        (38,363)
   Accounts payable .......................................................         (3,032)
   Accrued expenses .......................................................         54,997
   Deferred revenue .......................................................         20,400
                                                                            ------------------
Net cash provided by operating activities .................................         60,362
                                                                            ------------------
Cash flows from investing activities:
 Capital expenditures......................................................        (12,597)
                                                                            ------------------
Cash flows from financing activities:
 Net payments of notes payable to related parties .........................        (37,000)
 Purchase of treasury shares ..............................................        (25,000)
                                                                            ------------------
Net cash used in financing activities .....................................        (62,000)
                                                                            ------------------
Net decrease in cash and cash equivalents..................................        (14,235)
Cash and cash equivalents, beginning of year ..............................         16,658
                                                                            ------------------
Cash and cash equivalents, end of year ....................................      $   2,423
                                                                            ==================
Supplemental disclosure of cash flow information:
 Cash paid for interest ...................................................      $  29,500
                                                                            ==================
Supplemental disclosure of non-cash financing information:
 In 1995, the Company issued 250 shares of Common Stock valued at $50,000 to certain employees for services performed.














The accompanying notes to financial statements are an integral part of this statement.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   The Ultimate Software Group of Georgia, Inc. (the "Company") is a third-party reseller of The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all the products are developed and sold to the Company by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.) which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Company (see Note 8). The Company markets its products in the State of Georgia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.

Accounts Receivable

   Accounts receivable are from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses was not required at December 31, 1995.

Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Other Assets

   Other assets includes a fee of $100,000, net of accumulated amortization of $92,793, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Company to exclusively market USG's products in Georgia. As a result of the sale of the Company's operations and certain of its assets and liabilities to USG in April 1996 (see Note 8), the carrying value reflects the estimated useful life of this asset through the date of the acquisition.

Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

Revenue Recognition

   The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Cost of Revenues

   Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.

Income Taxes

   The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.

   Because of the Company's net loss position, had the Company been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Company's financial instruments, consisting of cash and cash equivalents and accounts receivable approximate fair value due to their short-term nature.

3. ACCRUED EXPENSES

   Accrued expenses consists of the following:

                             AS OF
                       DECEMBER 31, 1995
Accrued compensation        $53,982
Other ................        1,137
                       -----------------
                            $55,119
                       =================

4. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                    ESTIMATED          AS OF
                                                   USEFUL LIFE   DECEMBER 31, 1995
Equipment .......................................    3 years         $ 44,719
Furniture, fixtures and improvements ............    5 years            8,798
                                                                -----------------
                                                                       53,517
Less -accumulated depreciation and amortization .                     (25,274)
                                                                -----------------
                                                                     $ 28,243
                                                                =================

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. NOTES PAYABLE TO SHAREHOLDERS

   Notes payable to shareholders consists of the following unsecured amounts:

 Due to shareholder, interest payable monthly at 12%, due February 1,
 1998....................................................................  $ 46,000
Due to shareholder, interest payable monthly at 12%, due May 1, 1997  ...    50,000
Due to shareholder, interest payable monthly at 12%, due $50,000 on May
 1, 1997, $50,000 on July 1, 1997 and $50,000 on February 1, 1998  ......   150,000
                                                                          ---------
                                                                           $246,000
                                                                          =========

6. EQUITY TRANSACTIONS

   In 1995, the Company issued 187 shares of Common Stock to a shareholder in connection with a borrowing. The borrowing is reflected in notes payable to shareholders at December 31, 1995. No value was assigned to the stock that was issued as it was issued to a related party.

   In 1995, the Company issued 250 shares of Common Stock to an employee for services performed. The fair value of this transaction was $50,000, based upon prior sales of the Company's Common Stock.

   In 1994, the Company became obligated to pay $25,000 to two shareholders for the purchase of 250 treasury shares. The balance due of $25,000 was paid to the shareholders in 1995.

7. COMMITMENTS AND CONTINGENCIES

   The Company leases office space under a noncancellable operating lease agreement expiring in December 1996. Total rent expense under this agreement was $13,748. The future minimum annual rental commitment related to this lease is approximately $14,000 in 1996.

   From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.

8. SUBSEQUENT EVENT

   Effective April 25, 1996, the Company sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Company subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group Midwest, Ltd.:

   We have audited the accompanying balance sheet of The Ultimate Software Group Midwest, Ltd. (an Ohio Limited Partnership) as of December 31, 1995, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group Midwest, Ltd. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP

Miami, Florida,
 January 30, 1998.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                                BALANCE SHEET

                       ASSETS
Current assets:
 Cash and cash equivalents ........................  $  66,498
 Accounts receivable, net .........................    113,727
 Prepaid expenses .................................      4,400
                                                    -----------
  Total current assets ............................    184,625
Property and equipment, net .......................     35,979
Investment in USG .................................    100,709
Other assets ......................................     70,717
                                                    -----------
  Total assets ....................................  $ 392,030
                                                    ===========
         LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
 Accounts payable .................................  $ 454,379
 Accrued expenses .................................    191,823
 Deferred revenue .................................    192,262
 Current portion of capital lease obligations  ....     15,158
 Due to related parties ...........................     85,704
                                                    -----------
  Total current liabilities .......................    939,326

Capital lease obligations, net of current portion       10,148
                                                    -----------
  Total liabilities ...............................    949,474
Commitments and contingencies (Note 7)
  Total partners' deficit .........................   (557,444)
                                                    -----------
  Total liabilities and partners' deficit  ........  $ 392,030
                                                    ===========




















 The accompanying notes to financial statements are an integral part of this balance sheet.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                           STATEMENT OF OPERATIONS

                             FOR THE YEAR ENDED
                              DECEMBER 31, 1995
Revenues....................     $   441,579
Operating expenses:
 Cost of revenues ..........         263,219
 Sales and marketing .......         380,019
 General and administrative        1,017,815
                             ------------------
  Total operating expenses         1,661,053
                             ------------------
  Operating loss............      (1,219,474)
Interest expense ...........          (6,356)
Interest income ............           2,807
                             ------------------

  Net loss .................     $(1,223,023)
                             ==================
































 The accompanying notes to financial statements are an integral part of this statement.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                        STATEMENT OF PARTNERS' DEFICIT

                                                   TOTAL
                       GENERAL      LIMITED      PARTNERS'
                       PARTNER      PARTNERS      DEFICIT
December 31, 1994     $ 111,739    $ 353,840    $   465,579
 Contributions  ...          --      200,000        200,000
 Net loss .........    (330,216)    (892,807)    (1,223,023)
                    ------------ ------------  -------------
December 31, 1995     $(218,477)   $(338,967)   $  (557,444)
                    ============ ============  =============


































 The accompanying notes to financial statements are an integral part of this statement.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.
                           STATEMENT OF CASH FLOWS

                                                                            FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss .................................................................     $(1,223,023)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization ...........................................         130,570
  Provision for doubtful accounts..........................................          54,287
  Change in operating assets and liabilities:
   Accounts receivable ....................................................         (29,651)
   Prepaid expenses .......................................................          14,970
   Other assets ...........................................................         (39,973)
   Accounts payable .......................................................         445,758
   Accrued expenses .......................................................          72,605
   Deferred revenue .......................................................         192,262
                                                                            ------------------
Net cash used in operating activities .....................................        (382,195)
                                                                            ------------------
Cash flows from investing activities:
 Capital expenditures .....................................................          (2,532)
 Repayment of note receivable .............................................         126,667
                                                                            ------------------
Net cash provided by investment activities ................................         124,135
                                                                            ------------------
Cash flows from financing activities:
 Proceeds from due to related parties .....................................          85,704
 Payments on capital lease obligations ....................................          (8,762)
 Partners' capital contributions ..........................................         200,000
                                                                            ------------------
Net cash provided by financing activities .................................         276,942
                                                                            ------------------
Net increase in cash and cash equivalents .................................          18,882
Cash and cash equivalents, beginning of year ..............................          47,616
                                                                            ------------------
Cash and cash equivalents, end of year ....................................     $    66,498
                                                                            ==================
Supplemental disclosure of cash flow information:
 Cash paid for interest ...................................................     $     6,356
                                                                            ==================

















  The accompanying notes to financial statements are an integral part of this statement.

                  THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.
                        NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   The Ultimate Software Group Midwest, Ltd. (the "Partnership") is a third-party reseller of The Ultimate Software Group Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Partnership by The Ultimate Software Group, Inc. ("USG" formerly, The Ultimate Software Group, Ltd.) which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Partnership (see Note 8). The Partnership markets its products in the States of Kentucky, Michigan, Ohio, Pennsylvania and West Virginia.

   The partners share in income and loss and have ownership percentages as follows:

                          OWNERSHIP      SHARE OF INCOME
                         PERCENTAGE         AND LOSS
General partner ......        27%               27%
Limited partners  ....        73                73
                       -------------- -------------------
                             100%              100%
                       ============== ===================

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.

Accounts Receivable

   Accounts receivable are from end-users of the Partnership's products. The Partnership performs periodic credit evaluations of its customers and has determined the allowance for estimated losses to be $54,287 at December 31, 1995.

Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Investment in USG

   Investment in USG represents the partnership's purchase of a 0.69% interest in USG for cash prior to 1995. Such investment is accounted for at cost.

Other Assets

   Other assets includes a fee of $237,005, net of accumulated amortization of $212,921 paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Partnership to exclusively market USG's products in Kentucky, Michigan, Ohio, West Virginia and Western Pennsylvania. As a result of the sale of the Partnership's operations and certain of its assets and liabilities to USG in April 1996 (see Note 8), the Partnership has reflected the estimated useful life of this asset through the date of the acquisition.

Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

                  THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Revenue Recognition

   The Partnership licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

Cost of Revenues

   Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Partnership's customers.

Income Taxes

   The Partnership is organized as a limited Partnership. Accordingly, income taxes were not provided for or payable by the Partnership. Partners were taxed individually based on their share of partnership earnings (losses).

   Because of the Partnership's net loss position, had the Partnership been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Partnership's financial instruments, consisting of cash and cash equivalents and accounts receivable approximate fair value due to their short-term nature.

3. ACCRUED EXPENSES

   Accrued expenses consists of the following:

                                                          AS OF
                                                    DECEMBER 31, 1995
Accrued compensation and related payroll expenses        $101,815
Management fees ...................................        60,000
Other .............................................        30,008
                                                    -----------------
                                                         $191,823
                                                    =================

                  THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

4. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                     ESTIMATED          AS OF
                                                    USEFUL LIFE   DECEMBER 31, 1995
Equipment ........................................    3 years          $64,597
Furniture, fixtures and improvements .............    5 years            1,343
                                                                 -----------------
                                                                        65,940
Less -accumulated depreciation and amortization  .                      29,961
                                                                 -----------------
                                                                       $35,979
                                                                 =================

   Included in property and equipment is equipment acquired under capital leases amounting to $35,647, less accumulated amortization of $10,878.

5. CAPITAL LEASE OBLIGATIONS

   The Partnership leases certain equipment under noncancellable agreements which are accounted for as capital leases and expire at various dates through 1998. The annual maturities of the capital lease obligations are as follows:

 1996 .................................................................... $15,158
1997 ....................................................................    9,026
1998 ....................................................................    1,122
                                                                          ---------
Lease obligations reflected as current ($15,158) and noncurrent
 ($10,148)...............................................................  $25,306
                                                                          =========

6. DUE TO RELATED PARTIES

   Due to related parties represents noninterest-bearing amounts that are due on demand.

7. COMMITMENTS AND CONTINGENCIES

   The Partnership leases office space and certain equipment under noncancelable operating lease agreements expiring at various dates. Total rent expense under these agreements was $102,383. Future minimum annual rental commitments related to these leases are $27,284 through 1996.

   From time to time, the Partnership may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Partnership is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Partnership's financial position or results of operations.

8. SUBSEQUENT EVENT

   Effective April 25, 1996, the Partnership sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Partnership subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of The Ultimate Software
 Group of the Carolinas, Inc. and The Ultimate Software
 Group of Virginia, Inc.:

   We have audited the accompanying combined balance sheets of The Ultimate Software Group of The Carolinas, Inc. (a North Carolina corporation) and The Ultimate Software Group of Virginia, Inc. (a Virginia corporation) (collectively, the "Companies") as of December 31, 1996 and 1997 and the related combined statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of The Carolinas, Inc. and The Ultimate Software Group of Virginia, Inc. as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP





Miami, Florida,
  January 20, 1998 (except with respect
  to the matter discussed in Note 9, as
  to which the date is February 25, 1998).

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
                           COMBINED BALANCE SHEETS

                                                             AS OF DECEMBER 31,
                                                          ------------------------
                                                              1996        1997
                          ASSETS
Current assets:
 Cash and cash equivalents...............................  $  51,151    $  32,651
 Accounts receivable.....................................    136,819      271,929
 Other current assets....................................     29,666       97,890
                                                          ----------- -----------
   Total current assets..................................    217,636      402,470
Equipment, net...........................................     17,555       18,963
Other assets.............................................     11,498        1,640
                                                          ----------- -----------
   Total assets..........................................  $ 246,689    $ 423,073
                                                          =========== ===========
          LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accrued expenses........................................  $  13,885    $  46,671
 Deferred revenue........................................    110,337      579,390
 Borrowings under line of credit agreement...............    129,841      109,091
 Note payable............................................     23,142           --
                                                          ----------- -----------
   Total current liabilities.............................    277,205      735,152
                                                          ----------- -----------
Commitments and contingencies (Note 8)
Shareholders' deficit:
 Common Stock -Carolinas, $1.00 par value, 100,000
  shares authorized, 1,000 shares issued and outstanding       1,000        1,000
 Common Stock -Virginia, $.01 par value, 10,000 shares
  authorized, 5,150 shares issued and outstanding  ......         52           52
 Additional paid-in capital .............................    136,548      136,548
 Accumulated deficit ....................................   (168,116)    (449,679)
                                                          ----------- -----------
   Total shareholders' deficit ..........................    (30,516)    (312,079)
                                                          ----------- -----------
   Total liabilities and shareholders' deficit  .........  $ 246,689    $ 423,073
                                                          =========== ===========











The accompanying notes to financial statements are an integral part of these combined balance sheets.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
                      COMBINED STATEMENTS OF OPERATIONS

                               FOR THE YEARS ENDED DECEMBER 31,
                             ------------------------------------
                                1995        1996         1997
Revenues ...................  $474,283    $648,067    $  859,173
Operating expenses:
 Cost of revenues ..........   181,150     289,665       325,388
 Sales and marketing .......   138,815     196,102       567,850
 General and administrative    122,301     182,848       236,849
                             ---------- -----------  -----------
  Total operating expenses     442,266     668,615     1,130,087
                             ---------- -----------  -----------
  Operating income (loss)  .    32,017     (20,548)     (270,914)
Other expense, net .........    (5,600)    (16,642)      (10,649)
                             ---------- -----------  -----------
  Net income (loss) ........  $ 26,417    $(37,190)   $ (281,563)
                             ========== ===========  ===========































The accompanying notes to combined financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
                 COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                  CAROLINAS           VIRGINIA
                              ------------------ ------------------
                                 COMMON STOCK       COMMON STOCK     ADDITIONAL                      TOTAL
                               $1.00 PAR VALUE     $.01 PAR VALUE      PAID-IN     ACCUMULATED   SHAREHOLDERS'
                              ------------------ ------------------    CAPITAL       DEFICIT        DEFICIT
                               SHARES    AMOUNT   SHARES    AMOUNT
Balance, December 31, 1994  .   1,000    $1,000    5,150     $52      $126,548      $(157,343)     $ (29,743)
 Net income .................      --        --       --      --            --         26,417         26,417
                              -------- --------  -------- --------  ------------ -------------  ---------------
Balance, December 31, 1995  .   1,000     1,000    5,150      52       126,548       (130,926)        (3,326)
 Contribution of shares to
  fund issuance of stock to
  employees for services  ...     (10)      (10)      --      --            10             --             --
 Noncash issuance of stock
  to employees for services        10        10       --      --         9,990             --         10,000
 Net loss ...................      --        --       --      --            --        (37,190)       (37,190)
                              -------- --------  -------- --------  ------------ -------------  ---------------
Balance, December 31, 1996  .   1,000     1,000    5,150      52       136,548       (168,116)       (30,516)
 Net loss ...................      --        --       --      --            --       (281,563)      (281,563)
                              -------- --------  -------- --------  ------------ -------------  ---------------
Balance, December 31, 1997  .   1,000    $1,000    5,150     $52      $136,548      $(449,679)     $(312,079)
                              ======== ========  ======== ========  ============ =============  ===============
























The accompanying notes to combined financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
                      COMBINED STATEMENTS OF CASH FLOWS

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                       -------------------------------------
                                                          1995        1996         1997
Cash flows from operating activities:
 Net income (loss) ...................................  $ 26,417    $(37,190)    $(281,563)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Depreciation and amortization .....................    15,365      17,477        15,558
   Issuance of equity instruments for services  ......        --      10,000            --
   Changes in operating assets and liabilities:
    Accounts receivable ..............................   (50,184)    (54,193)     (135,110)
    Other current assets .............................   (17,993)    (11,673)      (68,224)
    Accrued expenses .................................    (2,591)     (5,407)       32,786
    Deferred revenue .................................   (12,125)    102,962       469,053
                                                       ---------- -----------  ------------
Net cash provided by (used in) operating activities  .   (41,111)     21,976        32,500
                                                       ---------- -----------  ------------
Cash flows from investing activities:
 Capital expenditures ................................   (13,804)     (7,635)       (7,108)
                                                       ---------- -----------  ------------
Cash flows from financing activities:
 Borrowings under line of credit agreement  ..........    85,000      50,016            --
 Payments under line of credit agreement .............   (14,277)    (20,898)      (20,750)
 Borrowings under note payable .......................        --      24,936            --
 Payments under note payable .........................        --      (1,794)      (23,142)
 Payments on amounts due to related party ............        --     (40,500)           --
                                                       ---------- -----------  ------------
Net cash provided by (used in) financing activities  .    70,723      11,760       (43,892)
                                                       ---------- -----------  ------------
Net increase (decrease) in cash and cash equivalents      15,808      26,101       (18,500)
Cash and cash equivalents, beginning of year  ........     9,242      25,050        51,151
                                                       ---------- -----------  ------------
Cash and cash equivalents, end of year ...............  $ 25,050    $ 51,151     $  32,651
                                                       ========== ===========  ============
Supplemental disclosure of cash flow information:
 Cash paid for interest ..............................  $  5,600    $ 16,642     $  12,046
                                                       ========== ===========  ============




















The accompanying notes to combined financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   The Ultimate Software Group of the Carolinas, Inc. and the Ultimate Software Group of Virginia, Inc. (collectively, the "Companies") is a third-party reseller of The Ultimate Group Software, Inc.'s human resource management and payroll software solutions. Substantially all of the Companies' products are developed and sold to the Companies by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.). The Companies market their products in the states of North Carolina, South Carolina and Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination

   The combined financial statements include the accounts of The Ultimate Software Group of the Carolinas, Inc. and The Ultimate Software Group of Virginia, Inc. who have the same shareholders. Intercompany accounts and transactions have been eliminated in combination.

Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1996 and 1997.

Accounts Receivable

   Accounts receivable are from end-users of the Companies' products. The Companies perform periodic credit evaluations of their customers and determined that an allowance for estimated losses was not required at December 31, 1996 and 1997.

Equipment

   Equipment is stated at cost less accumulated depreciation and amortization. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Other Assets

   Other assets includes a fee of $50,000, net of accumulated amortization of $42,058 in 1996 and $47,534 in 1997 paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Companies to exclusively market USG's products in North Carolina, South Carolina and Virginia. Such asset is being amortized over its estimated period of benefit of approximately 5 years.

   In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Companies continually evaluate whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Companies use an estimate of the related business' undiscounted cash flows from operations in measuring whether such cost is recoverable.

Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

    Associated deferred costs, primarily relating to the cost of the products for licensing contracts, amounted to approximately $21,000 and $97,000 at December 31, 1996 and 1997, respectively, and are included in other assets in the accompanying combined balance sheets.

Revenue Recognition

   The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

Cost of Revenues

   Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.

Income Taxes

   The Companies have elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying combined financial statements.

   Because of the Companies' net loss position, had the Companies been a C Corporations, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Companies' financial instruments, consisting of cash and cash equivalents, accounts receivable, borrowings under line of credit requirements, notes payable and due to related party approximate fair value due to their short-term nature.

3. EQUIPMENT

   Equipment consists of computer equipment of $39,339 in 1996 and $46,448 in 1997, less accumulated depreciation of $21,784 in 1996 and $27,485 in 1997. These assets are depreciated over their estimated useful life of three years.

4. NOTE PAYABLE

   Note payable at December 31, 1996 consists of a note to a bank which bears interest at prime plus 1.5% (9.75% at December 31, 1996), payable monthly through maturity. The note was collateralized by substantially all of the Companies' assets and was repaid during 1997.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                     AND
                THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

5. LINE OF CREDIT

   In June 1995, the Companies entered into a $200,000 line of credit with a bank which bears interest at prime plus 1.0% (9.5% at December 31, 1997), payable quarterly through maturity. The line was renewed in December 1996 and matures in January 1998. The line is collateralized by the Companies' accounts receivable, as well as certain shares of common stock of the Companies.

6. EQUITY TRANSACTIONS

   In 1996, the Companies issued 10 shares of Common Stock to employees for services performed. The shares are valued at $10,000 based on their estimated fair value at the date of issuance and related expense is included in general and administrative expense in the accompanying combined statement of operations for the year ended December 31, 1996.

7. DUE TO RELATED PARTY

   Due to related party consists of noninterest-bearing loans that are due on demand.

8. COMMITMENTS AND CONTINGENCIES

   The Companies lease office space under a noncancellable operating lease agreement expiring in December 1998. Total rent expense under this agreement was $12,578, $14,720 and $17,186 in 1995, 1996 and 1997. The future minimum annual rental commitment related to this lease is approximately $12,000 in 1998.

   From time to time, the Companies may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Companies are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Companies' financial position or results of operations.

9. SUBSEQUENT EVENT

   On February 25, 1998, the Companies exchanged substantially all of their net assets for 30,677 shares of Class B Common Stock of USG in a transaction to be accounted for under the poolings-of-interest method of accounting .

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group of New York
 and New England, G.P.:

   We have audited the accompanying balance sheets of The Ultimate Software Group of New York and New England, G.P. (a New York general partnership) as of December 31, 1996 and 1997 and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of New York and New England, G.P. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP


Miami, Florida,
  January 15, 1998 (except with respect
  to the matter discussed in Note 7, as
  to which the date is February 24, 1998).

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                                BALANCE SHEETS

                                              AS OF DECEMBER 31,
                                            -----------------------
                                               1996        1997
                   ASSETS
Current assets:
 Cash and cash equivalents ................  $321,366   $  563,795
 Accounts receivable, net .................    72,142      196,642
 Prepaid expenses and other current assets     66,776      153,890
                                            ---------- -----------
   Total current assets ...................   460,284      914,327
Property and equipment, net ...............    46,472       45,000
Other assets ..............................   142,268       32,601
                                            ---------- -----------
   Total assets ...........................  $649,024   $  991,928
                                            ========== ===========
     LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
 Accounts payable .........................  $ 47,714   $   88,565
 Accrued expenses .........................    75,604      182,091
 Deferred revenue .........................   481,198      932,654
 Customer deposits ........................   113,008      137,127
                                            ---------- -----------
   Total current liabilities ..............   717,524    1,340,437
Commitments and contingencies (Note 6)
   Total partners' deficit ................   (68,500)    (348,509)
                                            ---------- -----------
   Total liabilities and partners' deficit   $649,024   $  991,928
                                            ========== ===========












The accompanying notes to financial statements are an integral part of these balance sheets.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                           STATEMENTS OF OPERATIONS

                                 FOR THE YEARS ENDED DECEMBER 31,
                             ----------------------------------------
                                 1995          1996         1997
Revenues....................  $  883,656    $1,281,534   $1,776,030
Operating expenses:
 Cost of revenues ..........     416,887       589,635      767,955
 Sales and marketing .......     683,192       515,015      673,327
 General and administrative      182,530       348,200      467,142
                             ------------ ------------  ------------
  Total operating expenses     1,282,609     1,452,850    1,908,424
                             ------------ ------------  ------------
  Operating loss ...........    (398,953)     (171,316)    (132,394)
Other income ...............         858         6,111       13,483
                             ------------ ------------  ------------
  Net loss .................  $ (398,095)   $ (165,205)  $ (118,911)
                             ============ ============  ============



























The accompanying notes to financial statements are an integral part of these statements.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                       STATEMENTS OF PARTNERS' DEFICIT

                                                                      THE           TOTAL
                                 NEW COUNTRY                       WEDGEWOOD      PARTNERS'
                              DEVELOPMENT, INC.   MCNEARY, INC.   GROUP, INC.      DEFICIT
Balance, December 31, 1994 ..     $ 157,425         $ 52,475       $ 209,900      $ 419,800
 Sale of partnership
  interest...................      (127,875)         127,875           --             --
 Partners' contributions ....        56,250           18,750           --            75,000
 Net loss....................      (149,286)         (49,762)       (199,047)      (398,095)
                              ----------------- ---------------  ------------- -------------
Balance, December 31, 1995 ..       (63,486)         149,338          10,853         96,705
 Net loss....................       (61,952)         (20,651)        (82,602)      (165,205)
                              ----------------- ---------------  ------------- -------------
Balance, December 31, 1996 ..      (125,438)         128,687         (71,749)       (68,500)
 Net loss....................       (44,592)         (14,863)        (59,456)      (118,911)
 Partners' distributions ....       (60,184)         (20,183)        (80,731)      (161,098)
                              ----------------- ---------------  ------------- -------------
Balance, December 31, 1997 ..     $(230,214)        $ 93,641       $ (211,936)    $ (348,509)
                              ================= ===============  ============= =============






















The accompanying notes to financial statements are an integral part of these statements.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                           STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                              1995          1996         1997
Cash flows from operating activities:
 Net loss ...............................................   $(398,095)   $(165,205)    $(118,911)
 Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
   Depreciation and amortization ........................     130,005      129,929       126,991
   Changes in operating assets and liabilities:
    Accounts receivable .................................     (93,881)      70,549      (124,500)
    Prepaid expenses and other current assets  ..........       8,106      (40,783)      (87,114)
    Other assets ........................................      (7,200)        (701)        3,000
    Accounts payable ....................................      30,092       12,296        40,851
    Accrued expenses ....................................       8,446       40,824       106,487
    Deferred revenue ....................................     219,713      261,485       451,456
    Customer deposits ...................................      50,449      (57,900)       24,119
                                                          ------------ ------------  ------------
Net cash provided by (used in) operating activities  ....     (52,365)     250,494       422,379
                                                          ------------ ------------  ------------
Cash flows from investing activities:
 Capital expenditures ...................................     (26,183)     (15,087)      (18,852)
                                                          ------------ ------------  ------------
Cash flows from financing activities:
 Contributions ..........................................      75,000           --            --
 Distributions ..........................................          --           --      (161,098)
                                                          ------------ ------------  ------------
Net cash provided by (used in) financing activities  ....      75,000           --      (161,098)
                                                          ------------ ------------  ------------
Net increase (decrease) in cash and cash equivalents  ...      (3,548)     235,407       242,429
Cash and cash equivalents, beginning of year  ...........      89,507       85,959       321,366
                                                          ------------ ------------  ------------
Cash and cash equivalents, end of year ..................   $  85,959    $ 321,366     $ 563,795
                                                          ============ ============  ============







The accompanying notes to financial statements are an integral part of these statements.

                   THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                        NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   The Ultimate Software Group of New York and New England, G.P. (the "Partnership") is a third-party reseller of The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Partnership by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.). The Partnership markets its products in the states of Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont.

   The general partners share in income and loss and have ownership percentages as follows:

                                 OWNERSHIP   SHARE OF INCOME
                                PERCENTAGE      AND LOSS
New County Development, Inc.        37.5%          37.5%
McNeary, Inc. ................      12.5           12.5
The Wedgewood Group, Inc.  ...      50.0           50.0
                               ------------ ---------------
                                   100.0%         100.0%
                               ============ ===============


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1996 and 1997.

Accounts Receivable

   Accounts receivable are from end-users of the Partnership's products. The Partnership performs periodic credit evaluations of its customers and has determined the allowance for estimated losses to be $10,000 at December 31, 1996 and 1997, respectively.

Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Other Assets

   Other assets includes a fee of $400,000, net of accumulated amortization of $266,666 and $373,333 in 1996 and 1997, respectively, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Partnership to exclusively market USG's products in Connecticut, Maine, Massachusetts, New Hampshire, New York (except New York City and Long Island), Rhode Island and Vermont. Such asset is being amortized over its estimated period of benefit of approximately 5 years.

   In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Partnership continually evaluates whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Partnership uses an estimate of the related business' undiscounted cash flows from operations in measuring whether such cost is recoverable.

                   THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

   Associated deferred costs, primarily relating to the cost of the products for licensing such contracts, amounted to approximately $63,000 and $149,000 at December 31, 1996 and 1997, respectively, and are included in other assets in the accompanying combined balance sheets.

Revenue Recognition

   The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

Cost of Revenues

   Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Partnership's customers.

Income Taxes

   The Partnership is organized as a general partnership. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the partners and no income taxes are included in the accompanying financial statements.

   Because of the Partnership's net loss position, had the Partnership been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Partnership's financial instruments, consisting of cash and cash equivalents, accounts receivable and customer deposits approximate fair value due to their short-term nature.

                   THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                            AND NEW ENGLAND, G.P.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 3. ACCRUED EXPENSES

   Accrued expenses consists of the following:

                   AS OF DECEMBER 31,
                  ---------------------
                     1996       1997
 Accrued payroll   $75,604    $ 82,091
 Accrued legal  .       --      85,000
 Other ..........       --      15,000
                  --------- ----------
                   $75,604    $182,091
                  ========= ==========


4. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                                  AS OF DECEMBER 31,
                                                     ESTIMATED   --------------------
                                                    USEFUL LIFE     1996       1997
Equipment ........................................    5 years     $ 79,000   $ 97,852
Furniture, fixtures and improvements .............   5-10 years     23,996     23,996
                                                                 ---------  ---------
                                                                   102,996    121,848
Less--accumulated depreciation and amortization  .                  56,524     76,848
                                                                 ---------  ---------
                                                                  $ 46,472   $ 45,000
                                                                 =========  =========


5. RELATED PARTY TRANSACTIONS

   The Partnership paid the Wedgewood Group, Inc., a general partner, management fees of $228,000 in 1995, 1996 and 1997.

6. COMMITMENTS AND CONTINGENCIES

   The Partnership leases office space under a noncancellable operating lease agreement expiring in August 1998. The Partnership also leases various office equipment under noncancellable operating lease agreements expiring from January 1999 to December 1999. Total rent expense under these agreements was $26,271, $36,365 and $40,689 in 1995, 1996 and 1997, respectively. The future minimum annual rental commitment related to these leases is approximately $25,386 and $5,721 in 1998 and 1999, respectively as of December 31, 1997.

   From time to time, the Partnership may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Partnership is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Partnership's financial position or results of operations.

7. SUBSEQUENT EVENT

   On February 24, 1998, the Partnership transferred its net assets into a newly formed corporation and exchanged 100% of the outstanding shares of the newly formed entity for 40,265 shares of Class B Common Stock of USG in a transaction to be accounted for under the poolings-of-interest method of accounting.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 Ultimate Investors Group, Inc.:

   We have audited the accompanying consolidated balance sheets of Ultimate Investors Group, Inc. (a Texas corporation) and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ultimate Investors Group, Inc. and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP


Miami, Florida,
  February 2, 1998 (except with respect to the matter discussed in Note 9, as to which the date is March 4, 1998).

                        ULTIMATE INVESTORS GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                              AS OF DECEMBER 31,
                                                           -------------------------
                                                               1996         1997
                          ASSETS
Current assets:
 Cash and cash equivalents................................  $  29,453    $  466,505
 Accounts receivable, net ................................    497,566       768,764
 Notes receivable ........................................     34,722        51,954
 Other current assets ....................................     73,384        71,782
                                                           ----------- ------------
   Total current assets ..................................    635,125     1,359,005
Equipment, net............................................     13,240         4,938
Other assets:
 Notes receivable ........................................     33,379        65,599
 Other assets ............................................     61,655        23,259
                                                           ----------- ------------
   Total other assets ....................................     95,034        88,858
                                                           ----------- ------------
   Total assets...........................................  $ 743,399    $1,452,801
                                                           =========== ============
           LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable.........................................  $  75,752    $  137,027
 Accrued expenses ........................................    141,586       145,413
 Deferred revenue ........................................    410,171     1,079,549
 Line of credit ..........................................         --       100,000
                                                           ----------- ------------
   Total current liabilities .............................    627,509     1,461,989
                                                           ----------- ------------
Minority interest ........................................     47,497       105,197
                                                           ----------- ------------
Commitments and contingencies (Note 8)
Shareholders' deficit:
 Common Stock, $.01 par value, 1,000,000 shares
  authorized, 407,875 and 415,150 issued in 1996 and 1997       4,079         4,152
 Subscriptions receivable ................................    (15,942)       (8,155)
 Additional paid-in capital ..............................    435,363       460,753
 Accumulated deficit .....................................   (353,107)     (569,135)
 Less-Treasury Stock, 3,825 shares at cost ...............     (2,000)       (2,000)
                                                           ----------- ------------
   Total shareholders' equity (deficit) ..................     68,393      (114,385)
                                                           ----------- ------------
   Total liabilities and shareholders' deficit ...........  $ 743,399    $1,452,801
                                                           =========== ============









The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        ULTIMATE INVESTORS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                 FOR THE YEARS ENDED DECEMBER 31,
                             ----------------------------------------
                                 1995          1996         1997
Revenues ...................   $ 558,914    $1,149,274   $1,448,379
Operating expenses:
 Cost of revenues ..........     427,037       636,680      778,571
 Sales and marketing .......     182,210       382,801      451,139
 General and administrative       54,983       110,070      398,138
                             ------------ ------------  ------------
  Total operating expenses       664,230     1,129,551    1,627,848
                             ------------ ------------  ------------
  Operating income (loss)  .    (105,316)       19,723     (179,469)
Other income (expense)  ....       4,824           (97)      36,495
                             ------------ ------------  ------------
  Net income (loss) ........   $(100,492)   $   19,626   $ (142,974)
                             ============ ============  ============






























The accompanying notes to consolidated financial statements are an integral part of these statements.

                        ULTIMATE INVESTORS GROUP, INC.
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                COMMON STOCK      TREASURY    SUBSCRIPTIONS
                             -------------------    STOCK      RECEIVABLE
                               SHARES    AMOUNT
Balance, December 31, 1994    388,825    $3,888    $    --      $(17,000)
 Stock issued to employees
  for services .............    3,825        38         --            --
 Sale of common stock  .....    7,650        77         --       (14,275)
 Purchase of treasury stock        --        --     (2,000)           --
 Compensation expense on
  stock options granted  ...       --        --         --            --
 Repayment of stock
  subscription receivable  .       --        --         --        17,000
 Distributions .............       --        --         --            --
 Net loss ..................       --        --         --            --
                             --------- --------  ---------- ---------------
Balance, December 31, 1995    400,300     4,003     (2,000)      (14,275)
 Compensation expense on
  stock options vested  ....       --        --         --            --
 Stock issued to employees
  for services .............    3,750        38         --            --
 Sale of stock .............    3,825        38         --        (7,787)
 Repayment of stock
  subscription receivable  .       --        --         --         6,120
 Distributions .............       --        --         --            --
 Net income ................       --        --         --            --
                             --------- --------  ---------- ---------------
Balance, December 31, 1996    407,875     4,079     (2,000)      (15,942)
 Stock issued to employees
  for services .............    7,275        73         --            --
 Repayment of stock
  subscription receivable  .       --        --         --         7,787
 Distributions .............       --        --         --            --
 Net loss ..................       --        --         --            --
                             --------- --------  ---------- ---------------
Balance, December 31, 1997    415,150    $4,152    $(2,000)     $ (8,155)
                             ========= ========  ========== ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                              ADDITIONAL                      TOTAL
                                UNEARNED       PAID-IN     ACCUMULATED    SHAREHOLDERS'
                              COMPENSATION     CAPITAL       DEFICIT         DEFICIT
Balance, December 31, 1994      $     --       $358,612     $ (69,741)      $ 275,759
 Stock issued to employees
  for services .............          --          2,962            --           3,000
 Sale of common stock  .....          --         26,698            --          12,500
 Purchase of treasury stock           --             --            --          (2,000)
 Compensation expense on
  stock options granted  ...     (10,327)        20,655            --          10,328
 Repayment of stock
  subscription receivable  .          --             --            --          17,000
 Distributions .............          --             --       (94,500)        (94,500)
 Net loss ..................          --             --      (100,492)       (100,492)
                             -------------- ------------  ------------- ---------------
Balance, December 31, 1995       (10,327)       408,927      (264,733)        121,595
 Compensation expense on
  stock options vested  ....      10,327             --            --          10,327
 Stock issued to employees
  for services .............          --         13,087            --          13,125
 Sale of stock .............          --         13,349            --           5,600
 Repayment of stock
  subscription receivable  .          --             --            --           6,120
 Distributions .............          --             --      (108,000)       (108,000)
 Net income ................          --             --        19,626          19,626
                             -------------- ------------  ------------- ---------------
Balance, December 31, 1996            --        435,363      (353,107)         68,393
 Stock issued to employees
  for services .............          --         25,390            --          25,463
 Repayment of stock
  subscription receivable  .          --             --            --           7,787
 Distributions .............          --             --       (73,054)        (73,054)
 Net loss ..................          --             --      (142,974)       (142,974)
                             -------------- ------------  ------------- ---------------
Balance, December 31, 1997      $     --       $460,753     $(569,135)      $(114,385)
                             ============== ============  ============= ===============










The accompanying notes to consolidated financial statements are an integral part of these statements.

                        ULTIMATE INVESTORS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                           1995         1996         1997
Cash flows from operating activities:
 Net income (loss) ...................................   $(100,492)   $  19,626    $(142,974)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Depreciation and amortization .....................      51,148       53,300       54,290
   Minority interest .................................      (2,673)          97      (17,300)
   Compensation expense associated with stock option
    grants ...........................................      10,328       10,327           --
   Issuance of common stock for services .............       3,000       13,125       25,463
   Changes in operating assets and liabilities:
    Accounts receivable ..............................    (183,856)    (265,490)    (271,198)
    Other current assets .............................     (53,152)     (19,000)       1,602
    Other long-term assets ...........................          --       (4,045)      (1,600)
    Accounts payable .................................       3,348       53,409       61,275
    Accrued expenses .................................      33,882       32,704       78,827
    Deferred revenue .................................     155,693      221,210      669,378
                                                       ------------ -----------  ------------
Net cash provided by (used in) operating activities  .     (82,774)     115,263      457,763
                                                       ------------ -----------  ------------
Cash flows from investing activities:
 Capital expenditures ................................     (12,943)      (2,430)      (5,992)
 Advance to related party ............................        (100)      (7,500)          --
 Repayment of shareholder loan .......................       6,000           --           --
 Issuance of notes receivable ........................          --      (45,382)     (66,104)
 Repayment of notes receivable .......................          --           --       16,652
                                                       ------------ -----------  ------------
Net cash used in investing activities ................      (7,043)     (55,312)     (55,444)
                                                       ------------ -----------  ------------
Cash flows from financing activities:
 Proceeds from line of credit ........................   $      --    $      --    $ 180,000
 Repayment of line of credit .........................          --           --      (80,000)
 Distributions .......................................     (94,500)     (33,000)    (148,054)
 Purchase of treasury shares .........................      (2,000)          --           --
 Sale of common stock ................................      12,500        5,600           --
 Repayment of stock subscriptions ....................      17,000        6,120        7,787
 Advances to (repayments from) related party  ........      15,000      (15,000)          --
 Minority interest contributions .....................      47,000           --       75,000
                                                       ------------ -----------  ------------
Net cash provided by (used in) financing activities  .      (5,000)     (36,280)      34,733
                                                       ------------ -----------  ------------
Net increase (decrease) in cash and cash equivalents       (94,817)      23,671      437,052
Cash and cash equivalents, beginning of year  ........     100,599        5,782       29,453
                                                       ------------ -----------  ------------
Cash and cash equivalents, end of year ...............   $   5,782    $  29,453    $ 466,505
                                                       ============ ===========  ============
Supplemental disclosure of cash flow information:
 Cash paid for interest ..............................   $      --    $      --    $   1,644
                                                       ============ ===========  ============


The acompanying notes to consolidated financial statements are an integral part of these statements.

                        ULTIMATE INVESTORS GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   Ultimate Investors Group, Inc. (the "Company") is a third-party reseller of the The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Company by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.). The Company markets its products in the State of Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

   The consolidated financial statements include the accounts of the Company and its 92.5%-owned subsidiary, Ultimate Software Group of North Texas, Ltd. Intercompany accounts and transactions have been eliminated in consolidation. Minority interest has been reflected.

Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1996 and 1997.

Accounts Receivable

   Accounts receivable are from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses of $5,000 and $65,024 was required at December 31, 1996 and 1997, respectively.

Property and Equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Other Assets

   Other assets includes a fee of $150,000, net of accumulated amortization of $99,990 and $139,986 in 1996 and 1997, respectively, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allows the Company to exclusively market USG's products in Dallas and North Texas. Such asset is being amortized over its estimated period of benefit of approximately 5 years.

   In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted cash flows from operations in measuring whether such cost is recoverable.

Deferred Revenue

   Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

                        ULTIMATE INVESTORS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Associated deferred costs, primarily relating to the cost of the products for licensing contracts, amounted to approximately $67,000 and $60,000 at December 31, 1996 and 1997, respectively, and are included in other assets in the accompanying combined balance sheets.

Revenue Recognition

   The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, maintenance, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

Cost of Revenues

   Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.

Income Taxes

   The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.

   Because of the Company's net loss position, had the Company been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Company's financial instruments, consisting of cash and cash equivalents, accounts receivable and customer deposits approximate fair value due to their short-term nature.

3. ACCRUED EXPENSES

   Accrued expenses consists of the following:

                                 AS OF DECEMBER 31,
                                ---------------------
                                   1996       1997
Distributions to shareholders    $ 75,000   $  --
Professional fees .............     --       130,000
Other .........................    66,586     15,413
                                ---------- ---------
                                 $141,586   $145,413
                                ========== =========

                        ULTIMATE INVESTORS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. NOTES RECEIVABLE

   Notes receivable represents amounts due for trade receivables which have been documented in the form of a note and bear interest at rates ranging from 9 to 12%.

5. EQUIPMENT

   Equipment consists of assets amounting to $40,434 in 1996 and $46,426 in 1997, less accumulated depreciation of $27,194 in 1996 and $41,488 in 1997. These assets are being depreciated over their estimated useful lives of three years.

6. LINE OF CREDIT

   The Company has $130,000 available under a line of credit agreement with a bank. The line of credit bears interest at an annual rate of 9%. The line of credit renews annually. Amounts outstanding under the line of credit were zero and $100,000 as of December 31, 1996 and 1997, respectively. The outstanding balance was repaid subsequent to year end.

7. EQUITY TRANSACTIONS

   In 1995, the Company issued 3,825 shares of Common Stock to an employee for services rendered. The fair value of this transaction was $3,000, based upon prior sales of the Company's Common Stock. The Company also granted to an employee options to purchase 7,650 shares of its Common Stock in exchange for services rendered. Such options were valued on the date of grant based upon prior sales of the Company's Common Stock. The options vested at 50% per year. The related compensation expense is included in sales and marketing expenses in the accompanying 1995 and 1996 consolidated statements of operations. The options were exercised by the employee in January 1998.

   Also, in 1995, the Company sold 7,650 shares of Common Stock for $26,775, for which the Company received $12,500 in cash and a note for the balance of $14,275. The balance due on the note is reflected in the consolidated statements of shareholders' deficit as a stock subscription receivable at December 31, 1995.

   In 1996, an employee purchased 3,825 shares of the Company's Common Stock for $13,387. A portion of the employee's 1996 sales bonus was applied to the purchase price and a note was received for the balance of $7,787, which is reflected in the consolidated statements of shareholders' deficit as a stock subscription receivable at December 31, 1996.

   In 1996, the Company granted 11,025 shares of Common Stock to an employee for services rendered, of which 3,750 shares were issued at December 31, 1996. The related compensation expense is included in general and administrative expenses in the accompanying 1996 consolidated statement of operations. The remaining 7,275 shares were issued in 1997.

8. COMMITMENTS AND CONTINGENCIES

   The Company leases office space under a noncancellable operating lease agreement expiring in September 2001. Total rent expense under this agreement was $24,009, $61,414 and $56,628 in 1995, 1996 and 1997, respectively. The future minimum annual rental commitment related to this lease is approximately $212,000 through 2001.

   From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.

                        ULTIMATE INVESTORS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. SUBSEQUENT EVENT

   On March 4, 1998, the Company exchanged substantially all of its assets and liabilities for 38,000 shares of Class B Common Stock of USG in a transaction to be accounted for under the poolings-of-interest method of accounting.

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD
BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              TABLE OF CONTENTS

                                                  PAGE
Prospectus Summary ............................      3
Risk Factors ..................................      6
Use of Proceeds ...............................     14
Dividend Policy ...............................     14
Capitalization ................................     15
Dilution ......................................     16
Selected Consolidated Financial Data  .........     17
Management Discussion and Analysis of
 Financial Condition and Results of Operations      18
Business ......................................     28
Management ....................................     43
Certain Transactions ..........................     48
Principal Stockholders ........................     51
Description of Capital Stock ..................     52
Shares Eligible for Future Sale ...............     57
Underwriting ..................................     59
Legal Matters .................................     60
Experts .......................................     60
Additional Information ........................     60
Index to Consolidated Financial Statements ....    F-1

   UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     SHARES



                       THE ULTIMATE SOFTWARE GROUP, INC.





                                  COMMON STOCK



                                   PROSPECTUS





                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                          VOLPE BROWN WHELAN & COMPANY

                  PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the offering of the Registrant's common stock, $0.01 par value per share (the "Common Stock"), pursuant to this Registration Statement that will be paid fully by the Registrant. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ National Market listing fees.

 Securities and Exchange Commission registration fee    $14,333
NASD filing fee .....................................     5,359
NASDAQ listing fee ..................................    60,000
"Blue Sky" fees and expenses ........................    15,000
Printing, engraving and postage expenses ............   250,000
Accounting fees and expenses ........................   150,000
Legal fees and expenses .............................   350,000
Transfer agent fees and expenses ....................     5,000
Miscellaneous .......................................    35,308
---------
  Total .............................................   885,000
=========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation of The Ultimate Software Group, Inc. (the "Company") provides for indemnification, to the fullest extent permitted by law, of any person who was or is a director, officer, employee or agent of the Company or was serving in such capacity at another entity at the Company's request (each, an "Indemnified Person"), and is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether derivative or not. Indemnification continues as to an Indemnified Person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of an Indemnified Person. The indemnification provisions in the Certificate of Incorporation are non-exclusive and allow the Company to indemnify by agreement or vote of stockholders or disinterested directors.

Any indemnification is subject to applicable law requiring a case-by-case determination that indemnification is appropriate.

The Certificate of Incorporation permits the Company to, and the Company intends to, purchase liability insurance on behalf of any such person against any liability which may be asserted.

The Certificate of Incorporation also authorizes, to the fullest extent allowed by law, indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as well as the advancement of expenses to an Indemnified Person.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since the Company's formation in April 1996, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Act"). Except where noted, all issuances were made in transactions exempt from the registration requirements pursuant to Section 4(2) of the Act or Regulation D promulgated thereunder ("Regulation D") relative to sales by an issuer not involving a public offering.

In April 1996, The Ultimate Software Group, Ltd. (the "Partnership") transferred and conveyed its then existing business and operations to the Company pursuant to an Asset Contribution Agreement between the Partnership and the Company. In such transfer, the Company acquired substantially all of the assets of the Partnership, and assumed certain specified liabilities related to the business and assets so transferred. In consideration for the transfer, the Company issued to the Partnership 236,300 shares of the

Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and 536,269 shares of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), and paid $500,000 in cash to the Partnership.

On April 25 1996, J.P. Morgan Investment Corporation ("Morgan") and Sixty Wall Street SBIC Fund, L.P. (an affiliate of Morgan), purchased an aggregate of 95,787 newly issued shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Convertible Preferred Stock"), from the Company, for an aggregate cash purchase price of $5,000,000.

On April 25 1996, pursuant to the Company's Non-Qualified Stock Option
Plan (the "Plan"), the Company granted to Patrick A. Gerschel and Marc D. Scherr, options to purchase up to an aggregate of 31,933 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock"). These grants were made pursuant to the exemption from registration provided by Rule 701 of the Rules and Regulations promulgated under the Act.

Between April 1996 and December 31, 1997, the Company granted to certain of its officers, directors and employees options to purchase up to an aggregate of up to 171,561 shares of its Class C Common Stock and an option to purchase 50 of such shares was exercised for $52.50 per share in cash. These grants were made pursuant to the exemption from registration contained in Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

On April 26, 1996, the Company issued an aggregate of 272,157 shares of Class B Common Stock to the shareholders of The Ultimate Software Group, Inc., a Florida corporation ("GP"), and Strategic Image Systems, Inc., a Florida corportion ("Strategic"), in exchange for the assignment and transfer by such shareholders to the Company of all of the outstanding capital stock of GP and Strategic.

On May 24, 1996, the Company sold 95,786 shares of Series A Convertible Preferred Stock to certain investors, for an aggregate of $5,000,000 in cash, forgiveness of debt and other consideration.

From December 1996 through September, 1997, the Company sold 295,650 shares of newly issued Series B Convertible Preferred Stock, par value $0.01 per share, to certain investors (including 153,257 shares to HarbourVest Partners V -- Direct Fund, L.P.) for an aggregate amount of $15,432,930 in cash.

In February and March 1998, the Company issued a total of 121,856 shares of Class B Common Stock in connection with the acquisition of the businesses of five third-party resellers of the Company's products.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

 NUMBER         DESCRIPTION
  1.1           Form of Underwriting Agreement.*
  3.1           Certificate of Incorporation.*
  3.2           Bylaws.*
  4.1           Form of Certificate for the Common Stock, par value $0.01 per share.*
  5.1           Opinion of Dewey Ballantine LLP.*
 10.1           Shareholders Rights Agreement, dated June 6, 1997 among the
                Company and certain stockholders named therein.
 10.2           Asset Purchase Agreement, dated February 2, 1998, among The
                Ultimate Software Group of Virginia, Inc., the Company and
                certain principals named therein.
 10.3           Asset Purchase Agreement, dated February 2, 1998, among the
                Company, The Ultimate Software Group of the Carolinas, Inc. and
                certain principals named therein.
 10.4           Asset Acquisition Agreement, dated February 20, 1998, among the
                Company, The Ultimate Software Group of Northern California,
                Inc. and certain principals named therein.
 10.5           Asset Purchase Agreement dated March 4, 1998, among the
                Company, Ultimate Investors Group, Inc. and certain principals named therein.
 10.6           Agreement and Plan of Merger dated February 24, 1998, among the
                Company, ULD Holding Corp., Ultimate Software Group of New York
                and New England, G.P. and certain principals named therein.
 10.7           Non-Qualified Stock Option Plan.*
 10.8           Lease Agreement, between the Company and Gary A. Poliakoff as
                Trustee for Emerald Lake Trust, dated August 15, 1990.*
 21.1           Subsidiaries of the registrant.
 23.1           Consent of Arthur Andersen LLP.
 23.2           Consent of Dewey Ballantine LLP (included in Exhibit 5.1).*
 24.1           Powers of Attorney (included on signature page hereto).
 27.1           Financial Data Schedule.
 99.1           Rights Plan of the Company.*

------------
* To be filed by amendment.

  (b) FINANCIAL DATA SCHEDULES.
None.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations, and registered in such names, as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on March 12, 1998.

                                           THE ULTIMATE SOFTWARE GROUP, INC.

                                           By: /s/ Scott Scherr
                                           -------------------------------
                                                  Scott Scherr, President and
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on March 12, 1998 by the following persons in the capacities indicated. Each person whose signature appears below hereby appoints and constitutes Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman and Sarah H. Bodman, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute in the name and on behalf of such person any amendment to this Registration Statement (including any post-effective amendment) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person so acting deems appropriate, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         SIGNATURE                                      TITLE
         ---------                                      -----

/s/ Scott Scherr                        President, Chief Executive Officer
------------------------------          and Director
Scott Scherr

/s/ Mitchell K. Dauerman                Chief Financial Officer, Treasurer and
-------------------------------         Chief Accounting Officer
Mitchell K. Dauerman

/s/ Alan S. Goldstein                   Executive Vice President, Chief
-------------------------------         Technology Officer and Director
Alan S. Goldstein

/s/ Marc D. Scherr                      Director
-------------------------------
Marc D. Scherr

/s/ Ofer Nemirovsky                     Director
-------------------------------
Ofer Nemirovsky

/s/ LeRoy A. Vander Putten              Director
-------------------------------
LeRoy A. Vander Putten

/s/ Rick Wilber                         Director
-------------------------------
Rick Wilber

/s/ Robert A. Yanover                   Director
-------------------------------
Robert A. Yanover

                                EXHIBIT INDEX

   NUMBER   DESCRIPTION                                                                             PAGE
     1.1    Form of Underwriting Agreement.*
     3.1    Certificate of Incorporation.*
     3.2    Bylaws.*
     4.1    Form of Certificate for the Common Stock, par value $0.01 per share.*
     5.1    Opinion of Dewey Ballantine LLP.*
    10.1    Shareholders Rights Agreement, dated June 6, 1997 among the Company and certain stockholders named therein.
    10.2    Asset Purchase Agreement, dated February 2, 1998, among The Ultimate Software Group of Virginia, Inc., the Company and certain principals named therein.
    10.3    Asset Purchase Agreement, dated February 2, 1998, among the Company, The Ultimate
            Software Group of the Carolinas, Inc. and certain principals named therein.
    10.4    Asset Acquisition Agreement, dated February 20, 1998, among the Company, The
            Ultimate Software Group of Northern California, Inc. and certain principals named therein.
    10.5    Asset Purchase Agreement dated March 4, 1998, among the Company, Ultimate Investors
            Group, Inc. and certain principals named therein.
    10.6    Agreement and Plan of Merger dated February 24, 1998, among the Company, ULD Holding
            Corp., Ultimate Software Group of New York and New England, G.P. and certain principals named therein.
    10.7    Non-Qualified Stock Option Plan.*
    10.8    Lease Agreement, between the Company and Gary A. Poliakoff as Trustee for Emerald
            Lake Trust, dated August 15, 1990.*
    21.1    Subsidiaries of the registrant.
    23.1    Consent of Arthur Andersen LLP.
    23.2    Consent of Dewey Ballantine LLP (included in Exhibit 5.1).*
    24.1    Powers of Attorney (included on signature page hereto).
    27.1    Financial Data Schedule.
    99.1    Rights Plan of the Company.*

------------
* To be filed by amendment.